  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 14, 1998

                                                     REGISTRATION NO. 333-57011

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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C 20549

                                ---------------

                             AMENDMENT NO. 3
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                             IRON AGE CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                    5995                     25-1376723
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER
       JURISDICTION       CLASSIFICATION CODE NUMBER)   IDENTIFICATION NUMBER)
   OF INCORPORATION OR
      ORGANIZATION)

                                ---------------

                             ROBINSON PLAZA THREE
                                   SUITE 400
                        PITTSBURGH, PENNSYLVANIA 15205
                                (412) 787-4100
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                              KEITH A. MCDONOUGH
                             ROBINSON PLAZA THREE
                                   SUITE 400
                        PITTSBURGH, PENNSYLVANIA 15205
                                (412) 787-4100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                              AGENT FOR SERVICE)

                                ---------------

                                   COPY TO:

                            LAUREN I. NORTON, ESQ.
                                 ROPES & GRAY
                            ONE INTERNATIONAL PLACE
                          BOSTON, MASSACHUSETTS 02110
                                (617) 951-7000

                                ---------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ THIS PROSPECTUS AND THE INFORMATION CONTAINED HEREIN ARE SUBJECT TO + + COMPLETION OR AMENDMENT. UNDER NO CIRCUMSTANCES SHALL THIS PROSPECTUS + + CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY. +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED SEPTEMBER 14, 1998

PROSPECTUS

                              IRON AGE CORPORATION


[LOGO APPEARS HERE]                                          [LOGO APPEARS HERE]

                     OFFER TO EXCHANGE ITS 9 7/8% SENIOR
                     SUBORDINATED NOTES DUE MAY 1, 2008,
                       WHICH HAVE BEEN REGISTERED UNDER
                        THE SECURITIES ACT OF 1933, AS
                       AMENDED, FOR AN EQUAL PRINCIPAL
                         AMOUNT OF ITS 9 7/8% SENIOR
                     SUBORDINATED NOTES DUE MAY 1, 2008,
                      WHICH HAVE NOT BEEN SO REGISTERED

                                    -------

                     ALTHOUGH THE NOTES (AS DEFINED) ARE
                       TITLED "SENIOR," (A) THE COMPANY
                       (AS DEFINED) HAS NOT ISSUED, AND
                        DOES NOT HAVE ANY CURRENT FIRM
                          ARRANGEMENTS TO ISSUE, ANY
                     SIGNIFICANT ADDITIONAL INDEBTEDNESS
                     TO WHICH THE NOTES WOULD BE SENIOR,
                        AND (B) THE NOTES ALSO WILL BE
                      EFFECTIVELY SUBORDINATE TO ALL OF
                        THE SENIOR INDEBTEDNESS OF THE
                          COMPANY AND ANY SUBSIDIARY
                           GUARANTORS (AS DEFINED).

                                    -------
  THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS THEREUNDER WILL EXPIRE AT 5:00 P.M.
              NEW YORK CITY TIME, ON      , 1998, UNLESS EXTENDED

                                    -------
  Iron Age Corporation, a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange an aggregate principal amount of up to $100,000,000 of its 9 7/8% Senior Subordinated Notes due 2008 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its outstanding 9 7/8% Senior Subordinated Notes due 2008 (the "Original Notes" and, together with the Exchange Notes, the "Notes"), which have not been so registered, from the holders thereof. The terms of the Exchange Notes are identical in all material respects to the Original Notes, except for certain transfer restrictions and registration rights relating to the Original Notes.

  The Company will accept for exchange any and all Original Notes validly
tendered and not withdrawn prior to 5:00 p.m., New York City time, on      ,
1998, unless extended (as so extended, the "Expiration Date"). Tenders of Original Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Original Notes being tendered for exchange pursuant to the Exchange Offer. Pursuant to the Registration Agreement (as defined), the Exchange Offer will remain open for a maximum of 30 days (or longer if required by applicable law) after the date hereof. The Exchange Offer is subject to certain other customary conditions. See "The Exchange Offer."

  Interest on the Exchange Notes will be payable in cash on May 1 and November 1 of each year, commencing November 1, 1998. The Exchange Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after May 1, 2003 at the redemption prices set forth herein, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date. The Company may also redeem up to 35% of the original principal amount of the Notes at its option, at any time on or prior to May 1, 2001, at a redemption price equal to 109.875% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date, with the proceeds of a Public Equity Offering (as defined) received by, or invested in, the Company, following which there is a Public Market (as defined); provided, however, that at least 65% of the original principal amount of the Notes remains outstanding after such redemption. Upon the occurrence of a Change of Control (as defined), each holder of Exchange Notes may require the Company to repurchase all of such holder's Exchange Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, on or prior to the date of repurchase. Under the New Credit Facility (as defined), the Company may not repurchase any Exchange Notes unless and until such time as all amounts outstanding under the New Credit Facility are repaid in full. There can be no assurance that, in the event of a Change of Control, the Company will have available sufficient funds to repay all amounts outstanding under the New Credit Facility and/or to repurchase the Exchange Notes. The Exchange Notes will not be subject to any sinking fund requirement. See "Description of Exchange Notes."

                                                          Continued on next page

                                                                     ----------

  SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE EXCHANGE NOTES.
                                    -------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS      , 1998.

Continued from previous page

----------------

  The Exchange Notes and the Subsidiary Guaranties (as defined) will be general unsecured obligations of the Company and the Subsidiary Guarantors, as the case may be, subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company and the Subsidiary Guarantors, as the case may be. The Exchange Notes will be fully and unconditionally guaranteed on an unsecured, senior subordinated basis by each Domestic Restricted Subsidiary (as defined) that is a Material Subsidiary (as defined). On the date of this Prospectus, the Company will have no Material Subsidiaries, and therefore no Subsidiary Guaranty will be in force. As of August 1, 1998 (i) the outstanding Senior Indebtedness of the Company was approximately $24.3 million (exclusive of unused commitments), and (ii) the Company and its Subsidiaries (as defined) had no Senior Subordinated Indebtedness (as defined) outstanding other than the Original Notes and no indebtedness outstanding that was subordinate in right of payment to the Original Notes. See "Description of Exchange Notes--Ranking and Subordination." Except as provided under the New Credit Facility, the Company has no current or pending financing arrangements which provide for additional Senior Indebtedness or indebtedness which would be pari passu in right of payment to the Notes.

  The Exchange Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in the Registration Agreement dated April 24, 1998 (the "Registration Agreement"), among the Company and the other signatories thereto. The Company believes that based on interpretations by the staff of the Securities and Exchange Commission (the "SEC") set forth in no-action letters issued to third parties, Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by each holder thereof (other than any holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes and such holder is not engaged and does not intend to engage in a distribution of such Exchange Notes.

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on the close of business on the 90th day after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

  The Company will not receive any proceeds from the Exchange Offer and will pay all expenses incident to the Exchange Offer.

  The Exchange Offer is not being made to, nor will the Company accept surrenders for exchange from, holders of Original Notes in any jurisdiction in which such Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

  The Exchange Notes will be available initially only in book-entry form. The Company expects that the Exchange Notes issued pursuant to this Exchange Offer will be issued in the form of a Global Exchange Note (as defined), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Exchange Note representing the Exchange Notes will be shown on, and transfers thereof will be effected through, records maintained by the Depositary and its participants. After the initial issuance of the Global Exchange Note, Exchange Notes in certificated form will be issued in exchange for interests in the Global Exchange Note only on the terms set forth in the Indenture dated as of April 24, 1998 (the "Indenture") between the Company and The Chase Manhattan Bank, as trustee (the "Trustee"). See "Description of Exchange Notes--Book-Entry Transfer."

  Prior to this Exchange Offer, there has been no public market for the Original Notes. To the extent that Original Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Original Notes could be adversely affected. If a market for the Exchange Notes should develop, the Exchange Notes could trade at a discount from their face value. The Company does not currently intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system.

  Neither the Company nor any of its subsidiaries will receive any cash proceeds from the issuance of the Exchange Notes offered hereby. No dealer-manager is being used in connection with this Exchange Offer. See "The Transactions and Use of Proceeds" and "Plan of Distribution."

  THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF ORIGINAL NOTES ARE URGED TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR ORIGINAL NOTES PURSUANT TO THE EXCHANGE OFFER.

                DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

  WHEN USED IN THIS PROSPECTUS, THE WORDS "BELIEVES," "ANTICIPATES" AND SIMILAR EXPRESSIONS ARE USED TO IDENTIFY FORWARD LOOKING STATEMENTS. SUCH STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. THE COMPANY WISHES TO CAUTION READERS THAT ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS PROSPECTUS, INCLUDING, WITHOUT LIMITATION, CERTAIN STATEMENTS UNDER "SUMMARY," "THE TRANSACTIONS AND USE OF PROCEEDS," "UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME AND OTHER FINANCIAL DATA," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" AND LOCATED ELSEWHERE HEREIN REGARDING THE COMPANY'S FINANCIAL POSITION AND BUSINESS STRATEGY, MAY CONSTITUTE FORWARD LOOKING STATEMENTS. ALL OF THESE FORWARD LOOKING STATEMENTS ARE BASED ON ESTIMATES AND ASSUMPTIONS MADE BY MANAGEMENT OF THE COMPANY, WHICH ALTHOUGH BELIEVED TO BE REASONABLE, ARE INHERENTLY UNCERTAIN. THEREFORE, UNDUE RELIANCE SHOULD NOT BE PLACED ON SUCH ESTIMATES AND STATEMENTS. NO ASSURANCE CAN BE GIVEN THAT ANY OF SUCH ESTIMATES OR STATEMENTS WILL BE REALIZED AND IT IS LIKELY THAT ACTUAL RESULTS WILL DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH DIFFERENCES INCLUDE: (1) INCREASED COMPETITION; (2) INCREASED COSTS; (3) INABILITY TO CONSUMMATE

ACQUISITIONS ON ATTRACTIVE TERMS; (4) LOSS OR RETIREMENT OF KEY MEMBERS OF MANAGEMENT; (5) INCREASES IN THE COMPANY'S COST OF BORROWINGS OR UNAVAILABILITY OF ADDITIONAL DEBT OR EQUITY CAPITAL ON TERMS CONSIDERED REASONABLE BY MANAGEMENT; (6) ADVERSE STATE, FEDERAL OR FOREIGN LEGISLATION OR REGULATION OR ADVERSE DETERMINATIONS BY REGULATORS; (7) CHANGES IN GENERAL ECONOMIC CONDITIONS IN THE MARKETS IN WHICH THE COMPANY MAY COMPETE AND FLUCTUATIONS IN DEMAND IN THE SAFETY SHOE INDUSTRY; AND (8) ABILITY TO SUSTAIN HISTORICAL MARGINS AS THE INDUSTRY DEVELOPS. MANY OF SUCH FACTORS WILL BE BEYOND THE CONTROL OF THE COMPANY AND ITS MANAGEMENT. FOR FURTHER INFORMATION OR OTHER FACTORS WHICH COULD AFFECT THE FINANCIAL RESULTS OF THE COMPANY AND SUCH FORWARD LOOKING STATEMENTS, SEE "RISK FACTORS."

                             AVAILABLE INFORMATION

  The Company has filed a registration statement on Form S-4 (herein referred to, together with all exhibits and schedules thereto and any amendments thereto, as the "Exchange Offer Registration Statement") under the Securities Act with respect to the Exchange Notes offered hereby. This Prospectus, which forms a part of the Exchange Offer Registration Statement, does not contain all of the information set forth in the Exchange Offer Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company and the Exchange Notes offered hereby, reference is made to the Exchange Offer Registration Statement. Statements made in this Prospectus as to the contents of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Exchange Offer Registration Statement.

  The Company is not currently subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Pursuant to the Indenture, the Company has agreed that, until such time as the Company shall become subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, (a) the Company shall provide to the Trustee, the Initial Purchasers (as defined) and holders of Notes such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a United States of America corporation subject to such Sections, such information, documents and other reports to be so provided at the times specified for the filing of such information, documents and reports under such Sections, and (b) not later than 45 days after the end of each fiscal quarter of the Company, the Company shall issue a press release setting forth a summary of the results of operations of the Company for such fiscal quarter and shall publish such press release on one of the following national business and financial wire services: Dow Jones News Service, Reuters Financial Service, Bloomberg News, PR Newswire or Business Wire. Thereafter, notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, the Company shall file with the SEC and provide the Trustee and holders of Notes and prospective holders of Notes (upon request) with such annual reports and such information, documents and other reports as are specified in such Sections and applicable to a United States of America corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that the Company shall not be required to file any report, document or other information with the SEC if the SEC does not permit such filing. In addition, for so long as any of the Original Notes remain outstanding, the Company has agreed to make available to any prospective purchaser of the Original Notes or beneficial owner of the Original Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

  Any reports or documents filed by Iron Age with the SEC (including the Exchange Offer Registration Statement) may be inspected and copied at the Public Reference Section of the SEC's office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices in New York (7 World Trade

Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661). Copies of such reports or other documents may be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the SEC maintains a web site that contains reports and other information that is filed through the SEC's Electronic Data Gathering Analysis and Retrieval System. The web site can be accessed at http://www.sec.gov.

                                    SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the financial statements and notes thereto, appearing elsewhere in this Prospectus. Unless otherwise stated in this Prospectus, (i) references to "Iron Age" or the "Company" mean Iron Age Corporation, a Delaware corporation, and its subsidiaries, and (ii) references to "Holdings" mean Iron Age Holdings Corporation, a Delaware corporation and the sole stockholder of the Company. All references to a fiscal year refer to the 12 months ended on the last Saturday in January of such year. The Company utilizes a fiscal year of 52 or 53 weeks, ending on the last Saturday in January. Each of the Company's fiscal years ended January 27, 1996 ("fiscal 1996") and January 25, 1997 ("fiscal 1997") contained 52 weeks and its fiscal year ended January 31, 1998 ("fiscal 1998") contained 53 weeks. The period ended July 26, 1997 ("the six months ended July 26, 1997") is comprised of the period January 26, 1997 through July 26, 1997. The period ended August 1, 1998 ("the six months ended August 1, 1998") is comprised of the period February 1, 1998 through August 1, 1998.

                                  THE COMPANY

  Iron Age is a leading distributor of safety shoes in the United States. The Company's core business is the specialty distribution of safety shoes under the Iron Age(R) brand name, which comprised 79.9% of fiscal 1998 sales. The Company also distributes work footwear to the service sector through its Knapp division and manufactures specialized premium quality safety shoes through its subsidiary Falcon Shoe Mfg. Co. ("Falcon"). The Company distributes directly to its customers over 450 styles under the Iron Age and Knapp(TM) brand names. The Company's captive, multi-channel distribution network includes 130 shoemobiles, 106 retail stores and 34 in-plant stores, as well as catalog sales, branded wholesale merchandising, independent sales representatives and third-party vendors. The Iron Age products and services are marketed principally to industrial and government employers, most of which require safety shoes to be worn at the workplace and provide purchase subsidies under employer safety programs to the end-user employee. The employers provide these subsidies to increase workplace safety and ensure compliance with OSHA regulations, thereby decreasing workers' compensation and insurance costs. Through superior customer service provided by the Company's factory-to-end-user distribution and advanced information systems, the Company has established a diverse and loyal customer base of approximately 48,000 accounts. Management estimates that the Company has industrial customer retention rates in excess of 90%. The Company believes that its focus on direct supply, responsive customer service and broad, readily available product offerings distinguishes the Company from other safety footwear suppliers.

  The Company was founded in 1817 and has specialized in safety footwear since the popularization of steel toe shoes during the 1940s. Under the Company's current management, which was formed in 1986, the Company has reduced its reliance on independent distributors, and sales of Iron Age products through Company-owned shoemobiles and retail stores have increased from approximately 60% in fiscal 1987 to 100% in fiscal 1998. Over the same period, net sales and EBITDA have increased in each consecutive year, growing at compound annual growth rates ("CAGR") of 15.2% and 23.2%, respectively. For fiscal 1998 pro forma results of operations, the Company generated net sales of $118.7 million and EBITDA of $20.5 million, representing increases of 19.5% and 20.0%, respectively, from the prior fiscal year. Following the Transactions (as defined), the Company is highly leveraged. As of August 1, 1998, the Company's indebtedness was approximately $125.3, of which $24.3 million was Senior Indebtedness, and there was approximately $40.7 million available under the New Credit Facility for future borrowings.

                               INDUSTRY OVERVIEW

  The work shoe market consists of men's and women's work, safety and duty shoes and boots. End-user safety shoe customers include workers in the primary metals, chemical and petroleum, automotive, paper, mining, utilities, electronics, aerospace, food service, pharmaceutical, biomedical, agriculture, construction and retail and wholesale trade industries.

  A significant factor influencing the demand for safety shoes is the increasing concern regarding workplace safety that is derived from the employer's desire to reduce employee costs from on-the-job injury and to reduce workers' compensation expenses. Beginning in the 1970s, the federal government adopted Occupational Safety and Health Administration ("OSHA") regulations establishing heightened workplace safety standards, including regulations governing footwear. OSHA regulations established standards requiring employers to provide their workers with workplaces free from recognized hazards that could cause serious injury or death and requiring employees to abide by all safety and health standards that apply to their jobs. Changes to OSHA regulations in 1994 required employers to assess footwear related hazards and implement a program designed to mitigate such hazards.

  As the North American market has shifted from an industrial-based economy towards a service-based economy, demand for protective footwear products has shifted from heavy industries towards service industries and light manufacturing ("non-traditional" customers). The heavy industrial customer is no longer the sole influencing factor in determining the breadth of safety shoe product line or the nature of its distribution. These new influences on the protective footwear marketplace have expanded the market within non-traditional customers for both safety shoe products and related services, leading to stronger demand.

                             COMPETITIVE STRENGTHS

  The Company believes that its competitive strengths include:

  MARKET LEADERSHIP WITH STRONG BRAND RECOGNITION. The Company is a leading distributor of safety shoes in the United States and in fiscal 1998 had an approximately 7% share of the overall work shoe market. The Company believes that it has doubled its share of the safety shoe segment of the work shoe market over the past decade to approximately 17%. The Company has established national brand-name recognition in the industrial safety and service sector markets with its Iron Age and Knapp brands. The Company believes that its extensive product selection of over 450 styles coupled with its ability to provide its customers with flexible, superior service through the use of its captive factory-to-end-user distribution network differentiates it from its competition. The Company's product line is well recognized in the industry for superior quality, comfort and safety features.

  CONTROL OF COMPREHENSIVE DISTRIBUTION NETWORK. The Company's multi-pronged distribution network, comprised of 130 shoemobiles, 106 retail stores and 34 in-plant stores, as well as catalog sales and consumer brands, allows the Company to tailor its marketing approach to customer size, location and product demand. This integrated network enables the Company to promote the Iron Age brand name exclusively and standardize information systems, product offerings and customer service levels. The Company's network covers all of the United States and key industrial areas in Mexico and Canada. In fiscal 1998, sales through the Company's shoemobiles and affiliated retail stores ("mobile and store centers") represented approximately 63% of the Company's aggregate sales.

  DIVERSE AND STABLE CUSTOMER BASE. The Company has a geographically diverse industrial customer base of over 48,000 accounts in a wide variety of industries, including the pharmaceutical, aerospace, chemical, food, lumber, transportation and home products industries. The Company's customers include approximately 60% of all companies included in the Fortune 500. As of January 31, 1998, the Company's top ten customers, which included Merck & Co., Inc., E.I. duPont de Nemours and Company and AlliedSignal Inc., represented less than 12% of the Company's total revenues in fiscal 1998. The Company's commitment to superior customer service has enabled it to establish a loyal customer base characterized by industrial customer retention rates in excess of 90%. Virtually all sales to industrial and government customers are accomplished through safety department-mandated programs, and management estimates that 68% of such sales were employer-subsidized in fiscal 1998. The Company believes that heightened sensitivity to workplace safety, supported by federal regulations, will continue to stimulate demand for its products.

  ADVANCED SYSTEMS AND PROCEDURES. The Company's highly automated systems utilize leading technology, providing management with powerful tools to strengthen merchandising, purchasing and accounting. All of the Company's mobile and store centers have been outfitted with point-of-sale ("POS") computer terminals. The POS system benefits the Company's customers by (i) reducing transaction time, which minimizes employee downtime, (ii) providing valuable purchasing data, which allows the employer to monitor safety costs, and (iii) providing the employer with an efficient and reliable billing system. The POS system results in lower costs to the Company due to reduced transaction processing errors and helps it to actively manage inventories and customer preferences.

  BALANCED PRODUCT SOURCING. Through its market leadership position and extensive operating history, the Company has developed longstanding relationships with the majority of its 22 suppliers of protective footwear located in the United States, China, Korea, Canada, Taiwan and the Netherlands. All products are manufactured to the Company's specifications. In addition, Falcon, the Company's manufacturing subsidiary, provides access to readily available production, an inventory of specialty, high-end products and in-depth knowledge of material and labor costs applicable to third party suppliers.

  HISTORY OF SUCCESSFUL ACQUISITIONS. The Company's management team has demonstrated an ability to identify, acquire and successfully assimilate complementary acquisition targets. Since 1986, the Company has completed 24 acquisitions of independent distributors, enabling the Company to expand its market coverage and to extend its primary distribution channel. In addition, the Company acquired state-of-the-art manufacturing capability through its purchase of Falcon. Most recently, the Company acquired and successfully integrated Knapp Shoes, Inc. ("Knapp"), an underperforming competitor with a strong franchise in the service sector market (the "Knapp Acquisition"). Within 90 days of the Knapp Acquisition, the Company returned Knapp to profitability by infusing inventory, consolidating manufacturing, distribution and administrative facilities, reducing personnel and integrating purchasing and MIS departments. However, there can be no assurance that the Company will continue to make successful acquisitions in the future.

  EXPERIENCED MANAGEMENT TEAM. The Company's Chairman and CEO, Donald Jensen, has a total of 28 years of experience in the shoe industry. Mr. Jensen, together with other members of his senior management team--William Mills, Keith McDonough, William Taaffe and Theodore Johanson--have over 100 years of industry experience and approximately 79 years with the Company. This continuity and experience has resulted in strong relationships with suppliers and customers and significant stability in revenues and earnings. Under the Company's current management, net sales and EBITDA have increased in each consecutive year since fiscal 1987, growing at CAGRs of 15.2% and 23.2%, respectively. There is no assurance that the Company will be similarly successful in the future. Management currently has a 16% fully diluted equity interest in the Company.

                           GENERAL BUSINESS STRATEGY

  The Company seeks (i) to strengthen its position as a leading distributor of safety shoes, (ii) to broaden its target market within the service sector and
(iii) to add additional non-slip protective footwear and other complementary product lines. In order to accomplish these goals, the Company has adopted the following strategy:

  PENETRATE EXISTING ACCOUNTS. The Company intends to increase sales to existing industrial and government customers by building upon its position as a leading distributor of safety footwear with strong brand name product recognition, comprehensive distribution capabilities and advanced information systems.

  TARGET NEW MARKETS. The Company, led by its National Account department, plans to generate new business opportunities through aggressive targeted marketing to large potential users of protective safety footwear. The Company also plans to increase marketing efforts to non-traditional users of protective footwear (e.g., service industries and light manufacturing/warehouse facilities) and to pursue selected acquisitions of independent distributors. The Company also intends to add new retail locations and shoemobiles as capacity utilization increases in each market.

  DEVELOP CONSUMER BRANDS. The Company is revitalizing the widely recognized Knapp brand name in the service sector of the work shoe market by augmenting its existing network of independent sales representatives, retail stores, direct consumer and industrial mail order and branded wholesale merchandising. In addition, the Company is building a fleet of Knapp mini-vans and plans to increase the number of Knapp retail locations. The Company has also developed new, non-slip footwear products that will be marketed under the Knapp brand name and sold via direct mail to the food service and hospitality industries.

  PURSUE SELECTIVE ACQUISITIONS. The Company plans to capitalize on its position as a leading distributor of safety shoes through selective acquisitions of independent safety shoe distributors. The Company evaluates potential acquisition candidates on a regular basis and is currently exploring potential acquisition opportunities. The Company believes that acquiring additional distributors will broaden its geographic distribution and promote additional operating efficiencies.

                                FENWAY PARTNERS

  Fenway Partners, Inc. ("Fenway") is a private equity investment firm associated with Fenway Partners Capital Fund, L.P. (the "Fenway Fund"), with approximately $527 million under management. Fenway was formed in 1994 by Peter Lamm, Richard Dresdale and Andrea Geisser. Together, the firm's principals have over 60 years of experience building and managing direct investment portfolios and have made over 80 investments in a wide variety of industries. Fenway focuses its investment activities on acquiring domestic middle market companies with revenues between $100 million and $750 million which offer leading market shares, strong franchises, multiple profit centers and underlying growth. Fenway's investments include Iron Age, VDK Foods (Van de Kamps, Mrs. Paul's, Aunt Jemima frozen breakfast and Celeste), Aurora Foods (Mrs. Butterworth's, Log Cabin and Duncan Hines), Delimex, National School Supply, CT Farm & Country and Decorative Concepts. On February 26, 1997, the Fenway Fund, together with certain other investors, in partnership with certain members of management, acquired all of the outstanding stock of the predecessor to Holdings for an aggregate purchase price of approximately $143.6 million (the "Fenway Acquisition").

                                THE TRANSACTIONS

  On April 24, 1998 (the "Issue Date"), the Company consummated the sale of the Original Notes in a transaction exempt from the registration requirements of the Securities Act (the "Original Offering"). Concurrently with the Original Offering, the Company and Holdings entered into a new credit facility (the "New Credit Facility") that provides for a senior secured credit facility of approximately $65.0 million. As set forth in the table below, the Company used excess cash and net proceeds (after deduction of related fees and expenses) from the Original Offering and the New Credit Facility as follows: (i) to repay indebtedness under a syndicated senior bank loan facility (the "Existing Credit Facility"); (ii) to repay its 12.5% Senior Subordinated Notes due 2006 (the "Existing Subordinated Notes"); and (iii) to pay a dividend to Holdings that was used to redeem a portion of Holdings' Series A Preferred Stock (the "Holdings Series A Preferred Stock") (such application of proceeds, together with the Original Offering and the New Credit Facility, the "Transactions"). See "Use of Proceeds," "Description of New Credit Facility," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                                                    DOLLARS IN
                                                                     MILLIONS
                                                                    ----------
   SOURCES OF FUNDS:
     Cash..........................................................   $  1.2
     New Credit Facility(1)........................................     21.6
     Proceeds of the Original Offering.............................    100.0
                                                                      ------
       Total.......................................................   $122.8
                                                                      ======
   USES OF FUNDS:
     Repayment of Existing Credit Facility.........................   $ 86.8
     Redemption of Existing Subordinated Notes(2)..................     17.3
     Dividend to Holdings for Redemption of a Portion of Holdings
      Series A Preferred Stock.....................................     13.6
     Fees and Expenses(3)..........................................      5.1
                                                                      ------
       Total.......................................................   $122.8
                                                                      ======

--------

(1) Under the New Credit Facility, the Company had, as of August 1, 1998, additional borrowing availability of $40.7 million. See "Description of New Credit Facility."
(2) Includes $1.6 million of prepayment premiums.
(3) Represents estimated selling discounts and legal, accounting and other professional fees.

  Concurrently with the Original Offering, Holdings conducted the offering (the "Discount Note Offering") of its 12 1/8% Senior Discount Notes due 2009 (the "Holdings Senior Discount Notes") with an aggregate principal amount at maturity of approximately $45 million. The Holdings Senior Discount Notes will accrete in value until May 1, 2003. Cash interest will not accrue on the Holdings Senior Discount Notes prior to May 1, 2003. Thereafter, interest on the Holdings Senior Discount Notes will be payable in cash semi-annually, commencing on November 1, 2003. The Holdings Senior Discount Notes will be redeemable at the option of Holdings at any time on or after the fifth anniversary of the date of issuance. Of the net proceeds of the Holdings Senior Discount Notes, $20 million was used to pay a dividend to Holdings' stockholders and to make compensation payments to certain members of management of the Company. The remaining net proceeds of approximately $4.2 million were used together with approximately $13.6 million of the net proceeds of the Transactions to redeem the Holdings Series A Preferred Stock. The transactions described in this paragraph are collectively referred to herein as the "Holdings Transactions."

                               THE EXCHANGE OFFER

The Exchange Offer........  Up to $100,000,000 aggregate principal amount of
                            Exchange Notes are being offered in exchange for a like aggregate principal amount of Original Notes. The Company is making the Exchange Offer in order to satisfy its obligations under the Registration Agreement relating to the Original Notes. For a description of the procedures for tendering Original Notes, see "The Exchange Offer--Procedures for Tendering."

Expiration Date...........  5:00 p.m., New York City time, on      , 1998,
                            unless the Exchange Offer is extended (in which case the Expiration Date will be the latest date and time to which the Exchange Offer is extended).
                            The Exchange Offer will remain open for a maximum of 30 days (or longer if required by applicable law) after the date hereof. See "The Exchange
                            Offer--Terms of the Exchange Offer."

Conditions of the           The Exchange Offer is subject to the condition that
Exchange Offer............  the Exchange Offer does not violate applicable law or SEC staff interpretation. If the Company determines that the Exchange Offer is not permitted by applicable federal law, it may terminate the Exchange Offer. The Exchange Offer is not conditioned upon any minimum principal amount of Original Notes being tendered. See "The Exchange
                            Offer--Conditions of the Exchange Offer."

Resale of the Exchange      Based on an interpretation by the staff of the SEC
Notes.....................  set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than (i) a broker-dealer who purchased such Original Notes directly from the Company for resale pursuant to Rule 144A ("Rule
                            144A") or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that the holder is acquiring the Exchange Notes in its ordinary course of business and is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange
                            Notes. Each holder of Original Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met and that such holder is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities
                            Act. In the event that the Company's belief is inaccurate, holders of Exchange Notes who transfer
                            Exchange Notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration thereunder may incur liability under the Securities Act. The
                            Company does not assume or indemnify holders of Exchange Notes against such liability, although the Company does not believe that any such liability should exist.

                            Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. Although such broker-dealer may be an "underwriter" within the meaning of the Securities Act, the Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

                            All resales must be made in compliance with applicable state securities or "blue sky" laws. Such compliance may require that the Exchange Notes be registered or qualified in a particular state or that the resales be made by or through a licensed broker-dealer, unless exemptions from these requirements are available. The Company assumes no responsibility with regard to compliance with such requirements.

                            The Exchange Offer is not being made to, nor will the Company accept surrenders for exchange from, holders of Original Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

Procedures for Tendering    Each holder of Original Notes wishing to accept the
 Notes....................  Exchange Offer must complete, sign and date the accompanying Letter of Transmittal or a facsimile thereof, as the case may be, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Original Notes and any other required documentation to the Exchange Agent (as defined) at the address set forth herein. By executing a Letter of Transmittal, each holder will represent to the Company that, among other things, (i) the Exchange Notes acquired pursuant to such Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, (ii) neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that such holder is not engaged in, and does not intend to engage in, a distribution of Exchange Notes, and
                            (iii) that neither the holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. See "The
                            Exchange Offer--Procedures for Tendering."

Special Procedures for
 Beneficial Owners........
                            Any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "The Exchange Offer--Procedures for Tendering."

Guaranteed Delivery         Holders of Original Notes who wish to tender their
Procedures................  Original Notes and whose Original Notes are not immediately available or who cannot deliver their Original Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal, as the case may be, to the Exchange
                            Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Original Notes according to the guaranteed delivery procedures set forth in "The Exchange
                            Offer--Guaranteed Delivery Procedures."

Untendered Notes..........  Following the consummation of the Exchange Offer, holders of Original Notes eligible to participate but who do not tender their Original Notes will not have any further exchange rights and such Original Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Original Notes could be adversely affected by the Exchange Offer.

Consequences of Failure
to  Exchange..............
                            The Original Notes that are not exchanged pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Original Notes may be resold only (i) to the Company, (ii) to a qualified institutional buyer pursuant to Rule 144A or pursuant to Rule 144 under the Securities Act,
                            (iii) in an offshore transaction pursuant to the requirements of Rule 903 or Rule 904 of Regulation S under the Securities Act, (iv) to an institutional accredited investor pursuant to an exemption under the Securities Act, or (v) pursuant to an effective registration statement under the Securities Act. See "The Exchange Offer-- Consequences of Failure to Exchange."

Shelf Registration          If (i) because of any change in law or applicable
Statement.................  interpretations thereof by the staff of the SEC, the Company is not permitted to effect the Exchange
                            Offer as contemplated hereby, (ii) for any other reason the Exchange Offer Registration Statement is not declared effective on or prior to 150 days after the Issue Date or the Exchange Offer is not consummated on or prior to 180 days after the Issue
                            Date, (iii) Salomon Brothers, Inc, SBC Warburg
                            Dillon Read Inc. and Banque Nationale de Paris (the
                            "Initial Purchasers") so request with respect to Original Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer or the Initial
                            Purchasers do not receive freely tradeable Exchange
                            Notes in the Exchange Offer, (iv) any applicable law or interpretations do not permit any holder of Original Notes to participate in the Exchange
                            Offer, (v) any holder (other than an Initial
                            Purchaser) of Original Notes is not eligible to participate in the Exchange Offer or such holder does not receive freely tradeable Exchange Notes in the Exchange Offer other than by reason of such holder being an affiliate of the Company or (vi) the Company so elects, the Company has agreed pursuant to the Registration Agreement to register the Original Notes issued by it on a shelf registration statement (the "Shelf Registration
                            Statement") and use its reasonable best efforts to cause it to be declared effective by the SEC, as promptly as practicable after the filing thereof, and if applicable, use its reasonable best efforts to keep the Shelf Registration Statement effective for a period of two years from the Issue Date.

Withdrawal Rights.........  Tenders may be withdrawn at any time prior to 5:00
                            p.m., New York City time, on the Expiration Date.

Acceptance of Original
Notes and  Delivery of
Exchange Notes............
                            The Company will accept for exchange any and all Original Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."

Federal Income Tax          The exchange pursuant to the Exchange Offer will
Consequences..............  not be a taxable event for federal income tax purposes. See "Material Federal Income Tax
                            Consequences."

Use of Proceeds...........  There will be no cash proceeds to the Company from the exchange pursuant to the Exchange Offer.

Exchange Agent............  The Chase Manhattan Bank.

                               THE EXCHANGE NOTES

Issuer...........................  Iron Age Corporation.
Securities Offered...............  $100.0 million in aggregate principal amount of 9 7/8%
                                   Senior Subordinated Notes due 2008 registered under the
                                   Securities Act. Although the Notes are titled "Senior,"
                                   (a) the Company has not issued, and does not have any
                                   current firm arrangements to issue, any significant ad-
                                   ditional indebtedness to which the Notes would be se-
                                   nior, and (b) the Notes also will be effectively subor-
                                   dinate to essentially all of the outstanding indebted-
                                   ness of the Company.
Maturity Date....................  May 1, 2008.
Interest Payment Dates...........  May 1 and November 1 of each year, commencing November
                                   1, 1998.
Optional Redemption..............  Except as described below, the Exchange Notes will not be redeemable at the option of the Company prior to May
                                   1, 2003. On and after such date, the Exchange Notes
                                   will be redeemable, at the option of the Company, in
                                   whole or in part, at the redemption prices set forth
                                   herein, plus accrued and unpaid interest and liquidated
                                   damages, if any, to the redemption date. In addition,
                                   at any time and from time to time prior to May 1, 2001,
                                   the Company may, at its option, redeem in the aggregate
                                   up to 35% of the original principal amount of the Notes
                                   with the proceeds of one or more Public Equity
                                   Offerings received by, or invested in, the Company,
                                   following which there is a Public Market, at a
                                   redemption price of 109.875% of the principal amount
                                   thereof, plus accrued and unpaid interest and
                                   liquidated damages, if any, to the redemption date;
                                   provided, however, that at least 65% of the original
                                   principal amount of the Notes remains outstanding
                                   immediately after each such redemption. See
                                   "Description of Exchange Notes--Optional Redemption."
Change of Control................  Upon the occurrence of a Change of Control, each holder of Exchange Notes will have the right to require the
                                   Company to repurchase all of such holder's Exchange
                                   Notes at a purchase price equal to 101% of the
                                   principal amount thereof, plus accrued and unpaid
                                   interest and liquidated damages, if any, to the date of
                                   repurchase. Under the New Credit Facility, the Company
                                   may not repurchase any Exchange Notes unless and until
                                   such time as all amounts outstanding under the New
                                   Credit Facility are repaid in full. There can be no
                                   assurance that, in the event of a Change of Control,
                                   the Company will have available sufficient funds to
                                   repay all amounts outstanding under the New Credit
                                   Facility and/or to repurchase the Exchange Notes. See
                                   "Description of Exchange Notes--Change of Control."
Sinking Fund.....................  None.

Subsidiary Guaranties... The Exchange Notes will be unconditionally guaranteed on a senior subordinated basis by each Domestic
                         Restricted Subsidiary that is a Material Subsidiary. On
                         the date of this Prospectus, none of the Domestic
                         Restricted Subsidiaries will be a Material Subsidiary,
                         and thus no Subsidiary Guaranty will be in force.
Subordination of Notes
 and Subsidiary Guaran-
 ties................... The Exchange Notes and the Subsidiary Guaranties will be general unsecured, senior subordinated obligations
                         of the Company and the Subsidiary Guarantors, as the
                         case may be, subordinated in right of payment to all
                         existing and future Senior Indebtedness, pari passu
                         with all existing and future Senior Subordinated
                         Indebtedness and senior to all existing and future
                         subordinated indebtedness of the Company and the
                         Subsidiary Guarantors, as the case may be. As of August
                         1, 1998, (i) the outstanding Senior Indebtedness of the
                         Company and the Subsidiary Guarantors was approximately
                         $24.3 million (exclusive of unused commitments), and
                         (ii) the Company and the Subsidiaries had no Senior
                         Subordinated Indebtedness outstanding other than the
                         Original Notes and no indebtedness outstanding that was
                         subordinate in right of payment to the Original Notes.
                         See "Description of Exchange Notes--Subordination."
Restrictive Covenants... The Indenture contains certain covenants that, among other things, limit: (i) the incurrence of additional
                         indebtedness by the Company or any Restricted
                         Subsidiary, (ii) the making of Restricted Payments (as
                         defined) by the Company or any Restricted Subsidiary
                         (including certain investments and payments of
                         dividends on, and redemptions of, capital stock of the
                         Company or any Restricted Subsidiary), (iii) the
                         creation of consensual encumbrances and restrictions
                         with respect to Restricted Subsidiaries, (iv) sales of
                         assets and subsidiary stock, (v) certain transactions
                         with affiliates, (vi) the issuance or sale of capital
                         stock of Restricted Subsidiaries, (vii) the creation of
                         liens and (viii) consolidations, mergers and transfers
                         of all or substantially all of the Company's assets.
                         However, all of these covenants are subject to a number
                         of significant exceptions and qualifications. See
                         "Description of Exchange Notes--Certain Covenants."

                                  RISK FACTORS

  Prospective purchasers of the Exchange Notes should carefully consider, in addition to other information contained in this Prospectus, the information contained herein under the heading "Risk Factors," under the captions "-- Substantial Leverage and Inability to Service Indebtedness"; "--Restrictions Imposed by Terms of Indebtedness"; "--Subordination; Asset Encumbrances"; "-- Reliance on Suppliers; Economic Developments in Asia"; "--Limitations on Ability to Implement the Company's Acquisition Strategy"; "--Competition"; "-- Requirements of and Dependence on Government Contracts"; "--Product Liability Exposure"; "--Costs of Compliance with Environmental Laws and Regulations"; "-- Dependence on Key Management"; "--Controlling Stockholder"; "--Inability to Fund a Change of Control Offer"; and "--Lack of Public Market."

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

  The following table sets forth (i) summary historical consolidated financial data of the Company for the five-year period ended January 31, 1998 and the six-month periods ended July 26, 1997 and August 1, 1998, (ii) the pro forma consolidated statement of income and other financial data of the Company for the twelve-month period ended January 31, 1998 and the six-month period ended August 1, 1998 which give effect to the Fenway Acquisition and the Transactions as if such events had occurred on January 26, 1997 and (iii) summary historical balance sheet data of the Company as of August 1, 1998. The summary historical consolidated financial data for the five-year period ended January 31, 1998 were derived from audited consolidated financial statements of the Company. The summary historical consolidated financial data for the period February 27, 1997 through July 26, 1997 and for the six-month period ended August 1, 1998 were derived from unaudited financial statements of the Company, which, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein. The results of operations for the six months ended August 1, 1998 are not necessarily indicative of the results that may be expected for the full year. The pro forma financial data and the adjusted balance sheet data are provided for informational purposes only, are unaudited and are not necessarily indicative of future results or what the operating results or financial condition of the Company would have been had the excess use of cash, the Fenway Acquisition and the Transactions actually occurred on the dates assumed. The following table should be read in conjunction with "Capitalization," "Selected Historical and Pro Forma Consolidated Financial Data," "Unaudited Pro Forma Consolidated Statement of Income and Other Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements of the Company, and the accompanying notes thereto, included elsewhere in this Prospectus.

                                                 PREDECESSOR
                         ------------------------------------------------------------
                                     FISCAL YEARS ENDING (1)             JANUARY 26,
                         ----------------------------------------------- 1997 THROUGH
                         JANUARY 29, JANUARY 28, JANUARY 27, JANUARY 25, FEBRUARY 26,
                            1994        1995        1996        1997         1997
                         ----------- ----------- ----------- ----------- ------------
                                      (IN THOUSANDS EXCEPT FOR FINANCIAL RATIOS)
STATEMENT OF INCOME
 DATA:
Net sales...............   $72,158     $85,543     $95,263     $99,360     $10,937
Cost of sales...........    39,043      46,984      50,706      52,437       5,610
                           -------     -------     -------     -------     -------
 Gross profit...........    33,115      38,559      44,557      46,923       5,327
Selling, general and
 administrative.........    21,961      24,676      28,399      31,267       5,120 (4)
Depreciation............     1,039         962       1,127       1,322         121
Amortization of
 intangible assets......     1,178       1,239       1,402       1,429         117
                           -------     -------     -------     -------     -------
 Operating income
  (loss)................     8,937      11,682      13,629      12,905         (31)(4)
Interest expense........     3,425       3,066       3,852       3,627         232
                           -------     -------     -------     -------     -------
Income (loss) before
 income taxes...........     5,512       8,616       9,777       9,278        (263)
Provision (benefit) for
 income taxes...........     1,273       3,844       4,110       3,689         (68)
                           -------     -------     -------     -------     -------
Net income (loss).......   $ 4,239     $ 4,772     $ 5,667     $ 5,589     $  (195)
                           =======     =======     =======     =======     =======
CASH FLOW DATA:
Net cash (used in)
 provided by operating
 activities.............   $  (360)    $ 5,770     $ 2,394     $ 9,143     $ 1,435
Net cash used in
 investing activities
 (excluding
 acquisitions)..........     1,243       3,625       4,679       2,222         117
Net cash (used in)
 provided by financing
 activities (excluding
 acquisitions)..........      (664)        (58)        276      (7,317)     (2,299)
OTHER DATA:
EBITDA (9)..............   $11,154     $14,000     $16,511     $17,079     $ 2,269
EBITDA Margin (9).......      15.5%       16.4%       17.3%       17.2%       20.7%
Depreciation and
 amortization...........   $ 2,217     $ 2,318     $ 2,882     $ 3,109     $   246
Capital expenditures
 (10)...................     1,275       1,339       2,898       2,562         117
Cash interest expense
 (11)...................     3,102       3,238       3,588       2,717         552
Ratio of earnings to
 fixed charges (13).....       2.5x        3.5x        3.3x        3.2x        --
Shoemobiles.............        83          88          91         106         106
Retail stores...........        55          60          69          73          73

                                                         SUCCESSOR
                           -----------------------------------------------------------------------------
                                                 UNAUDITED                 UNAUDITED PRO FORMA
                                        ----------------------------   ---------------------------------
                           FEBRUARY 27, FEBRUARY 27,
                           1997 THROUGH 1997 THROUGH   SIX MONTHS      YEAR ENDED          SIX MONTHS
                           JANUARY 31,    JULY 26,   ENDED AUGUST 1,   JANUARY 31,       ENDED AUGUST 1,
                             1998(2)      1997(2)         1998         1998(1)(3)             1998
                           ------------ ------------ ---------------   -----------       ---------------
STATEMENT OF INCOME DATA:
Net sales................    $107,769     $45,434       $ 61,279        $118,706             $61,279
Cost of sales............      53,304      23,009         30,848          58,914              30,848
                             --------     -------       --------        --------             -------
 Gross profit............      54,465      22,425         30,431          59,792              30,431
Selling, general and
 administrative..........      36,541      15,640         24,079 (5)      41,661 (5)          24,079 (5)
Depreciation.............       1,443         634            850           1,570                 850
Amortization of
 intangible assets.......       2,983       1,459          1,724           3,148               1,724
                             --------     -------       --------        --------             -------
 Operating income
  (loss).................      13,498       4,692          3,778          13,413               3,778
Interest expense.........       9,855       3,931          5,986          12,544               6,281
                             --------     -------       --------        --------             -------
Income (loss) before
 income taxes and
 extraordinary item......       3,643         761         (2,208)            869              (2,503)
Provision (benefit) for
 income taxes............       1,686         195           (397) (5)      1,278 (5)(6)         (595)(5)(6)
                             --------     -------       --------        --------             -------
 Net income (loss) before
  extraordinary item ....       1,957         566         (1,811)           (409)             (1,908)
Extraordinary item, net
 of tax..................         --          --          (4,015) (8)        --                  --
                             --------     -------       --------        --------             -------
Net income (loss)            $  1,957     $   566       $ (5,826)       $   (409)(7)         $(1,908)(7)
                             ========     =======       ========        ========             =======
CASH FLOW DATA:
Net cash (used in)
 provided by operating
 activities (excluding
 acquisitions)...........    $ (1,912)    $(3,641)      $ (1,975)       $    --              $   --
Net cash used in
 investing activities
 (excluding
 acquisitions)...........       2,365         697          1,019             --                  --
Net cash provided by
 financing activities
 (excluding
 acquisitions)...........       5,956       3,799          1,384             --                  --
OTHER DATA:
EBITDA (9)...............    $ 18,225     $ 6,890       $  6,571        $ 18,432             $ 6,571
EBITDA Margin (9)........        16.9%       15.2%          10.7%           15.5%               10.7%
Depreciation and
 amortization............    $  4,727     $ 2,198       $  2,793        $  5,019             $ 2,793
Capital expenditures
 (10)....................       2,571         697          1,019           2,688               1,019
Cash interest expense
 (11)....................       7,837       3,676          5,811          12,086               6,030
EBITDA/cash interest
 expense.................                                                   1.53x               1.09x
Net debt/EBITDA (12).....                                                   6.46x               8.07x
Ratio of earnings to
 fixed charges (13)......         1.3x        1.2x           --              1.1x                --
Shoemobiles..............         122         108            130             122                 130
Retail stores............          95          93            106              95                 106
BALANCE SHEET DATA (END
 OF PERIOD):
Total assets.......................................     $180,405
Total debt.........................................      125,288
Holdings Series A Preferred Stock (14).............          --
Total stockholder's equity.........................       37,653

--------
(1) The Company utilizes a fiscal year of 52 or 53 weeks, ending on the last Saturday in January. Each of the Company's fiscal years set forth herein contained 52 weeks except for its fiscal year ended January 31, 1998 which contained 53 weeks.
(2) The statement of income data and other financial data for the period February 27, 1997 through January 31, 1998 include the results of Knapp since it was acquired by the Company on March 14, 1997.
(3) The unaudited pro forma statement of income data and the other financial data of the Company give effect to the Fenway Acquisition, and the Transactions as if such events had occurred on January 26, 1997 as more fully disclosed in the Unaudited Pro Forma Consolidated Statement of Income and Other Financial Data and the notes thereto.
(4) Includes $1,054 of non-cash stock-based compensation and $1,000 of non-recurring management bonuses paid in connection with the Fenway Acquisition.
(5) Includes approximately $2,245 of compensation payments to certain members of management of the Company in connection with the Transactions and the Holdings Transactions and related tax effect of $960.

(6) The provision for income taxes for the unaudited pro forma statements of income for the year ended January 31, 1998 and the six months ended August 1, 1998 is computed by applying the statutory rate of 43%, excluding the impact of non-deductible goodwill amortization.
(7) Excludes an extraordinary loss on early extinguishment of debt, net of tax effect, of $4,015 and compensation payments to certain members of management of the Company, net of tax effect, of $1,285 incurred in connection with the Transactions and the Holdings Transactions.

(8) The Company recorded an extraordinary loss of $4,015, net of tax benefit, for the six months ended August 1, 1998, due to the early extinguishment of indebtedness resulting from the repayment of the Existing Subordinated notes and the termination of the Existing Credit Facility in connection with the Transactions.

(9) EBITDA is defined as net income plus (i) provision for income taxes, (ii) interest expense, (iii) depreciation and amortization, (iv) certain other non-cash charges described below and (v) certain other non-recurring cash charges described below. EBITDA presented by the Company may not be comparable to EBITDA defined and presented by other companies. EBITDA margin is defined as EBITDA divided by net sales. Non-cash charges for the year ended January 25, 1997 and the period January 26, 1997 through February 26, 1997 include stock-based compensation of $1,065 and $1,054, respectively. Non-recurring cash charges for the period January 26, 1997 through February 26, 1997 include $1,000 of management bonuses paid in connection with the Fenway Acquisition. Non-recurring cash charges for the six months ended August 1, 1998 include $2,245 of compensation payments to certain members of management of the Company in connection with the Transactions and the Holdings Transactions. The Company believes that EBITDA provides useful information regarding the Company's ability to service its debt; however, offerees of the Exchange Notes should consider the following factors in evaluating such measures: EBITDA and related measures (i) should not be considered in isolation, (ii) are not measures of performance calculated in accordance with generally accepted accounting principles ("GAAP"), (iii) should not be construed as alternatives or substitutes for income from operations, net income or cash flows from operating activities in analyzing the Company's operating performance, financial position or cash flows (in each case, as determined in accordance with GAAP) and (iv) should not be used as indicators of the Company's operating performance or measures of its liquidity.

                                                  TWELVE MONTHS     SIX MONTHS
                                                      ENDED           ENDED
                                                 JANUARY 31, 1998 AUGUST 1, 1998
                                                 ---------------- --------------
  Pro forma operating income...................      $13,413          $3,778
  Depreciation and amortization................        4,718           2,574
  Falcon depreciation in cost of sales.........          301             219
                                                     -------          ------
  EBITDA.......................................      $18,432          $6,571
                                                     =======          ======

(10) Includes capital expenditures financed through capital leases of $312 in 1994, $347 in 1995, $340 in 1996, $340 in 1997, $0 in the period January
     26, 1997 to February 27, 1997, $206 in the period February 27, 1997 to January 31, 1998, $157 in the period February 27, 1997 to July 26, 1997 and $172 in the six months ended August 1, 1998.
(11) Cash interest expense equals total interest expense less amortization of deferred financing fees.

(12) Net debt is defined as long term debt including current maturities less cash and cash equivalents. For the six months ended August 1,1998, EBITDA is calculated as an annualization of EBITDA excluding $2,245 of compensation payments made in connection with the Transactions and the Holdings Transactions, plus $2,245 as a one time non-recurring item not subject to annualization.

(13) In calculating the ratio of earnings to fixed charges, earnings consist of income before taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and the portion of operating lease expense attributable to interest. For the period January 26, 1997 through February 26, 1997, the Company's earnings were inadequate to cover fixed charges by $263. Adjusted to eliminate non-cash charges of depreciation and amortization of $246, non-cash charges of stock based compensation of $1,054 and non-recurring management bonuses of $1,000, such earnings would have exceeded fixed charges by $2,037. For the six months ended August 1, 1998, the Company's earnings were inadequate to cover fixed charges by $2,208. Adjusted to eliminate non-cash charges of depreciation and amortization of $2,793 and $2,245 of compensation payments to certain members of management in connection with the Transactions and the Holdings Transactions, for the six months ended August 1, 1998, such earnings would have exceeded fixed charges by $2,830. For the pro forma six months ended August 1, 1998, the Company's earnings were inadequate to cover fixed charges by $2,503. Adjusted to eliminate non-cash charges of depreciation and amortization of $2,793 and compensation payments to certain members of management of the Company in connection with the Transactions and the Holdings Transactions of $2,245, for the pro forma six months ended August 1, 1998, such earnings would have exceeded fixed charges by $2,535.
(14) The Holdings Series A Preferred Stock is included in the Company's consolidated financial statements for financial reporting purposes since the Company paid a dividend of $14,100 to Holdings from the proceeds of the Transactions to redeem a portion of the Holdings Series A Preferred Stock.

                                 RISK FACTORS

  Prospective investors should carefully consider the following factors in addition to the other information set forth in this Prospectus before making an investment in the Exchange Notes offered hereby. Actual results could differ materially from those projected in the forward looking statements as a result of certain factors and uncertainties set forth below and elsewhere in this Prospectus.

SUBSTANTIAL LEVERAGE AND INABILITY TO SERVICE INDEBTEDNESS

  Following the Transactions, the Company is highly leveraged. As of August 1, 1998, the Company's indebtedness was approximately $125.3, of which $24.3 million was Senior Indebtedness, and there was approximately $40.7 million available under the New Credit Facility for future borrowings. For the six months ended August 1, 1998, the Company's earnings were inadequate to cover fixed charges by $2,208,000. In addition, subject to the restrictions in the New Credit Facility, the Company and its subsidiaries may incur additional indebtedness from time to time to finance acquisitions or capital expenditures or for other purposes. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The Company's high degree of leverage could have important consequences to holders of the Notes, including (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for other purposes, (ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions may be limited, (iii) the Company's leveraged position and the covenants that are contained in the Indenture (as defined) and the New Credit Facility could limit the Company's ability to expand (including through acquisitions) and to make capital improvements, (iv) the Company may be more leveraged than certain of its competitors, which may place the Company at a competitive disadvantage and (v) the Company's ability to refinance the Notes in order to pay the principal of the Notes at maturity or upon a Change of Control may be adversely affected. See "Description of New Credit Facility" and "Description of Exchange Notes."

  The Company's ability to pay principal and interest on the Notes and to satisfy its other debt obligations will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control, as well as the availability of revolving credit borrowings under the New Credit Facility or successor facilities. If the Company is unable to service its indebtedness, it will be forced to take actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness (which could include the Notes), or seeking additional equity capital. There is no assurance that any of these remedies can be effected on satisfactory terms, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of New Credit Facility."

  Concurrently with the Original Offering, Holdings offered the Holdings Senior Discount Notes and also guaranteed the Company's obligations under the New Credit Facility. Cash interest is not payable on the Holdings Senior Discount Notes prior to November 1, 2003. Holdings' ability to pay principal and interest on the Holdings Senior Discount Notes and to satisfy other future debt obligations depends on the Company's ability to distribute dividends to Holdings. Any default by Holdings under the Holdings Senior Discount Notes would constitute a default under the New Credit Facility. There can be no assurance that a default under the Holdings Senior Discount Notes would not result in the acceleration of the New Credit Facility prior to its stated maturity or that, in the event of such acceleration, the Company will have sufficient funds to repay all amounts outstanding under the New Credit Facility. See "The Transactions" and "Description of New Credit Facility."

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

  The Indenture restricts, among other things, the Company's ability to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur indebtedness that is subordinate in right of payment to any Senior Indebtedness and senior in right of payment to the Notes, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. In addition, the New Credit Facility contains other and more restrictive covenants and prohibits the Company from prepaying its other indebtedness (including the Notes). See "Description of Exchange Notes-- Certain Covenants" and "Description of New Credit Facility." The New Credit Facility requires the Company to maintain specified financial ratios and satisfy certain financial condition tests. The Company's ability to meet those financial ratios and tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those ratios and tests. A breach of any of these covenants could result in a default under the New Credit Facility and/or the Indenture. Upon the occurrence of an event of default under the New Credit Facility, the lenders could elect to declare all amounts outstanding under the New Credit Facility, together with accrued interest, to be immediately due and payable. If the Company were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. If the lenders under the New Credit Facility accelerate the payment of the indebtedness under the New Credit Facility, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and the other indebtedness of the Company, including the Notes. Substantially all of Holdings', the Company's, each of their respective present and future domestic subsidiaries', and, to the extent that no adverse tax consequence would result therefrom, each of their respective present and future foreign subsidiaries' assets are pledged as security under the New Credit Facility. Except for the restrictions described above, the provisions of the Indenture do not afford the holders of the Notes protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect the holders of the Notes. See "Description of New Credit Facility" and "Description of Exchange Notes-- Certain Covenants."

SUBORDINATION; ASSET ENCUMBRANCES

  The Original Notes are, and the Exchange Notes will be, subordinated in right of payment to all existing and future Senior Indebtedness, including the principal of (and premium, if any), interest on, and all other amounts due on or payable in connection with, the New Credit Facility. As of August 1, 1998, there was outstanding approximately $24.3 million of Senior Indebtedness, all of which was fully secured borrowings under the New Credit Facility. In addition, the Indenture permits the subsidiaries of the Company to incur debt under certain circumstances, which debt would be structurally senior to the Notes. By reason of such subordination, in the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of the Company or upon a default in payment with respect to, or the acceleration of, any Senior Indebtedness, the holders of such Senior Indebtedness, and any other creditors of the Company that are holders of Senior Indebtedness, holders of Senior Indebtedness of Guarantors and creditors of subsidiaries of the Company must be paid in full before the holders of the Notes may be paid. If the Company incurs any additional pari passu debt, the holders of such debt would be entitled to share ratably with the holders of the Notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of the Company. This may have the effect of reducing the amount of proceeds paid to the holders of the Notes. In addition, certain holders of Senior Indebtedness may prevent cash payments with respect to the principal of (and premium if any) or interest or liquidated damages, if any, on the Notes for a period of up to 179 days following a non-payment default with respect to any Senior Indebtedness. See "Description of Exchange Notes."

  In addition to being subordinated to all existing and future Senior Indebtedness of the Company, the Original Notes are not, and the Exchange Notes will not be, secured by any assets of the Company or the Subsidiaries; however, obligations under the New Credit Facility are secured by pledges of all of the capital stock of the Company and the Company's domestic subsidiaries, two-thirds of the capital stock of the Company's foreign subsidiaries and the tangible and intangible assets of the Company and its subsidiaries. If the Company becomes insolvent or is liquidated, or if payment under the New Credit Facility is accelerated, the lenders under the New Credit Facility will be entitled to exercise the remedies available to a secured lender under applicable law pursuant to the New Credit Facility. Accordingly, such lenders will have a prior claim with respect to such assets. See "Description of New Credit Facility."

RELIANCE ON SUPPLIERS; ECONOMIC DEVELOPMENTS IN ASIA

  The Company relies on broad-based sourcing for its footwear products. The Company sources footwear products from 22 manufacturers in six countries, including the United States, China, Korea, Canada, Taiwan and the Netherlands. In fiscal 1998, 47% of total pairs sold by the Company were produced by suppliers outside of the United States and Canada. The Company believes that its relationship with third-party manufacturing facilities provide it with a competitive advantage; thus, the Company's future results will partly depend on maintaining its close working relationships with its principal manufacturers. If the Company's relationship with any of its principal manufacturers materially deteriorates, there can be no assurance that such deterioration will not have a material adverse effect on the Company's business, financial condition or results of operations.

  The Company relies heavily on independent manufacturing facilities located in China. In fiscal 1998, the Company sold approximately 576,000 pairs of shoes manufactured in China, which represented approximately 36% of total pairs sold by the Company. In fiscal 1998 one supplier in China manufactured approximately 20% of total pairs of shoes sold by the Company and there can be no assurance that the loss of such supplier would not have a material adverse effect on the Company's business, financial condition or results of operations. Historically, the trade relationship between the United States and China has not had a material adverse effect on the Company's business, financial condition or results of operations. However, there have been, and may be in the future, threats to deny Most Favored Nation trade status to China. There can be no assurance that the trade relationship between the United States and China will not worsen, and if it does worsen, there can be no assurance that the Company's business, financial condition or results of operations will not be materially adversely affected thereby. The Company has not experienced any material adverse effects as a result of the current economic downturn in Asia. However, the economic climate could have an adverse effect on the Company's suppliers located in Asia. The loss of a substantial portion of this manufacturing capacity or the inability of Asian suppliers to provide products on schedule or on terms satisfactory to the Company could have a material adverse effect on the Company's business, financial condition or results of operations during the transition to alternative manufacturing facilities.

  As is common in the industry, the Company does not have any long-term contracts with its independent manufacturers. There can be no assurance that the Company will not experience difficulties with such manufacturers, including reduction in the availability of production capacity, failure to meet production deadlines or increases in manufacturing costs. Foreign manufacturing is subject to a number of risks, including work stoppages, transportation delays and interruptions, political instability, expropriation, nationalization, foreign currency fluctuations, changing economic conditions, the imposition of tariffs, import and export controls and other non-tariff barriers and changes in governmental policies. Any of these events could have a material adverse effect on the Company's business, financial condition or results of operations. The Company cannot predict whether additional United States or foreign customs quotas, duties, taxes or other charges or restrictions will be imposed in the future upon the importation of products produced outside the United States or what effect such charges or restrictions could have on its business, financial condition or results of operations.

LIMITATIONS ON ABILITY TO IMPLEMENT THE COMPANY'S ACQUISITION STRATEGY

  The Company has pursued and intends to continue to pursue acquisitions as an important component of its strategy. No assurance can be given that in the future other suitable acquisition candidates can be acquired on acceptable terms or that future acquisitions, if completed, will be successful. Future acquisitions by the Company could result in the incurrence of additional debt and contingent liabilities, which could materially adversely affect the Company's business, operating results and financial condition. The success of any completed acquisition will depend on the Company's ability to integrate effectively the acquired business into the Company. The process of integrating acquired businesses may involve numerous risks, including difficulties in the assimilation of operations and products, the diversion of management's attention from other business concerns, risks of entering markets in which the Company has limited or no direct prior experience and the potential loss of key employees of the acquired businesses. See "Business--Business Strategy."

COMPETITION

  The work shoe market is highly competitive. The Company believes that participants in the work shoe market compete on the basis of distribution capabilities, retail presence, brand name recognition, corporate relationships, systems, service, product characteristics, product quality and price. Some of the Company's competitors have greater financial and other resources than the Company. In addition, the work shoe market is a mature industry that could experience limited growth. The level of competition in the markets in which the Company operates can adversely impact the Company's revenues and profitability. As a result of these and other factors, there can be no assurance that the Company will successfully maintain its market position. See "Business--Competition."

REQUIREMENTS OF AND DEPENDENCE ON GOVERNMENT CONTRACTS

  Approximately 6% of the Company's sales in fiscal 1998 were made to the General Service Administration ("GSA"), a purchasing organization of the federal government. The Company must continue to meet certain qualification criteria in order to continue to sell its products to the GSA. There can be no assurance that the Company will continue to be in material compliance with all such criteria. The failure of the Company to continue to meet GSA requirements, or a material reduction in the amount of GSA purchases, could have a material adverse effect on the Company's business, financial condition or results of operations.

PRODUCT LIABILITY EXPOSURE

  The Company faces an inherent business risk of exposure to product liability claims. There can be no assurance that the Company will not experience any material unindemnified or uninsured losses due to product liability and other claims in the future. A successful claim brought against the Company for which the Company does not receive indemnification or which is in excess of available insurance coverage, or any claim or product recall that results in significant expense or adverse publicity against the Company, may have a material adverse effect on the Company's business, financial condition or results of operations.

COSTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS AND REGULATIONS

  The Company's operations, including its manufacturing operations, are subject to federal, state, local and foreign laws and regulations relating to the storage, handling, generation, treatment, emission, release, discharge and disposal of certain substances and waste materials. There can be no assurance that the Company will not incur significant costs to remediate violations of those laws and regulations or to comply with changes in existing laws and regulations (or the enforcement thereof). Such costs could have a material adverse effect on the Company's business, financial condition or results of operations. See "Business--Environmental Matters."

DEPENDENCE ON KEY MANAGEMENT

  The Company's success will continue to depend to a significant extent on its executive and other key management personnel. There can be no assurance that the Company will be able to retain its executive officers and key personnel or attract additional qualified management in the future. In addition, the success of certain acquisitions contemplated by the Company may depend, in part, on the Company's ability to retain management personnel of the acquired companies. See "Management."

CONTROLLING STOCKHOLDER

  The Fenway Fund owns more than 88% of the outstanding voting stock of Holdings, the sole stockholder of the Company. By virtue of such ownership, the Fenway Fund has the power to control all matters submitted to the stockholders of Holdings and to elect all directors of Holdings and its subsidiaries, including the Company. See "Principal Stockholders."

INABILITY TO FUND A CHANGE OF CONTROL OFFER

  Upon a Change of Control, each holder of the Notes may require the Company to repurchase all or any part of such holder's Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. The New Credit Facility provides that in the event of a Change of Control, the Company may not repurchase any Notes unless and until such time as all amounts outstanding under the New Credit Facility are repaid in full. There can be no assurance that, in the event of a Change of Control, the Company will have available sufficient funds to repay all amounts outstanding under the New Credit Facility and/or to repurchase the Notes. See "Description of New Credit Facility" and "Description of Exchange Notes--Change of Control."

LACK OF PUBLIC MARKET

  The Exchange Notes are new securities for which there currently is no market. Although the Initial Purchasers have informed the Company that they intend to make a market in the Exchange Notes, they are not obligated to do so and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. The Company does not intend to apply for listing of the Notes on any securities exchange or for quotation through the Nasdaq National Market.

  The liquidity of, and trading market for, the Notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

                                USE OF PROCEEDS

  Iron Age will receive no proceeds from the issuance of the Exchange Notes.

                                CAPITALIZATION

  The following table sets forth the historical consolidated capitalization of the Company as of August 1, 1998 This table should be read in conjunction with "The Transactions," "Selected Historical and Pro Forma Consolidated Financial Data," "Unaudited Pro Forma Consolidated Statement of Income and Other Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Company's Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus.

                                                              AUGUST 1, 1998
                                                          ----------------------
                                                          (DOLLARS IN THOUSANDS)
Cash.....................................................        $    334
Long-term debt including current maturities(1):
 New Credit Facility(2)..................................          24,300
 Other debt..............................................             988
 Original Notes..........................................         100,000
                                                                 --------
  Total long-term debt...................................         125,288
Total stockholder's equity...............................          37,653(3)
                                                                 --------
Total capitalization.....................................        $163,275
                                                                 ========

--------
(1) For a description of the Company's long-term debt, see Note 7 to the Company's Consolidated Financial Statements included elsewhere in this Prospectus.

(2) In connection with the consummation of the Original Offering, the Company entered into the New Credit Facility, which provides for borrowings in an outstanding principal amount of up to $65,000, $30,000 of which is a revolving credit facility and $35,000 of which is an acquisition facility. On August 1, 1998, after giving effect to the Transactions, the Company had approximately $40,700 of additional borrowing availability under the New Credit Facility.

(3) Stockholder's equity reflects (i) contributions from Holdings of $3,717 for redemption of Holdings Series A Preferred Stock, (ii) an extraordinary loss on the early extinguishment of indebtedness of $4,015, net of tax benefit, and (iii) compensation expense for such compensation payments of $2,245, net of tax benefit, in connection with the Transactions and the Holdings Transactions.

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                           AND OTHER FINANCIAL DATA

 FOR THE TWELVE MONTHS ENDED JANUARY 31, 1998 AND THE SIX MONTHS ENDED AUGUST
                                 1, 1998

  The following pro forma financial data have been derived by the application of pro forma adjustments to the historical consolidated financial statements of the Company for the twelve-month period ended January 31, 1998 and the six-month period ended August 1, 1998. On February 26, 1997, the Fenway Fund, together with certain other investors including management, acquired all of the outstanding stock of the predecessor to Holdings for an aggregate purchase price of approximately $143.6 million. In connection therewith, the Company entered into the Existing Credit Facility and issued the Existing Subordinated Notes. The Fenway Acquisition was accounted for by the purchase method. On April 24, 1998, the Company issued the Original Notes and entered into the New Credit Facility and Holdings issued the Holdings Senior Discount Notes. In connection therewith, the Company used the proceeds of the Original Offering, borrowings under the New Credit Facility and available cash to repay the Existing Credit Facility and the Existing Subordinated Notes and to pay a dividend to Holdings. The pro forma financial data presented below give effect to the Fenway Acquisition and the Transactions as if such events had occurred on January 26, 1997. The adjustments relating to the Fenway Acquisition and the Transactions are described in the accompanying notes. The results of Knapp are included in Successor Historical Statement of Income Data from the date of the Knapp Acquisition, March 14, 1997. The pro forma financial data presented below should not be considered indicative of actual results that would have been achieved had the Fenway Acquisition and the Transactions occurred on the date assumed and do not purport to indicate results of operations as of any future date of for any future period. The pro forma financial data presented below should be read in conjunction with the Company's consolidated financial statements and the accompanying notes thereto, "Summary Historical and Pro Forma Consolidated Financial Data," "The Transactions," "Capitalization," "Selected Historical and Pro Forma Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which information is included elsewhere in this Prospectus.

                 FOR THE TWELVE MONTHS ENDED JANUARY 31, 1998

                          PREDECESSOR   SUCCESSOR
                          HISTORICAL    HISTORICAL   FENWAY      PRO FORMA FOR
                           1/26/97-      2/27/97-  ACQUISITION    THE FENWAY   TRANSACTIONS    COMPANY
                            2/26/97      1/31/98   ADJUSTMENTS    ACQUISITION  ADJUSTMENTS    PRO FORMA
                          -----------   ---------- -----------   ------------- ------------   ---------
                                        (IN THOUSANDS EXCEPT FOR FINANCIAL RATIOS)
STATEMENTS OF INCOME DA-
 TA:
Net sales...............    $10,937      $107,769    $   --        $118,706      $   --       $118,706
Cost of sales...........      5,610        53,304        --          58,914          --         58,914
                            -------      --------    -------       --------      -------      --------
 Gross profit (loss)....      5,327        54,465        --          59,792          --         59,792
Selling, general and
 administrative.........      5,120 (1)    36,541        --          41,661          --         41,661 (7)
Depreciation............        121         1,443          6 (2)      1,570          --          1,570
Amortization of
 intangible assets......        117         2,983         48 (3)      3,148          --          3,148
                            -------      --------    -------       --------      -------      --------
 Operating income
  (loss)................        (31)       13,498        (54)        13,413          --         13,413
Interest expense........        232         9,855        664 (4)     10,751        1,793 (6)    12,544
                            -------      --------    -------       --------      -------      --------
Income (loss) before
 income taxes...........       (263)        3,643       (718)         2,662       (1,793)          869
Provision (benefit) for
 income taxes ..........        (68)(1)     1,686        431 (5)      2,049         (771)(5)     1,278 (7)
                            -------      --------    -------       --------      -------      --------
Net income (loss).......    $  (195)     $  1,957    $(1,149)      $    613      $(1,022)     $   (409)(8)
                            =======      ========    =======       ========      =======      ========
OTHER DATA (9):
Depreciation and
 amortization...........                                                                      $  5,019
Cash interest expense...                                                                        12,086
Ratio of earnings to
 fixed charges (10).....                                                                           1.1x

                 FOR THE SIX MONTHS ENDED AUGUST 1, 1998

                                          SUCCESSOR
                                          HISTORICAL
                                           2/1/98-      TRANSACTIONS  COMPANY
                                            8/1/98      ADJUSTMENTS  PRO FORMA
                                          ----------    ------------ ---------
STATEMENTS OF INCOME DATA:
Net sales...............................   $61,279                    $61,279
Cost of sales...........................    30,848                     30,848
                                           -------          ----      -------
 Gross profits (loss)...................    30,431           --        30,431
Selling, general and administrative.....    24,079(7)                  24,079 (7)
Depreciation............................       850                        850
Amortization of intangible assets.......     1,724                      1,724
                                           -------          ----      -------
 Operating income (loss)................     3,778           --         3,778
Interest expense........................     5,986           295 (6)    6,281
                                           -------          ----      -------
Income (loss) before income taxes.......    (2,208)         (295)      (2,503)
Provision (benefit) for income taxes....      (397)(7)      (198)(5)     (595)(7)
                                           -------          ----      -------
Net income (loss).......................   $(1,811)(8)      $(97)     $(1,908)(8)
                                           =======          ====      =======
OTHER DATA(9):
Depreciation and amortization...........                                2,793
Cash interest expense...................                                6,030
Radio of earnings to fixed charges
 (10)...................................                                  --

           NOTES TO THE PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
                               ($ IN THOUSANDS)

(1) Includes non-recurring charges of $1,000 and $1,054 representing management bonuses and stock-based compensation, and related tax effect of $883, paid in connection with the Fenway Acquisition.
(2) In connection with the Fenway Acquisition, the Company increased its basis in its assets by approximately $240. The increase in basis was attributed to the building which is being depreciated over a useful life of 40 years. The pro forma adjustment represents the incremental depreciation in connection with the Fenway Acquisition resulting from the evaluation of asset values and useful lives.
(3) In connection with the Fenway Acquisition, the Company allocated approximately $84,073 and $15,690 of its purchase price to goodwill and customer lists, respectively. The pro forma adjustment reflects the incremental amortization of goodwill and customer lists over a useful life of 40 years and 15 years, respectively, resulting from the Fenway Acquisition.
(4) In connection with the Fenway Acquisition, the Company incurred approximately $79,000 of variable rate indebtedness and $15,000 of 12 1/2% subordinated notes. The effective interest rate on the debt incurred in connection with the Fenway Acquisition was approximately 11.4%. The Company repaid approximately $60,774 of variable rate indebtedness with effective interest rates ranging from 8.75% to 10.72%. The pro forma adjustment reflects the elimination of historical interest expense and the addition of pro forma interest expense based on indebtedness incurred in connection with the financing of the Fenway Acquisition as follows:

    Pro forma interest for the Fenway Acquisition..................... $ 10,751
    Historical interest...............................................  (10,087)
                                                                       --------
    Acquisition adjustment............................................ $    664
                                                                       ========

(5) The provision for income taxes is computed by applying the Company's statutory rate of 43%, excluding the impact of non-deductible goodwill.

(6) In connection with the Transactions, the Company incurred approximately $21,513 of borrowings under a revolving credit agreement and $100,000 of senior subordinated notes bearing interest at 9 7/8%. The effective interest rate on the borrowings incurred in connection with the Transactions was 9.6%. The Company repaid approximately $86,800 of variable rate indebtedness and $15,000 of 12 1/2% subordinated notes. The Company incurred approximately $4,237 of deferred financing fees in connection with the Transactions which are being amortized on the interest method over the life of the related debt outstanding. The pro forma adjustment reflects the elimination of pro forma interest expense based on the indebtedness incurred in connection with the Fenway Acquisition for the twelve months ended January 31, 1998, the elimination of historical interest expense for the six months ended August 1, 1998 and the addition of pro forma interest expense after giving effect to the Transactions as follows:

                                                TWELVE MONTHS     SIX MONTHS
                                                    ENDED            ENDED
                                               JANUARY 31, 1998  AUGUST 1, 1998
                                               ---------------- ---------------
Interest on Notes............................      $  9,875         $ 4,938
Interest on New Credit Facility..............         2,044           1,022
Interest on capital leases and other notes...           167              70
Deferred financing fee amortization for the
 Original Offering...........................           458             251
Pro forma interest expense in connection with
 the Fenway Acquisition......................       (10,751)            --
Historical interest..........................           --           (5,986)
                                                   --------         -------
Pro forma adjustment for the Transactions....      $  1,793         $   295
                                                   ========         =======

(7) Includes approximately $2,245 of compensation payments to certain members of management of the Company in connection with the Transactions and the Holdings Transactions and related tax effect of $960.
(8) Excludes an extraordinary loss on early extinguishment of debt, net of tax effect, of $4,015 and compensation payments to certain members of management of the Company and related tax effect of $1,285 incurred in connection with the Transactions and the Holdings Transactions.

(9) In addition to other data presented, the Company's pro forma EBITDA, EBITDA Margin, Ratio of EBITDA to cash interest expense, and Ratio of net debt to EBITDA for the twelve months ended January 31, 1998 and the six months ended August 1, 1998 are as follows:

                                                  TWELVE MONTHS     SIX MONTHS
                                                      ENDED           ENDED
                                                 JANUARY 31, 1998 AUGUST 1, 1998
                                                 ---------------- --------------
Pro forma EBITDA................................     $18,432          $6,571
Pro forma EBITDA margin.........................        15.5%           10.7%
Pro forma EBITDA/ cash interest expense.........        1.53x           1.09x
Pro forma net debt/EBITDA.......................        6.46x           8.07x

  EBITDA is defined as net income plus (i) provision for income taxes, (ii) interest expense, (iii) depreciation and amortization, (iv) certain other non-cash charges (described below) and (v) certain other non-recurring cash charges (described below). EBITDA presented by the Company may not be comparable to EBITDA defined and presented by other companies. EBITDA margin is defined as EBITDA divided by net sales. Non-cash charges for the year ended January 25, 1997 and the period January 26, 1997 through February 26, 1997 include stock-based compensation of $1,065 and $1,054, respectively. Non-recurring cash charges for the period January 26, 1997 through February 26, 1997 include $1,000 of management bonuses paid in connection with the Fenway Acquisition. Non-recurring cash charges for the six months ended August 1, 1998 include $2,245 of compensation payments to certain members of management of the Company in connection with the Transactions and the Holdings Transactions. The Company believes that EBITDA provides useful information regarding the Company's ability to service its debt; however, offerees of the Exchange Notes should consider the following factors in evaluating such measures: EBITDA and related measures (i) should not be considered in isolation, (ii) are not measures of performance calculated in accordance with GAAP, (iii) should not be construed as alternatives or substitutes for income from operations, net income or cash flows from operating activities in analyzing the Company's operating performance, financial position or cash flows (in each case, as determined in accordance with GAAP) and (iv) should not be used as indicators of the Company's operating performance or measures of its liquidity.

                                                  TWELVE MONTHS     SIX MONTHS
                                                      ENDED           ENDED
                                                 JANUARY 31, 1998 AUGUST 1, 1998
                                                 ---------------- --------------
Pro forma operating income......................     $13,413          $3,778
 Depreciation and amortization..................       4,718           2,574
 Falcon depreciation in cost of sales...........         301             219
                                                     -------          ------
EBITDA..........................................     $18,432          $6,571
                                                     =======          ======

(10) In calculating the ratio of earnings to fixed charges, earnings consist of income before taxes plus fixed charges. Fixed charges consist of pro forma interest expense, amortization of deferred financing costs and the portion of operating lease expense attributable to interest. For the six months ended August 1, 1998, the Company's earnings were inadequate to cover fixed charges by $2,503. Adjusted to eliminate non-cash charges of depreciation and amortization of $2,793 and $2,245 of compensation payments to certain members of management in connection with the Transactions and the Holdings Transactions, for the six months ended August 1, 1998, such earnings would have exceeded fixed charges by $2,535.

         SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

  The following table sets forth (i) selected historical consolidated financial data of the Company for the five-year period ended January 31, 1998 and the six-month periods ended July 26, 1997 and August 1, 1998, (ii) the pro forma consolidated statement of income and other financial data of the Company for the twelve-month period ended January 31, 1998 which give effect to the excess use of cash, the Fenway Acquisition and the Transactions as if such events had occurred on January 26, 1997 and (iii) selected historical balance sheet data of the Company as of August 1, 1998. The selected historical consolidated financial data for the five-year period ended January 31, 1998 were derived from audited consolidated financial statements of the Company. The audited consolidated financial statements of the Company for each of the periods in the three-year period ended January 31, 1998 are included elsewhere in the Prospectus together with the report of Ernst & Young LLP, independent accountants. The selected historical consolidated financial data for each of the years in the two-year period ended January 28, 1995 were derived from audited consolidated financial statements of the Company that are not included herein. The selected historical consolidated financial data for the period February 27, 1997 through July 26, 1997 and for the six-month period ended August 1, 1998 were derived from unaudited financial statements of the Company, which, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein. The results of operations for the six months ended August 1, 1998 are not necessarily indicative of the results that may be expected for the full year. The following table should be read in conjunction with "Capitalization," "Summary Historical and Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and historical financial statements of the Company, and the accompanying notes thereto, included elsewhere in this Prospectus.

                                                    PREDECESSOR
                            ------------------------------------------------------------
                                        FISCAL YEARS ENDING (1)             JANUARY 26,
                            ----------------------------------------------- 1997 THROUGH
                            JANUARY 29, JANUARY 28, JANUARY 27, JANUARY 25, FEBRUARY 26,
                               1994        1995        1996        1997         1997
                            ----------- ----------- ----------- ----------- ------------
                                     (IN THOUSANDS EXCEPT FOR FINANCIAL RATIOS)
STATEMENTS OF INCOME DATA:
Net sales.................    $72,158     $85,543     $95,263     $99,360     $10,937
Cost of sales.............     39,043      46,984      50,706      52,437       5,610
                              -------     -------     -------     -------     -------
 Gross profit.............     33,115      38,559      44,557      46,923       5,327
Selling, general and
 administrative...........     21,961      24,676      28,399      31,267       5,120 (4)
Depreciation..............      1,039         962       1,127       1,322         121
Amortization of intangible
 assets...................      1,178       1,239       1,402       1,429         117
                              -------     -------     -------     -------     -------
 Operating income (loss)..      8,937      11,682      13,629      12,905         (31)(4)
Interest expense..........      3,425       3,066       3,852       3,627         232
                              -------     -------     -------     -------     -------
Income (loss) before
 income taxes.............      5,512       8,616       9,777       9,278        (263)
Provision (benefit) for
 income taxes.............      1,273       3,844       4,110       3,689         (68)
                              -------     -------     -------     -------     -------
 Net income (loss)........    $ 4,239     $ 4,772     $ 5,667     $ 5,589     $  (195)
                              =======     =======     =======     =======     =======
CASH FLOW DATA:
Net cash (used in)
 provided by operating
 activities...............    $  (360)    $ 5,770     $ 2,394     $ 9,143     $ 1,435
Net cash used in investing
 activities (excluding
 acquisitions)............      1,243       3,625       4,679       2,222         117
Net cash (used in)
 provided by financing
 activities (excluding
 acquisitions)............       (664)        (58)        276      (7,317)     (2,299)
OTHER DATA:
EBITDA (9)................    $11,154     $14,000     $16,511     $17,079     $ 2,269
EBITDA Margin (9).........       15.5%       16.4%       17.3%       17.2%       20.7%
Depreciation and
 amortization.............    $ 2,217     $ 2,318     $ 2,882     $ 3,109     $   246
Capital expenditures
 (10).....................      1,275       1,339       2,898       2,562         117
Cash interest expense
 (11).....................      3,102       3,238       3,588       2,717         552
Ratio of earnings to fixed
 charges (13).............        2.5x        3.5x        3.3x        3.2x        --
Shoemobiles...............         83          88          91         106         106
Retail stores.............         55          60          69          73          73
BALANCE SHEET DATA (END OF
PERIOD):
Total assets..............    $75,514     $86,173     $91,151     $90,043     $   --
Total debt................     31,040      35,294      38,295      19,212         --
Holdings Series A
 Preferred Stock (14).....        --          --          --          --          --
Total stockholder's
 equity...................     34,837      37,268      41,738      48,212         --

                                                        SUCCESSOR
                          -----------------------------------------------------------------------------
                                                UNAUDITED                 UNAUDITED PRO FORMA
                                       ----------------------------   ---------------------------------
                          FEBRUARY 27, FEBRUARY 27,
                          1997 THROUGH 1997 THROUGH   SIX MONTHS      YEAR ENDED          SIX MONTHS
                          JANUARY 31,    JULY 26,   ENDED AUGUST 1,   JANUARY 31,       ENDED AUGUST 1,
                            1998(2)      1997(2)         1998         1998(1)(3)             1998
                          ------------ ------------ ---------------   -----------       ---------------
STATEMENTS OF INCOME
 DATA:
Net sales................  $ 107,769    $  45,434      $ 61,279        $118,706             $61,279
Cost of sales............     53,304       23,009        30,848          58,914              30,848
                           ---------    ---------      --------        --------             -------
 Gross profit............     54,465       22,425        30,431          59,792              30,431
Selling, general and
 administrative..........     36,541       15,640        24,079 (5)      41,661 (5)          24,079 (5)
Depreciation.............      1,443          634           850           1,570                 850
Amortization of
 intangible assets.......      2,983        1,459         1,724           3,148               1,724
                           ---------    ---------      --------        --------             -------
 Operating income
  (loss).................     13,498        4,692         3,778          13,413               3,778
Interest expense.........      9,855        3,931         5,986          12,544               6,281
                           ---------    ---------      --------        --------             -------
Income (loss) before
 income taxes and
 extraordinary item......      3,643          761        (2,208)            869              (2,503)
Provision (benefit) for
 income taxes............      1,686          195          (397) (5)      1,278 (5)(6)         (595)(5)(6)
                           ---------    ---------      --------        --------             -------
 Net income (loss) before
  extraordinary item.....      1,957          566        (1,811)           (409)             (1,908)
Extraordinary item, net
 of tax                          --           --         (4,015) (8)        --                  --
                           ---------    ---------      --------        --------             -------
Net income (loss)........  $   1,957    $     566      $ (5,826)       $   (409)(7)         $(1,908)(7)
                           =========    =========      ========        ========             =======
CASH FLOW DATA:
Net cash (used in)
 provided by operating
 activities..............  $  (1,912)   $  (3,641)     $ (1,975)       $    --              $   --
Net cash used in
 investing activities
 (excluding
 acquisitions)...........      2,365          697         1,019             --                  --
Net cash provided by
 financing activities
 (excluding
 acquisitions)...........      5,956        3,799         1,814             --                  --
OTHER DATA:
EBITDA (9)...............  $  18,225    $   6,890      $  6,571        $ 18,432             $ 6,571
EBITDA Margin (9)........       16.9%        15.2%         10.7%           15.5%               10.7%
Depreciation and
 amortization............  $   4,727    $   2,198      $  2,793        $  5,019             $ 2,793
Capital expenditures
 (10)....................      2,571          697         1,019           2,688               1,019
Cash interest expense
 (11)....................      7,837        3,676         5,811          12,086               6,030
EBITDA/cash interest
 expense.................                                                  1.53x               1.09x
Net debt/EBITDA (12).....                                                  6.46x               8.07x
Ratio of earnings to
 fixed charges (13)......        1.3x         1.2x          --              1.1x                --
Shoemobiles..............        122          108           130             122                 130
Retail stores............         95           93           106              95                 106
BALANCE SHEET DATA (END
 OF PERIOD):
Total assets.............  $174,792     $170,555       $180,405        $    --              $   --
Total debt...............   101,675       99,347        125,288             --                  --
Holdings Series A
Preferred Stock (14).....    17,031       15,869            --              --                  --
Total stockholder's
equity...................    37,848       37,671         37,653             --                  --

--------
(1) The Company utilizes a fiscal year of 52 or 53 weeks, ending on the last Saturday in January. Each of the Company's fiscal years set forth herein contained 52 weeks except for its fiscal year ended January 31, 1998 which contained 53 weeks.
(2) The statement of income data and other financial data for the period February 27, 1997 through January 31, 1998 include the results of Knapp since it was acquired by the Company on March 14, 1997.
(3) The unaudited pro forma statement of income data and the other financial data of the Company give effect to the Fenway Acquisition and the Transactions as if such events had occurred on January 26, 1997 as more fully disclosed in the Unaudited Pro Forma Consolidated Statement of Income and Other Financial Data and the notes thereto.
(4) Includes $1,054 of non-cash stock-based compensation and $1,000 of non-recurring management bonuses paid in connection with the Fenway Acquisition.
(5) Includes approximately $2,245 of compensation payments to certain members of management of the Company in connection with the Transactions and the Holdings Transactions, and related tax effect of $960.

(6) The provision for income taxes for the unaudited pro forma statements of income for the year ended January 31, 1998 and the six months ended August 1, 1998 is computed by applying the statutory rate of 43%, excluding the impact of non-deductible goodwill amortization.
(7) Excludes an extraordinary loss on early extinguishment of debt, net of tax effect, of $4,015 and compensation payments to certain members of management of the Company, net of tax effect, of $1,285 to be incurred in connection with the Transactions and the Holdings Transactions.

(8) The Company recorded an extraordinary loss of $4,015, net of tax benefit, for the six months ended August 1, 1998, due to the early extinguishment of indebtedness resulting from the repayment of the Existing Subordinated Notes and the termination of the Existing Credit Facility in connection with the Transactions.

(9) EBITDA is defined as net income plus (i) provision for income taxes, (ii) interest expense, (iii) depreciation and amortization, (iv) certain other non-cash charges described below and (v) certain other non-recurring cash charges described below. EBITDA presented by the Company may not be comparable to EBITDA defined and presented by other companies. EBITDA margin is defined as EBITDA divided by net sales. Non-cash charges for the year ended January 25, 1997 and the period January 26, 1997 through February 26, 1997 include stock-based compensation of $1,065 and $1,054, respectively. Non-recurring cash charges for the period January 26, 1997 through February 26, 1997 include $1,000 of management bonuses paid in connection with the Fenway Acquisition. Non-recurring cash charges for the six months ended August 1, 1998 include $2,245 of compensation payments to certain members of management of the Company in connection with the Transactions and the Holdings Transactions. The Company believes that EBITDA provides useful information regarding the Company's ability to service its debt; however, offerees of the Exchange Notes should consider the following factors in evaluating such measures: EBITDA and related measures (i) should not be considered in isolation, (ii) are not measures of performance calculated in accordance with GAAP, (iii) should not be construed as alternatives or substitutes for income from operations, net income or cash flows from operating activities in analyzing the Company's operating performance, financial position or cash flows (in each case, as determined in accordance with GAAP) and (iv) should not be used as indicators of the Company's operating performance or measures of its liquidity.

                                                  TWELVE MONTHS     SIX MONTHS
                                                      ENDED           ENDED
                                                 JANUARY 31, 1998 AUGUST 1, 1998
                                                 ---------------- --------------
  Pro forma operating income....................     $13,413          $3,778
  Depreciation and amortization.................       4,718           2,574
  Falcon depreciation in cost of sales..........         301             219
                                                     -------          ------
  EBITDA........................................     $18,432          $6,571
                                                     =======          ======

(10) Includes capital expenditures financed through capital leases of $312 in 1994, $347 in 1995, $340 in 1996, $340 in 1997, $0 in the period January
     26, 1997 to February 27, 1997, $206 in the period February 27, 1997 to January 31, 1998, $157 in the period February 27, 1997 to July 26, 1997 and $172 in the six months ended August 1, 1998.
(11) Cash interest expense equals total interest expense less amortization of deferred financing fees.

(12) Net debt is defined as long term debt including current maturities less cash and cash equivalents. For the six months ended August 1, 1998, EBITDA is calculated as an annualization of EBITDA excluding $2,245 of compensation payments made in connection with the Transactions and the Holdings Transactions, plus $2,245 as a one time non-recurring item not subject to annualization.

(13) In calculating the ratio of earnings to fixed charges, earnings consist of income before taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and the portion of operating lease expense attributable to interest. For the period January 26, 1997 through February 26, 1997, the Company's earnings were inadequate to cover fixed charges by $263. Adjusted to eliminate non-cash charges of depreciation and amortization of $246, non-cash charges of stock based compensation of $1,054 and non-recurring management bonuses of $1,000, such earnings would have exceeded fixed charges by $2,037. For the six months ended August 1, 1998, the Company's earnings were inadequate to cover fixed charges by $2,208. Adjusted to eliminate non-cash charges of depreciation and amortization of $2,793 and $2,245 of compensation payments to certain members of management in connection with the Transactions and the Holdings Transactions for the six months ended August 1, 1998 such earnings would have exceeded fixed charges by $2,830. For the pro forma six months ended August 1, 1998, the Company's earnings were inadequate to cover fixed charges by $2,503. Adjusted to eliminate non-cash charges of depreciation and amortization of $2,793 and compensation payments to certain members of management of the Company in connection with the Transactions and the Holdings Transactions of $2,245, for the pro forma six months ended August 1, 1998, such earnings would have exceeded fixed charges by $2,535.
(14) The Holdings Series A Preferred Stock is included in the Company's consolidated financial statements for financial reporting purposes since the Company paid a dividend of $14,100 to Holdings from the proceeds of the Transactions that was used to redeem a portion of the Holdings Series A Preferred Stock.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
                      OF FINANCIAL CONDITION AND RESULTS
                                 OF OPERATIONS

  The following is management's discussion and analysis of the financial condition and results of operations of the Company for the six months ended July 26, 1997 and August 1, 1997 and the fiscal years ended January 27, 1996, January 25, 1997 and January 31, 1998. For purposes of this discussion and analysis, the financial condition and results of operations of the Company for the six months ended July 26, 1997 and for fiscal 1998 represent the combined results of the Company and its predecessor, unless otherwise indicated. This discussion and analysis should be read in conjunction with, and is qualified in its entirety by, the sections entitled (i) "Summary Historical and Pro Forma Consolidated Financial Data" and (ii) the Consolidated Financial Statements of the Company and the notes thereto, each of which is included elsewhere in this Prospectus.

OVERVIEW

  The Company's core business is the specialty distribution of safety shoes under the Iron Age brand name through shoemobiles, retail stores, in-plant stores and catalog sales in North America. The core business accounted for 79.9% of fiscal 1998 sales. The Company's net sales growth in the U.S. core business was 9.3% in fiscal 1998, or 7.2% excluding the impact of the additional week in fiscal 1998. The Company's net sales growth in the U.S. core business has averaged 6.9% over the last three fiscal years, excluding the impact of the additional week in fiscal 1998. In addition to the core business, the Company operates in the consumer direct mail, branded wholesale and retail markets through its Consumer Brands Division (the "Consumer Brands Division"). The Company manufactures approximately 20% of total pairs of shoes sold internally through Falcon, its manufacturing subsidiary.

  The Company has an extended history of sales and income growth. Historically, the Company's growth has been generated both internally and through the acquisition of regional independent distributors. The Company's same store sales growth rate has averaged 6.2% over the last four fiscal years and was 7.5% for fiscal 1998, in each case excluding the impact of the additional week in fiscal 1998. From fiscal 1987 to fiscal 1998, the Company's net sales and EBITDA have increased at CAGRs of 15.2% and 23.2%, respectively.

ACQUISITIONS

  The Fenway Acquisition occurred on February 26, 1997. Concurrently with the Fenway Acquisition, (i) the Company entered into the Existing Credit Facility,
(ii) the Company issued the Existing Subordinated Notes in the amount of $14,550,000 (net of a $450,000 discount), (iii) Holdings issued 1,500 shares of the Holdings Series A Preferred Stock for an aggregate consideration of $14,900,000, (iv) Holdings issued 88,625 shares of Common Stock for an aggregate consideration of approximately $32.2 million, (v) Holdings issued warrants to acquire approximately 7,000 shares of Common Stock of Holdings at an exercise price of $185.52 per share for an aggregate consideration of $100,000, and (vi) management rolled over certain options to acquire approximately 6,000 shares of the predecessor company at an exercise price of $62 per share into options to acquire approximately 11,500 shares of Common Stock of Holdings at an exercise price of $36.36 per share and were granted additional options to acquire approximately 8,500 shares of Common Stock of Holdings at an exercise price of $363.60 per share. The total fair value of the exchanged options was recognized as a capital contribution to Holdings because the exchanged options represented a portion of the purchase price of Holdings. On April 24, 1998 in the Original Offering, the Company consummated the sale of the Original Notes, the Company's 9 7/8% Senior Subordinated Notes due 2008 in an aggregate principal amount of $100 million, in a transaction exempt from the registration requirements of the Securities Act. Concurrently with the Original Offering, the Company entered into the New Credit Facility, which provides for a $65.0 million senior secured credit facility consisting of a $30.0 million revolving working capital facility and a $35.0 million revolving acquisition facility. The Company used excess cash and net proceeds from the Original Offering and the New Credit Facility to repay the Existing Credit Facility and the Existing Subordinated Notes, to make compensation payments to certain members of management and to pay a dividend to Holdings to allow Holdings to redeem the Holdings Series A Preferred Stock. The Fenway Acquisition was accounted for by the purchase method and the purchase price has been allocated to the Company's assets and liabilities based on fair market value. The Fenway Acquisition resulted in goodwill of approximately $84.1 million, which is being amortized over 40 years. The exercise price of the options which were rolled over by management is approximately $36 per share and represents the difference between the fair market value of Holdings common stock at the date of grant and the total fair value of the exchanged options which was recognized as a capital contribution to Holdings of approximately $3,772,700, or approximately $328 per share.

  The Knapp Acquisition occurred on March 14, 1997. As part of the Knapp Acquisition, Holdings contributed an additional $4.0 million of common equity. At the time of the Knapp Acquisition, Knapp was losing approximately $0.4 million per month. Within 90 days of the Knapp Acquisition, the post-acquisition operations of Knapp were generating operating income and the manufacturing, distribution, and administration functions were integrated into the Company. The Knapp Acquisition was accounted for under the purchase method for business combinations and, accordingly, the results of operations for Knapp are included in the Company's financial statements only from the date of the Knapp Acquisition.

  During the last five weeks of the three months ended May 2, 1998, the Company acquired the stock of Safety Supplies and Service Company, Inc. and acquired certain assets and assumed certain liabilities of Safety Depot Ltd., ACT Safety, Inc. and J. Mars Knapp Shoes (the "First Quarter Acquisitions"). The combined purchase price for the First Quarter Acquisitions was approximately $4.64 million, including transactions costs of approximately $150,000. In addition, on July 7, 1998, the Company acquired certain assets of Work-Saf, Inc. for approximately $.75 million (the "Second Quarter Acquisition"). The First Quarter Acquisitions and the Second Quarter Acquisition have been accounted for using the purchase method of accounting for business combinations, and, accordingly, (i) the results of operations for each of the acquired companies are included in the Company's financial statements only from the date of the respective acquisitions and (ii) the purchase price has been allocated to the Company's assets and liabilities based upon fair market value. The First Quarter Acquisitions and the Second Quarter Acquisition resulted in goodwill of approximately $2.5 million, which is being amortized over 40 years.

RESULTS OF OPERATIONS

  The following table sets forth for the period indicated certain historical income statement data derived from the consolidated statement of income of the Company and its predecessor. The application of the purchase method of business combinations resulted in a presentation of the results of operations for fiscal 1998 and for the three months ended July 26, 1997 in two periods, respectively: (i) for fiscal, 1998, a one-month period prior to the Fenway Acquisition and an 11-month period following the date of the Fenway Acquisition, and (ii) for the six months ended July 26, 1997, a one-month period prior to the Fenway Acquisition and a five-month period following the date of the Fenway Acquisition.

                                        PREDECESSOR                SUCCESSOR
                           ------------------------------------- -------------
                                                   JAN. 26, 1997 FEB. 27, 1997
                                                      THROUGH       THROUGH
                           FISCAL 1996 FISCAL 1997 FEB. 26, 1997 JAN. 31, 1998
                           ----------- ----------- ------------- -------------
                                         (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Net sales.................   $95,263     $99,360      $10,937      $107,769
Gross profit..............    44,557      46,923        5,327        54,465
Selling, general and
 administrative...........    28,399      31,267        5,120        36,541
Depreciation and
 amortization.............     2,529       2,751          238         4,426
Operating income (loss)...    13,629      12,905          (31)       13,498
Interest expense..........     3,852       3,627          232         9,855
Provision (benefit) for
 income taxes.............     4,110       3,689          (68)        1,686
OTHER DATA:
Gross profit margin.......      46.8%       47.2%        48.7%         50.5%
Operating income margin...      14.3%       13.0%        (0.3)%        12.5%

                          PREDECESSOR                           SUCCESSOR
                         -------------- ----------------------------------------------------------
                                                       FEB. 1, 1998  APRIL 26, 1997  MAY 2, 1998
                         JAN. 26, 1997  FEB. 27, 1997    THROUGH        THROUGH        THROUGH
                            THROUGH        THROUGH    AUGUST 1, 1998 JULY 26, 1997  AUGUST 1, 1998
                          FEB. 26, 1997 JULY 26, 1997  (UNAUDITED)     (UNAUDITED    (UNAUDITED)
                         -------------- ------------- -------------- -------------- --------------
                                                  (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Net sales...............    $10,937        $45,434       $61,279        $28,128        $29,112
Gross profit............      5,327         22,425        30,431         13,914         14,307
Selling, general and
 administrative.........      5,120         15,640        24,079          9,955         11,112
Depreciation and
 amortization...........        238          2,093         2,574          1,249          1,304
Operating income
 (loss).................        (31)         4,692         3,778          2,710          1,891
Interest expense........        232          3,931         5,986          2,482          3,244
(Benefit) provision for
 income taxes...........        (68)           195          (397)           (10)          (295)
Extraordinary item, net
 of tax effect..........        --             --         (4,015)           --             --
OTHER DATA:
Gross profit margin.....       48.7 %         49.4%         49.7%          49.5%          49.1%
Operating income
 margin.................       (0.3)%         10.3%          6.2%           9.6%           6.5%

SIX MONTHS ENDED AUGUST 1, 1998 COMPARED TO SIX MONTHS ENDED JULY 26, 1997




  NET SALES. For comparability with prior periods, net sales for the predecessor and successor periods in the six months ended July 26, 1997 have been discussed on a combined basis. Management believes that a combined discussion of predecessor and successor periods is reasonable and appropriate because there were no adjustments to net sales for a change in basis resulting from the Fenway Acquisition. Net sales for the three months ended August 1, 1998 ("second quarter 1998") were $29.1 million compared to $28.1 million for the comparable period in 1997 ("second quarter 1997"), an increase of $1.0 million, or 3.5%. The Company's net sales for the six months ended August 1, 1998 ("first half 1998") were $61.3 million compared to $56.4 million for the six months ended July 26, 1997, an increase of $4.9 million, or 8.7%. The increase in the first half 1998 was attributable to growth in both the core business of 6.0% and the Knapp distribution channel of 36.3%.

  GROSS PROFIT. For comparability with prior periods, gross profit for the predecessor and successor periods in the six months ended July 26, 1997 has been discussed on a combined basis. Management believes that a combined discussion of predecessor and successor periods is reasonable and appropriate because there were no adjustments to gross profit for a change in basis resulting from the Fenway Acquisition. Gross profit for second quarter 1998 was $14.3 million compared to $13.9 million for the second quarter 1997, an increase of $0.4 million, or 2.9%. The Company's gross profit for the first half 1998 was $30.4 million compared to $27.8 million for the six months ended July 26, 1997, an increase of $2.6 million, or 9.4%. As a percentage of net sales, gross profit increased 0.5% to 49.7% for the first half 1998. The increase in gross profit as percentage of sales in the first half 1998 was primarily attributable to the growth in the Knapp distribution channel. The core business gross profit percentage in the first half 1998 decreased 0.2% from the six months ended July 26, 1997 due to the operations of regional distributors acquired in the First Quarter Acquisitions. Excluding the impact of these acquisitions, gross profit as a percentage of sales would have increased in the core business in the first half 1998.

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. For comparability with prior periods, selling, general and administrative expenses for the predecessor and successor periods in the six months ended July 26, 1997 have been discussed on a combined basis. Management believes that a combined discussion of predecessor and successor periods is reasonable and appropriate because there were no adjustments to selling, general and administrative expenses for a change in basis resulting from the Fenway Acquisition. Selling, general and administrative expenses for the second quarter 1998 were $11.1 million compared to $10.0 million for the second quarter 1997, an increase of $1.1 million, or 11.0%. Selling, general and administrative expenses for the first half 1998 were $24.1 million compared to $20.8 million for the six months ended July 26, 1997, an increase of

$3.3 million, or 15.9%. The increase was primarily related to the First Quarter Acquisitions and infrastructure added in the Knapp distribution channel since the six months ended July 26, 1997.

  OPERATING INCOME. Operating income for the second quarter 1998 was $1.9 million, or 6.5% of net sales, compared to $2.7 million, or 9.6% of net sales, for the second quarter 1997. Operating income for the first half 1998 was $3.8 million, or 6.2% of net sales, and was $4.7 million, or 10.3% of net sales, for the period February 27, 1997 through July 26, 1997. Operating loss and operating loss as a percentage of net sales for the predecessor period January 26, 1997 through February 21, 1997 were $0.03 million and 0.3%, respectively. Operating income for the successor periods included additional selling, general and administrative expenses, as discussed above, and additional depreciation and amortization of $0.2 million. The additional depreciation and amortization is primarily due to the increase in basis of goodwill, customer lists and other intangible and tangible assets capitalized as a result of the Fenway Acquisition and the Knapp Acquisition.

  INTEREST EXPENSE. Interest expense for the second quarter 1998 was $3.2 million compared to $2.5 million for the second quarter 1997, an increase of $0.8 million, or 32.0%. Interest expense for the six months ended August 1, 1998 was $6.0 million and was $3.9 million for the period February 27, 1997 through July 26, 1997. Interest expense for the predecessor period January 26, 1997 through February 26, 1997 was $0.2 million. Interest expense for the successor periods prior to April 25, 1998 reflect the additional indebtedness of Holdings incurred in connection with the Fenway Acquisition and the Knapp Acquisition. The successor periods subsequent to April 24, 1998 reflect interest incurred in connection with the Transactions.

  INCOME TAX EXPENSE. Income tax benefit was $0.3 million for second quarter 1998 compared to $0.1 million in second quarter 1997. Income tax expense was $0.2 million in the period February 27, 1997 through July 26, 1997. Income tax benefit for the predecessor period January 26, 1997 through February 26, 1997 was $0.7 million. Income tax benefit for the first half 1998 was $0.4 million. Income taxes for the successor periods reflect the effect of additional nondeductible goodwill amortization.

  EXTRAORDINARY ITEM. For the six months ended August 1, 1998, the Company recorded an extraordinary loss of $4.0 million, net of tax, due to the early extinguishment of indebtedness resulting from the repayment of the Existing Subordinated Notes and the Existing Credit Facility in April 1998, in connection with the Transactions.





FISCAL 1998 COMPARED TO FISCAL 1997

  NET SALES. For comparability with prior periods, net sales for the predecessor and successor periods in fiscal 1998 have been discussed on a combined basis. Management believes that a combined discussion of predecessor and successor periods is reasonable and appropriate because there were no adjustments to net sales for a change in basis resulting from the Fenway Acquisition. The Company's net sales for fiscal 1998 increased to $118.7 million, an increase of $19.3 million, or 19.4%, compared to fiscal 1997. The increase was attributable to increased sales in the core business of $6.2 million, or 7.1%, sales of $12.8 million from the operations of Knapp and $2.0 million for the additional week in fiscal 1998. The increase was partially offset by a $1.7 million decrease in sales of Dunham(R) brand products, the Company's Branded Wholesale Division (the "Branded Wholesale Division") and private label.

  GROSS PROFIT. For comparability with prior periods, gross profit for the predecessor and successor periods in fiscal 1998 have been discussed on a combined basis. Management believes that a combined discussion of predecessor and successor periods is reasonable and appropriate because there were no adjustments to gross profit for a change in basis resulting from the Fenway Acquisition. The Company's gross profit margin increased 3.2% in fiscal 1998 compared to fiscal 1997. In addition, gross profit increased to $59.8 million in fiscal 1998, an increase of $12.9 million, or 27.5%, compared to fiscal 1997. The increase in gross profit was primarily attributable to the increase in net sales. The gross profit margin in the core business increased 1.6%. This increase was attributable to increased sales of higher margin products, increased sales through the higher margin shoemobile and retail store channels and stable product costs. The remainder of the increase was attributable to Knapp sales, for which the gross margin was 55.7%.

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. For comparability with prior periods, selling, general and administrative expenses for the predecessor and successor periods in fiscal 1998 have been discussed on a combined basis. Management believes that a combined discussion of predecessor and successor periods is reasonable and appropriate because there were no adjustments to selling, general and administrative expenses for a change in basis resulting from the Fenway Acquisition. Selling, general and administrative expenses were $41.7 million in fiscal 1998, an increase of $10.4 million, or 33.2%, compared to fiscal 1997. The acquired Knapp distribution channels contributed $5.8 million of this increase and the core business contributed $2.5 million of this increase, which was 8.8% compared to fiscal 1997. Approximately $0.5 million of the increase was attributable to the Knapp manufacturing operation within Falcon and a $1.0 million payment to management in connection with the Fenway Acquisition. The additional week in fiscal 1998 contributed
$0.6 million of the increase.

  OPERATING INCOME. Operating income was $13.5 million and $12.9 million in the period February 27, 1997 through January 31, 1998 and fiscal 1997, respectively. Operating income in the period February 27, 1997 through January 31, 1998 reflects the direct result of the Company's gains in both sales and margins. Operating income as a percentage of net sales was 12.5% in the period February 27, 1997 through January 31, 1998 and 13.0% in fiscal 1997. Operating loss and operating loss as a percentage of net sales for the predecessor period January 26, 1997 through February 26, 1997 were $0.03 million and 0.3%, respectively. Operating income as a percentage of net sales in the period February 27, 1997 through January 31, 1998 included additional amortization due to the increase in the basis of goodwill, customer lists and other intangible assets capitalized as a component of the purchase accounting related to the Fenway Acquisition and the Knapp Acquisition.

  INTEREST EXPENSE. Interest expense was $9.9 million in the period February 27, 1997 through January 31, 1998 and $3.6 million in fiscal 1997. Interest expense for the predecessor period January 26, 1997 through February 26, 1997 was $0.2 million. Interest expense for the period February 27, 1997 through January 31, 1998 reflects the increase in indebtedness of the Company incurred in connection with the Fenway Acquisition in February 1997 and the Knapp Acquisition in March 1997.

  INCOME TAX EXPENSE. Income tax expense was $1.7 million in the period February 27, 1997 through January 31, 1998 and $3.7 million in fiscal 1997. Income tax benefit the predecessor period January 26, 1997 through February 26, 1997 was $0.07 million. Income taxes for the successor period reflect the effect of additional non-deductible goodwill amortization.

FISCAL 1997 COMPARED TO FISCAL 1996

  NET SALES. The Company's net sales were $99.4 million in fiscal 1997, an increase of $4.1 million, or 4.3%, compared to fiscal 1996. The increase in net sales was attributable to continued growth in the core business of $6.1 million, or 7.4%. Sales through the Branded Wholesale Division and Dunham distribution channels increased 6.8% and 8.7%, respectively, for a combined increase of $0.6 million. These sales gains offset a $2.6 million decrease in private label from the Company's Falcon subsidiary.

  GROSS PROFIT. The Company's gross profit margin increased 0.4% in fiscal 1997 compared to fiscal 1996. In addition, the Company's gross profit increased to $46.9 million in fiscal 1997, an increase of $2.4 million, or 5.3%, compared to fiscal 1996. The increase is primarily related to the increase in sales in the Company's core business. Gross profit as a percentage of sales increased to 47.2% in fiscal 1997 compared to 46.8% in fiscal 1996. The increase in gross profit margin was attributable to increased sales of higher margin products, increased sales through the higher margin shoemobile and retail store channels and stable product costs in the core business.

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. The Company's selling, general and administration expenses were $31.3 million in fiscal 1997, an increase of $2.9 million, or 10.1%, compared to fiscal 1996. The increase of $2.9 million is primarily attributable to $1.1 million of stock-based compensation for employee stock options granted in fiscal 1997. Selling, general and administrative expenses without giving effect to this charge would have been $30.2 million for fiscal 1997, compared to $28.4 million for fiscal 1996, an increase of 6.3%. Approximately $1.1 million of the increase was due to increased costs in connection with the opening of ten mobile distribution centers during fiscal 1997 and the last half of fiscal 1996.

  AMORTIZATION. The Company's amortization of intangible assets in fiscal 1997 and fiscal 1996 was approximately $1.4 million.

  OPERATING INCOME. Operating income was $12.9 million in fiscal 1997 compared to $13.6 million in fiscal 1996, a decrease of 5.3%. After giving effect to the stock-based compensation discussed above, operating income increased in fiscal 1997 by $0.3 million, or 2.5%. Other non-recurring charges in fiscal 1997 include $0.1 million in costs associated with the Fenway Acquisition.

  INTEREST EXPENSE. Interest expense decreased to $3.6 million in fiscal 1997 compared to $3.9 million in fiscal 1996. The $0.3 million decrease in fiscal 1997 was primarily due to decreases in average balances outstanding under the Company's revolving working capital facility.

  INCOME TAX EXPENSE. The Company's provision for income taxes decreased from $4.1 million in fiscal 1996 to $3.7 million in fiscal 1997, corresponding approximately with pretax income. The Company's effective tax rate differed from the applicable statutory rate primarily due to non-deductible goodwill and other intangibles amortization.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's primary cash needs are working capital, capital expenditures and debt service. The Company anticipates that it may use cash in the future to finance acquisitions. The Company has financed cash requirements primarily through internally generated cash flow and funds borrowed under credit facilities.

  Net cash used for operating activities was $2.0 million in the six months ended August 1, 1998, as compared to net cash used for operating activities of $2.2 million in the six months ended July 26, 1997. The increase in cash from operating activities is primarily the result of the decrease in inventory levels of $0.7 million in the six months ended August 1, 1998, compared to an increase of $3.9 million in the six months ended July 26, 1997 due to the Knapp Acquisition. Net cash used for operating activities was $0.5 million in fiscal 1998, as compared to net cash provided by operating activities of $9.1 million and $2.4 million in fiscal 1997 and fiscal 1996, respectively. The reduction in cash provided by operating activities in 1998 was the result of a one-time increase in inventory of $7.0 million related to the Knapp Acquisition. The major component of the increase in net cash generated by operating activities in fiscal 1997 and fiscal 1996 was income before non-cash charges of $5.6 million and $5.7 million, respectively, primarily due to increased income from operations as described above.

  Exclusing cash paid for acquisitions, the Company used cash for investing activities of $1.0 million in the six months ended August 1, 1998 compared to $0.8 million used for investing activities in the six months ended July 26, 1997. Excluding cash paid for acquisitions, the Company used cash for investing activities of $2.5 million in fiscal 1998 compared to $2.2 million in fiscal 1997 and $4.7 million in fiscal 1996. The Company's capital expenditures were $1.0 million and $0.8 million in the six months ended August 1, 1998 and July 26, 1997, respectively. The Company's capital expenditures for the six months ended August 1, 1998 included $0.2 million in remaining costs related to the addition to the Company's central distribution center building. The remaining $0.8 million in capital expenditures was related to improvements in retail stores, shoemobiles and equipment in the core business and installing the POS system in newly-acquired stores and shoemobiles. The Company's capital expenditures were $2.5 million, $2.2 million and $2.6 million in fiscal years 1998, 1997 and 1996, respectively. The Company anticipates that these expenditures will be approximately $2.5 million in fiscal 1999.

  The Company's total working capital as of August 1, 1998 was $49.6 million. At January 31, 1998, working capital was $42.7 million. The primary reason for the increase to working capital was the elimination of the current portion of long term senior debt in connection with the Transactions. Management believes the Company's liquidity, working capital and borrowing capacity are sufficient to meet future capital expenditures, acquisitions and working capital needs in the future.

  Excluding cash paid for acquisitions, the Company generated approximately $1.8 million from financing activities in the six months ended August 1, 1998 due primarily to borrowings under the New Credit Facility. In the six months ended July 26, 1997, the Company generated cash of $1.5 million due primarily to borrowings under the Existing Credit Facility. The Company generated approximately $3.7 million in financing activities in fiscal 1998 due primarily to borrowings under the Existing Credit Facility. In fiscal 1997, the Company used $7.3 million for financing activities due primarily to principal payments on debt and the payment of a dividend. In fiscal 1996, the Company generated $0.3 million due primarily to borrowings under its revolving credit agreement.

  Cash flow from operations for the six months ended August 1, 1998 was sufficient to cover debt service requirements under the New Credit Facility. Cash flow from operations for fiscal 1998 was sufficient to cover debt service requirements under the Existing Credit Facility. The Company's ability to make scheduled payments of principal, or to pay the interest or premium (if any) on, or to refinance, its indebtedness (including the Notes), or to fund planned capital expenditures will depend on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. Based upon the current level of operations, management believes that cash flow from operations and available cash, together with available borrowings under the New Credit Facility, will be adequate to meet the Company's anticipated future requirements for working capital, budgeted capital expenditures and scheduled payments of principal and interest on its indebtedness, including the Notes, for the next several years. There can be no assurance that the Company's business will generate sufficient cash flow from operations or that future borrowing will be available under the New Credit Facility in an amount sufficient to enable the Company to service its indebtedness, including the Notes, or to make capital expenditures.

  As of August 1, 1998 , the Company's debt consisted of the Original Notes, the New Credit Facility and certain other debt. The New Credit Facility consists of a $35.0 million multiple draw acquisition term loan facility (the "New Acquisition Credit Facility") and approximately $30.0 million in revolving credit loans, letters of credit and swing line loans (the "New Revolving Credit Facility"). The Company's other debt of $1.0 million consists of capital leases and other notes. As of August 1, 1998 , approximately $13.3 million of the New Acquisition Credit Facility and approximately $11.0 million of the New Revolving Credit Facility were outstanding, and the Company had additional borrowing availability under the New Acquisition Credit Facility of $21.7 million and under the New Revolving Credit Facility of approximately $19.0 million. The New Acquisition Credit Facility matures in quarterly installments from July 2001 until final payment in April 2004. The New Revolving Credit Facility will mature in April 2004 and has no scheduled interim amortization.

IMPACT OF THE YEAR 2000 ISSUE

  The Company is in the process of conducting a comprehensive review of its internal computer systems to identify the systems that could be affected by the year 2000 issue and is developing an implementation plan to resolve the issue that is expected to be completed in the latter part of fiscal 1999. The Company presently believes that the year 2000 issue will not pose significant operational problems for the Company's computer systems as so modified and converted. Based on a preliminary assessment, the Company expects to spend under $50,000 to modify its existing computer systems to ensure proper transaction processing in the year 2000 and beyond. Through August 1, 1998 , the Company has incurred approximately $10,000 related to the assessment of, and preliminary efforts in connection with, its Year 2000 project and the development of a remediation plan. The Company plans to complete the critical elements of the Year 2000 project by November 15, 1998. The Company presently believes that the cost of preparing its systems for the year 2000 will not have a material effect on the Company's current financial position, liquidity or results of operations. If modifications and conversions are not completed in a timely manner, the year 2000 issue may have a material impact on the Company's operations.

INFLATION AND CHANGING PRICES

  The Company's sales and costs are subject to inflation and price fluctuations. However, they historically have not, and in the future are not expected to have, a material adverse effect on the Company's results of operations.

FORWARD LOOKING STATEMENTS

  When used in this Prospectus, the words "believes," "anticipates," and similar expressions are used to identify forward looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those projected. The Company wishes to caution readers that the following important factors, among the factors discussed in "Risk Factors" above and others, in some cases have affected and in the future could affect the Company's actual results and could cause the Company's actual results to differ materially from those expressed in any forward looking statements made by the Company: (i) economic conditions in the safety shoe market, (ii) availability of credit, (iii) increase in interest rates, (iv) cost of raw materials, (v) inability to maintain state-of-the-art manufacturing facilities, (vi) heightened competition, including intensification of price and service competition, the entry of new competitors and the introduction of new products by existing competitors, (vii) inability to capitalize on opportunities presented by industry consolidation, (viii) loss or retirement of key executives, (ix) loss or disruption of the Company's relationships with its major suppliers, including the Company's largest supplier in China and (x) inability to grow by acquisition of additional safety shoe distributors or to effectively consolidate operations of businesses acquired.

                                   BUSINESS

  Iron Age is a leading distributor of safety shoes in the United States. The Company's core business is the specialty distribution of safety shoes under the Iron Age brand name, which comprised 79.9% of fiscal 1998 sales. The Company also distributes work footwear to the service sector through its Knapp division and manufactures specialized premium quality safety shoes through its subsidiary Falcon. The Company distributes directly to its customers over 450 styles under the Iron Age and Knapp brand names. The Company's captive, multi-channel distribution network includes 130 shoemobiles, 106 retail stores and 34 in-plant stores, as well as catalog sales, branded wholesale merchandising, independent sales representatives and third-party vendors. The Iron Age products and services are marketed principally to industrial and government employers, most of which require safety shoes to be worn at the workplace and provide purchase subsidies under employer safety programs to the end-user employee. The employers provide these subsidies to increase workplace safety and ensure compliance with OSHA regulations, thereby decreasing workers' compensation and insurance costs. Through superior customer service provided by the Company's factory-to-end-user distribution and advanced information systems, the Company has established a diverse and loyal customer base of approximately 48,000 accounts. Management estimates that the Company has industrial customer retention rates in excess of 90%. The Company believes that its focus on direct supply, responsive customer service and broad, readily available product offerings distinguishes the Company from other safety footwear suppliers.

  The Company was founded in 1817 and has specialized in safety footwear since the popularization of steel toe shoes during the 1940s. Under the Company's current management, which was formed in 1986, the Company has reduced its reliance on independent distributors, and sales of Iron Age products through Company-owned shoemobiles and retail stores have increased from approximately 60% in fiscal 1987 to 100% in fiscal 1998. Over the same period, net sales and EBITDA have increased in each consecutive year, growing at CAGRs of 15.2% and 23.2%, respectively. For fiscal 1998 pro forma results of operations, the Company generated net sales of $118.7 million and EBITDA of $20.5 million, representing increases of 19.5% and 20.0%, respectively, from the prior fiscal year. Following the Transactions, the Company is highly leveraged. As of August 1, 1998, the Company's indebtedness was approximately $125.3, of which $24.3 million was Senior Indebtedness, and there was approximately $40.7 million available under the New Credit Facility for future borrowings.

  The Company's principal executive offices are located at Robinson Plaza Three, Suite 400, Pittsburgh, Pennsylvania 15205, (412) 787-4100.

INDUSTRY OVERVIEW

  The work shoe market consists of men's and women's work, safety and duty shoes and boots. In the United States, the safety shoe segment of the work shoe market is comprised of three types of customers--industrial, government and mass merchandising retail. The Company estimates that sales to industrial and government customers represent over 60% of the safety shoe market segment. End-user safety shoe customers include workers in the primary metals, chemical and petroleum, automotive, paper, mining, utilities, electronics, aerospace, food service, pharmaceutical, biomedical, agriculture, construction and retail and wholesale trade industries.

   A significant factor influencing the demand for safety shoes is the increasing concern regarding workplace safety that is derived from the employer's desire to reduce employee costs from on-the-job injury and to reduce workers' compensation expenses. Beginning in the 1970s, the federal government adopted OSHA regulations establishing heightened workplace safety standards, including regulations governing footwear. OSHA regulations established standards requiring employers to provide their workers with workplaces free from recognized hazards that could cause serious injury or death and requiring employees to abide by all safety and health standards that apply to their jobs. Changes to OSHA regulations in 1994 required employers to assess footwear related hazards and implement a program designed to mitigate such hazards.

  In order to satisfy the criteria set forth in OSHA regulations, protective footwear must comply with standards (the "ANSI Standards") established by the American National Standards Institute ("ANSI"). There are six ANSI categories for foot protection: impact and compression, metatarsal footwear, conductive footwear, electrical hazard footwear, sole puncture resistance footwear and electro-static dissipative footwear. These OSHA regulations, stricter regulatory enforcement and increased consumer awareness of the regulations have heightened the focus on safety in the workplace.

  As the North American market has shifted from an industrial-based economy towards a service-based economy, demand for protective footwear products has shifted from heavy industries towards non-traditional customers in service industries and light manufacturing. The heavy industrial customer is no longer the sole influencing factor in determining the breadth of safety shoe product line or the nature of its distribution. These new influences on the protective footwear marketplace have expanded the market within non-traditional customers for both safety shoe products and related services, leading to stronger demand.

  Industry sales consist of sales to companies operating in a wide range of industries. Sales are made primarily between the distributor and the employer, which generally has safety departments that monitor compliance with overall safety requirements and provide safety shoe purchase subsidies. Distributors of safety shoes to industry customers typically provide a full range of services, including advice with respect to assessment of workplace safety requirements, recommendations as to appropriate product selection, coordination of employer safety subsidy programs, worksite delivery and fitting of shoes and feedback and follow-up with the corporate employers.

  Government sales, which include armed forces, penal institutions, federal, state, and local municipal employees or civilian employees, are made to two primary purchasers: GSA-contracted vendors and the military. GSA-contracted purchases of safety shoes include retail sales to GSA-contracted vendors through shoemobile service and catalog operations. These orders are made for a variety of purposes and activities and involve a wide range of products. Suppliers bid for these orders on the basis of product style and quality, distribution capability and customer service. Sales to the military consist of price-sensitive, large-volume orders that are designed to strict specifications and are bid directly by the manufacturers. Style selection is minimal and geared towards a specific purpose.

  The retail/mass merchandiser segment includes large retail chain stores, specialty retailers and other retail outlets. This segment is a source of low-end, protective footwear, the buyers of which include workers whose employers do not have company-sponsored programs as well as self-employed individuals, occupational users and agricultural workers.

COMPETITIVE STRENGTHS

  The Company believes that its competitive strengths include:

  MARKET LEADERSHIP WITH STRONG BRAND RECOGNITION. The Company is a leading distributor of safety shoes in the United States and in fiscal 1998 had an approximately 7% share of the overall work shoe market. The Company believes that it has doubled its share of the safety shoe segment of the work shoe market over the past decade to approximately 17%. The Company has established national brand-name recognition in the industrial safety and service sector markets with its Iron Age and Knapp brands. The Company believes that its extensive product selection of over 450 styles coupled with its ability to provide its customers with flexible, superior service through the use of its captive factory-to-end-user distribution network differentiates it from its competition. The Company's product line is well recognized in the industry for superior quality, comfort and safety features.

  CONTROL OF COMPREHENSIVE DISTRIBUTION NETWORK. The Company's multi-pronged distribution network, comprised of 130 shoemobiles, 106 retail stores and 34 in-plant stores, as well as catalog sales and consumer brands, allows the Company to tailor its marketing approach to customer size, location and product demand. This integrated network enables the Company to promote the Iron Age brand name exclusively and standardize information systems, product offerings and customer service levels. The Company's network covers all of the United States and key industrial areas in Mexico and Canada. In fiscal 1998, sales through the Company's mobile and store centers represented approximately 63% of the Company's aggregate sales.

  DIVERSE AND STABLE CUSTOMER BASE. The Company has a geographically diverse industrial customer base of over 48,000 accounts in a wide variety of industries, including the pharmaceutical, aerospace, chemical, food, lumber, transportation and home products industries. The Company's customers include approximately 60% of all companies included in the Fortune 500. As of January 31, 1998, the Company's top ten customers, which include Merck & Co., Inc., E.I. duPont de Nemours and Company and AlliedSignal Inc., represented less than 12% of the Company's total revenues in fiscal 1998. The Company's commitment to superior customer service has enabled it to establish a loyal customer base characterized by industrial customer retention rates in excess of 90%. Virtually all sales to industrial and government customers are accomplished through safety department-mandated programs, and management estimates that 68% of such sales were employer-subsidized in fiscal 1998. The Company believes that heightened sensitivity to workplace safety, supported by federal regulations, will continue to stimulate demand for its products.

  ADVANCED SYSTEMS AND PROCEDURES. The Company's highly automated systems utilize leading technology, providing management with powerful tools to strengthen merchandising, purchasing and accounting. All of the Company's mobile and store centers have been outfitted with POS computer terminals. The POS system benefits the Company's customers by (i) reducing transaction time, which minimizes employee downtime, (ii) providing valuable purchasing data, which allows the employer to monitor safety costs, and (iii) providing the employer with an efficient and reliable billing system. The POS system results in lower costs to the Company due to reduced transaction processing errors and helps it to actively manage inventories and customer preferences.

  BALANCED PRODUCT SOURCING. Through its market leadership position and extensive operating history, the Company has developed longstanding relationships with the majority of its 22 suppliers of protective footwear located in the United States, China, Korea, Canada, Taiwan and the Netherlands. All products are manufactured to the Company's specifications. In addition, Falcon, the Company's manufacturing subsidiary, provides access to readily available production, an inventory of specialty, high-end products and in-depth knowledge of material and labor costs applicable to third party suppliers.

  HISTORY OF SUCCESSFUL ACQUISITIONS. The Company's management team has demonstrated an ability to identify, acquire and successfully assimilate complementary acquisition targets. Since 1986, the Company has completed 24 acquisitions of independent distributors, enabling the Company to expand its market coverage and to extend its primary distribution channel. In addition, the Company acquired state-of-the-art manufacturing capability through its purchase of Falcon. Most recently, the Company acquired and successfully integrated Knapp, an underperforming competitor with a strong franchise in the service sector market. Within 90 days of the Knapp Acquisition, the Company returned Knapp to profitability by infusing inventory, consolidating manufacturing, distribution and administrative facilities, reducing personnel and integrating purchasing and MIS departments. However, there can be no assurance that the Company will continue to make successful acquisitions in the future.

  EXPERIENCED MANAGEMENT TEAM. The Company's Chairman and CEO, Donald Jensen, has a total of 28 years of experience in the shoe industry. Mr. Jensen, together with other members of his senior management team--William Mills, Keith McDonough, William Taaffe and Theodore Johanson--have over 100 years of industry experience and approximately 79 years with the Company. This continuity and experience has resulted in strong relationships with suppliers and customers and significant stability in revenues and earnings. Under the Company's current management, net sales and EBITDA have increased in each consecutive year since fiscal 1987, growing at CAGRs of 15.2% and 23.2%, respectively. There is no assurance that the Company will be similarly successful in the future. Management currently has a 16% fully diluted equity interest in the Company.

BUSINESS STRATEGY

  The Company seeks (i) to strengthen its position as a leading distributor of safety shoes, (ii) to broaden its target market within the service sector and
(iii) to add additional non-slip protective footwear and other complementary product lines. In order to accomplish these goals, the Company has adopted the following strategy:

  PENETRATE EXISTING ACCOUNTS. The Company intends to increase sales to existing industrial and government customers by building upon its position as a leading distributor of safety footwear with strong brand name product recognition, comprehensive distribution capabilities and advanced information systems.

  TARGET NEW MARKETS. The Company, led by its National Account department, plans to generate new business opportunities through aggressive targeted marketing to large potential users of protective safety footwear. The Company also plans to increase marketing efforts to non-traditional users of protective footwear (i.e., service industries and light manufacturing/warehouse facilities) and to pursue selected acquisitions of independent distributors. The Company also intends to add new retail locations and shoemobiles as capacity utilization increases in each market.

  DEVELOP CONSUMER BRANDS. The Company is revitalizing the widely recognized Knapp brand name in the service sector of the work shoe market by augmenting its existing network of independent sales representatives, retail stores, direct consumer and industrial mail order and branded wholesale merchandising. In addition, the Company is building a fleet of Knapp mini-vans and plans to increase the number of Knapp retail locations. The Company has also developed new, non-slip footwear products that will be marketed under the Knapp brand name and sold via direct mail to the food service and hospitality industries.

  PURSUE SELECTIVE ACQUISITIONS. The Company plans to capitalize on its position as a leading distributor of safety shoes through selective acquisitions of independent safety shoe distributors. The Company evaluates potential acquisition candidates on a regular basis and is currently exploring potential acquisition opportunities. The Company believes that acquiring additional distributors will broaden its geographic distribution and promote additional operating efficiencies.

SALES AND DISTRIBUTION

  Substantially all shoes sourced for distribution by the Company are transported to its central distribution facility in Penn Yan, New York. From Penn Yan, the Company distributes its product to end-users through its multi-pronged distribution network that includes 130 shoemobiles, 106 retail store centers and 34 in-plant stores. The Company also distributes its products through catalog operations and channels associated with consumer brands, which include branded wholesale merchandising, independent sales representatives and third-party vendors.

  MOBILE AND STORE CENTERS. Each "mobile and store center" consists of a retail store for its products and generally one or more affiliated shoemobiles. Each shoemobile acts as a mobile selling vehicle for the Company's products, operating generally within a 150-mile radius of its affiliated retail store. This segment of the Company's business has grown as its customers have become more demanding and have required a higher level of customer service. Throughout the last six years, the Company has identified this shift in the market and has established new locations in major industrial markets while upgrading the locations of its existing stores. Typically, each retail store consists of between 600 and 900 square feet of office and showroom space and 1,000 to 2,500 square feet of warehouse and receiving space. Through the retail store channel, the Company is able to service corporate and individual customers generally located within a 40-mile radius of a given store.

  The Company operates 130 Company shoemobiles throughout the United States, Canada and Mexico. Shoemobiles vary in size--transporting from 900 to 1,600 pair of shoes--and each contains a display area and a fitting room. The shoemobile driver/salesperson is responsible for the fitting of footwear and processing of orders. In fiscal 1998, the typical shoemobile averaged one and one-half pre-scheduled account visits per day and 21 pairs sold per business day.

  The Company has outfitted each of its shoemobiles and retail stores with its POS system which permits each sale to be processed immediately via computer. The development of the POS system has (i) reduced the "per-sale" transaction time by eliminating the completion of paper sales slips, (ii) eliminated "incorrect transactions" through the computer generation of all sales calculations, (iii) streamlined invoicing by relaying all information by modem to the central home office and (iv) improved customer service by allowing customers, upon request, to obtain detailed feedback showing footwear usage by employee, budget center and selling price.

  CATALOG DIRECT. The Company reaches both large and small customers with its safety shoe catalogues. The mail-order segment of the Company's business provides direct service to certain customers who are either too small or do not require direct shoemobile service or who are remotely located. Mail-order sales are promoted through a combination of the product catalogues, the Company's field sales force and trade advertising.

  IN-PLANT STORES. To add further flexibility to its distribution capabilities, the Company offers large-volume customers an in-plant store program, which provides the customer with a base stock of inventory and a sales staff to manage the store on-site at the customer's manufacturing facility. The customer provides the Company with the necessary store space and all utilities. Sales at each in-plant store range from 1,200 to 3,100 pairs annually. The Company currently operates 34 in-plant stores at major corporate customers throughout the United States. At the in-plant stores, the Company can provide comprehensive sales data through its POS system.

  CONSUMER BRAND CHANNELS. The Company's Consumer Brand Division includes the Knapp distribution channels and the Branded Wholesale Division. Since its March 1997 acquisition of Knapp, the Company has distributed products to retail markets through a consumer direct mail catalog and independent sales representatives and to industrial customers through an industrial direct mail catalog and a wholesale sales program. The Company's Branded Wholesale Division provides footwear expertise and seasonal product supply to select third-party retail stores, including CT Farm and Country.

  In addition, through its Falcon manufacturing subsidiary, the Company manufactures private label footwear for such well known customers as Browning Arms Company, L.L. Bean, Inc., Cabela's Inc. and H.S. Trask & Co.

PRODUCTS

  The Company's product line addresses a full range of protective footwear applications covering all six ANSI categories in styles for both men and women in both steel and non-metallic toe caps. Product categories include work, athletic, hikers, metatarsal, dress/casual and rubber footwear and consist of over 450 individual styles ranging in price from $10.00 for an inexpensive steel PVC boot to a $185.00 waterproof boot. The Company's safety footwear is manufactured in more than 300 length and width combinations, ranging in sizes from 5 to 17. Sales of Iron Age products are concentrated in traditional, well-established styles, with sales of new styles in each of fiscal 1996, 1997 and 1998 representing less than 12% of net sales in each period. All the Company's work and safety shoes and boots are designed, manufactured and laboratory tested to meet or exceed applicable ANSI Standards. Through its long-standing relationship with users of safety footwear, the Company has assembled a product line that is widely regarded as the industry's most complete. In addition to the Iron Age product line, the Company distributes work, service oxfords, non-slip and high-end work and hunting boots under the Knapp brand name. On August 31, 1998, the Company sold the Dunham trademark for $2 million and on-hand Dunham inventory for approximately $700,000 to New Balance Athletic Shoe, Inc. and New Balance Trading Company, Ltd. (together, "New Balance"). In connection therewith, the Company agreed to manufacture for New Balance certain products which New Balance will continue to sell under the Dunham brand name. Net sales of Dunham products in fiscal 1998 were $4 million. The Company does not believe that this transaction will have a material effect on the results of operations.

  The Company has successfully expanded its product line to meet new customer demands and substantially increased the categories and types of footwear offered. As the safety shoe market has diversified, the Company has expanded its product line, moving from the basic heavy-duty styles toward casual, lightweight safety footwear that meet the needs of professional, light industrial and service sector employees. The Company's product offerings include the following:


IRON AGE                                                KNAPP
--------                                                ------

Men's Bostonian(R)                                       Service Oxfords
Men's Work Casuals                                       Work/Farm Boots
Women's Casuals, Work and                                Steel Toe Safety Boots
Metatarsal                                               Waterproof
Men's Work Westerns & Wellingtons                        Outdoor/Hikers
Men's & Women's Non-Metallic Cap                         Intro Special Dozer
 Footwear                                                 Toe
Men's Heavy-Duty Work Boots &                            Men's Slip Resistant
 Shoes                                                    Rubber Boots
Men's & Women's Heavy Duty                               Western
 Puncture Resistant                                      Dress
Men's Heavy-Duty Metatarsals                             Men's Casuals
Men's & Women's Conductive                               Golf
 Footwear                                                Women's Casual
Men's Safety Toe Rubber Waterproof                       Women's Slip Resistant
Men's Non-Safety Rubber Waterproof                       Women's Work & Sports
Men's & Women's Non-Safety ESD                           Boots

MANUFACTURING

  GENERAL. As a result of its strategic acquisitions of Falcon and Knapp, the Company currently operates two manufacturing facilities in Lewiston, Maine. Work shoes are manufactured in the Falcon facility in Lewiston primarily for sale by the Company under the Iron Age brand name. In addition, the Company sells work shoes manufactured at the Falcon facility directly to third parties, including Browning Arms Company, L.L. Bean, Inc., Cabela's Inc. and H.S. Trask & Co. The Company currently manufactures the Knapp product line at its other Lewiston facility. The Company is in the process of consolidating the Knapp manufacturing operations into the Falcon facility, a process expected to be completed during fiscal 1999. In 1997, the Company completed a three-year capital expenditure program at the Falcon facility that included investment in equipment, production line enhancements and the addition of five new sole molds. In fiscal 1998, approximately 20% of total pairs of shoes sold were manufactured at the two Lewiston facilities.

  SUPPLIERS. As a result of its market leadership position and long operating history, the Company has developed key supply arrangements with 22 leading footwear manufacturers in six countries: the United States, China, Korea, Canada, Taiwan and the Netherlands. Although in fiscal 1998 one supplier in China manufactured approximately 20% of the pairs of shoes sold by the Company, the Company does not believe that it is dependent upon any specific supplier for its product manufacturing. In fiscal 1998, 47% of its total pairs were produced by foreign suppliers and 36% of its total pairs were produced in China. The Company has not experienced any material adverse effects as a result of the current economic downturn in Asia. However, the economic climate could have an adverse effect on the Company's suppliers located in Asia. Although the Company believes that it could find alternative manufacturing sources for those products it currently sources from Asia, including its largest supplier in China, through its existing relationships with independent third-party manufacturing facilities located outside of Asia, the loss of a substantial portion of this manufacturing capacity or the inability of Asian suppliers to provide products on schedule or on terms satisfactory to the Company, could have a material affect on the Company's business, financial condition or results of operations during the transition to alternative manufacturing facilities.

  TRANSPORTATION/FREIGHT. The Company utilizes its own fleet of five trucks as well as common carriers to deliver product orders to its mobile and store centers. The Company's Distribution and Operations Center in Penn Yan, New York handles all fleet administration and traffic management responsibilities for the Company's 130 shoemobiles, 76 cars and utility vans and four intercompany delivery trucks, including the monitoring of Department of Transportation compliance, vehicle maintenance, truck replacement and refurbishment and vehicle procurement.

FACILITIES/PROPERTIES

  The Company's executive offices are located in Pittsburgh, Pennsylvania. All of the Company's properties are maintained on a regular basis and are adequate for the Company's present requirements.

  The following table identifies, as of January 31, 1998, the principal properties utilized by the Company.

                                                                      SQUARE
FACILITY                         OWN/LEASE LOCATION                 FOOTAGE(1)
--------                         --------- --------                 ----------
Corporate Headquarters.........    Lease   Pittsburgh, Pennsylvania   20,500
Distribution Facility..........    Own     Penn Yan, New York        175,000(2)
Knapp Administration Facility..    Lease   Penn Yan, New York          5,500
Falcon Manufacturing Facili-
 ty(3).........................    Lease   Lewiston, Maine           112,000
Knapp Manufacturing Facili-
 ty(3).........................    Lease   Lewiston, Maine           122,000

--------
(1) Square footage has been rounded up to the nearest 500 square feet.
(2) Includes 31,000 square feet that is under construction and anticipated to be completed in April 1998.
(3) The Company plans to consolidate the Knapp manufacturing facility into the Falcon manufacturing facility during fiscal 1999.

EMPLOYEES

  As of January 31, 1998, the Company employed approximately 977 people of which 567 were involved in sales and distribution, 272 in manufacturing and 138 in administrative. Of such employees, 294 were salaried and 683 were hourly. None of the Company's employees is presently covered by collective bargaining agreements. Management considers its employee relations to be good.

COMPETITION

  The work shoe market is highly competitive. Management believes that competition in the industry is based on distribution capabilities, retail presence, brand name recognition, corporate relationships, systems, service, product characteristics, product quality and price. The Company's major competitors in the safety shoe segment of the work shoe industry are Lehigh (a subsidiary of U.S. Industries, Inc.), Hy-Test (a subsidiary of Wolverine World Wide, Inc.) and Red Wing Shoe Co. Some of the Company's competitors have greater financial and other resources than the Company. In addition, the work shoe market is a mature industry that could experience limited growth. See "Risk Factors--Competition."

ENVIRONMENTAL MATTERS

  The Company's operations, including manufacturing, are subject to extensive federal, state, local, and foreign laws and regulations relating to the, storage, handling, generation, treatment, emission, release, transportation, discharge and disposal of certain substance and waste materials. Permits are required for certain of the Company's operations, and these permits are subject to revocation, modification and renewal by issuing authorities. Governmental authorities have the power to enforce compliance with their regulations, and violations may result in the payment of fines or the entry of injunctions, or both. The Company does not believe it will be required under existing environmental laws and enforcement policies to expend amounts that will have a material adverse effect on its results of operations or financial condition. The requirements of such laws and enforcement policies, however, have generally become stricter in recent years. Accordingly, the Company is unable to predict the ultimate cost of compliance with environmental laws and enforcement policies.

LEGAL PROCEEDINGS

  The Company is a party to various legal actions arising in the ordinary course of its business. The Company believes that the resolution of these legal actions will not have a material adverse effect on the Company's business, results of operations and financial conditions.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information regarding the Company's directors and executive officers, including their respective ages as of January 31, 1998.

NAME                                      AGE POSITION
----                                      --- --------
Donald R. Jensen.........................  59 Chairman, Chief Executive Officer
                                              and Director
William J. Mills.........................  38 President, Chief Operating Officer
                                              and Director
Keith A. McDonough.......................  39 Executive Vice President and Chief
                                              Financial Officer
William J. Taaffe........................  43 President and Chief Operating
                                              Officer of Knapp Division
Theodore C. Johanson.....................  59 President and Chief Executive
                                              Officer, Falcon Shoe Mfg. Co.
Peter Lamm...............................  46 Director
Andrea Geisser...........................  55 Director
Russell Steenberg........................  45 Director

  Donald R. Jensen has been Chairman and Chief Executive Officer of Iron Age since 1994. He joined Iron Age as President and Chief Executive Officer in 1986. Prior to that time, Mr. Jensen worked in the automotive parts supply business from 1960 to 1970 and held various positions with Endicott Johnson Corporation from 1970 to 1985, beginning as a territory salesman. At Endicott Johnson Corporation, he served as Vice President in charge of the product development, importing, athletic footwear and rubber footwear divisions before being named Executive Vice President of the Company in 1985.

  William J. Mills has been President and Chief Operating Officer of Iron Age since May 1997. He is primarily responsible for the day-to-day management of all field operations and the Iron Age sales organization. Mr. Mills joined Iron Age in 1987 as a District Manager before moving on to manage all national accounts and assume the position of National Sales Manager. He was promoted to regional Vice President of Sales in 1991 and to Executive Vice President in 1994. Prior to 1987, he held various positions at Endicott Johnson in product development, sales, importing and sales management.

  Keith A. McDonough joined Iron Age in 1981. Mr. McDonough was appointed to Executive Vice President in May 1997 and has been the Company's Chief Financial Officer since 1990. Mr. McDonough is responsible for all corporate financial matters, including financial reporting, banking and banking relationships, subsidiary financial oversight and information technology. Mr. McDonough also manages acquisition forecast development and financial accountability implementation.

  William J. Taaffe has been President and Chief Operating Officer of Knapp Division since May 1997. He joined Iron Age as Corporate Vice President, Operations and Distribution in 1994. Mr. Taaffe is responsible for all sales and operations of the Knapp Division. Prior to that time, he owned a management consulting firm from 1990 to 1994. Mr. Taaffe also held various positions with Triad Systems Corporation, beginning as a territory salesman. At Triad Systems Corporation, he served as Territory Manager and Regional Manager before being named Area Manager for Triad's Dental Division in 1988.

  Theodore C. Johanson joined Iron Age as President and Chief Executive Officer of Falcon in August 1994 when Falcon was acquired by Iron Age. Mr. Johanson, the founder and President of Falcon since 1963, brings management and manufacturing expertise to the Iron Age Team. He served Eagle Shoe Manufacturing Co. as a machine operator, Industrial Engineer, Assistant Factory Superintendent and Salesman from 1954 until founding Falcon. Mr. Johanson currently serves as a director of KSB Bancorp, Inc.

  Peter Lamm became a director of Iron Age in 1997. Mr. Lamm is President of Fenway, a New York-based direct investment firm for institutional investors with a primary objective of acquiring leading middle-market companies. From February 1982 to April 1994, Mr. Lamm was a member of Butler Capital Corporation, a private investment firm, most recently as Senior Direct Investment Officer and Managing Director. Mr. Lamm currently serves as a director of VDK Foods, Aurora Foods, Delimex, CT Farm & Country, National School Supply and Blue Capital.

  Andrea Geisser became a director of Iron Age in 1997. Mr. Geisser has been a Managing Director of Fenway since its formation in 1994. From February 1989 to June 1994, Mr. Geisser was a Managing Director of Butler Capital Corporation. From 1986 to 1989, Mr. Geisser served as a Managing Director of Onex Investment Corporation, the largest Canadian leveraged buyout company. Mr. Geisser currently serves as a director of VDK Foods, Delimex, Valley Recreation Products and Decorative Concepts.

  Russell Steenberg became a director of Iron Age in 1997. Mr. Steenberg has been a Managing Director of Fenway since 1995. From 1983 to 1995, Mr. Steenberg was Vice President and Head of the Corporate Finance Group of AT&T Investment Management Company, where he had overall responsibility for the finding, structuring, executing and monitoring of the investments of AT&T Master Pension Trust. Mr. Steenberg currently serves as a director of Valley Recreation Products.

DIRECTOR COMPENSATION

  The Company pays no compensation to its independent directors and pays no additional remuneration to its employees or to executives of the Company for serving as directors. There are no family relations among any of the directors or executive officers.

EXECUTIVE COMPENSATION

  The following table sets forth all cash compensation earned in fiscal 1998 by the Company's Chief Executive Officer and each of the other four most highly compensated executive officers whose remuneration exceeded $100,000 ("Named Executives"). The current compensation arrangements for each of these officers are described in "Employment Agreements."

                          SUMMARY COMPENSATION TABLE

                                                      LONG TERM
                              ANNUAL COMPENSATION    COMPENSATION
                              -------------------    ------------
                                                      NUMBER OF
                                                      SECURITIES
                                                      UNDERLYING    ALL OTHER
NAME                           SALARY    BONUS        OPTIONS(4)  COMPENSATION
----                          -------------------    ------------ -------------
Donald R. Jensen............  $ 404,740 $ 554,900(1)   9,351.60      $9,956(5)
Chief Executive Officer
William J. Mills............    167,857   237,200(2)   3,189.75       9,956(5)
President, Chief Operating
Officer
Keith A. McDonough..........    118,269   224,760(2)   3,129.75       7,464(6)
Executive Vice President and
Chief Financial Officer
William J. Taaffe...........     99,176   206,100(2)   1,617.89       6,301(7)
President and Chief
Operating Officer
of Knapp Division
Theodore C. Johanson........    193,123    20,000(3)     200.00       9,005(8)
President and Chief
Executive Officer,
Falcon

--------
(1) Includes $275,000 bonus paid by the Company in connection with the Fenway Acquisition.
(2)Includes $175,000 bonus paid by the Company in connection with the Fenway Acquisition.
(3) Includes $20,000 bonus paid by the Company in connection with the Fenway Acquisition.
(4) Options to acquire common stock of Holdings.
(5) Includes Company allocations of $9,309 under defined contribution plan for the plan year ended December 31, 1997 and group term life insurance premiums of $647 paid by the Company during the plan year ended December 31, 1997.
(6) Includes Company allocations of $6,948 under defined contribution plan for the plan year ended December 31, 1997 and group term life insurance premiums of $516 paid by the Company during the plan year ended December 31, 1997.
(7) Includes Company allocations of $5,865 under defined contribution plan for the plan year ended December 31, 1997 and group term life insurance premiums of $436 paid by the Company during the plan year ended December 31, 1997.
(8) Represents Company allocations under defined contribution plan for the plan year ended December 31, 1997.

OPTION GRANTS

  The table below shows grants of options to purchase common stock of Holdings made to the Chief Executive Officer and Named Executives during fiscal 1998.

                         OPTION GRANTS IN FISCAL 1998

                                                                                 POTENTIAL REALIZABLE
                                                                                   VALUE AT ASSUMED
                                                                                 ANNUAL RATES OF STOCK
                                                                                PRICE APPRECIATION FOR
                                           INDIVIDUAL GRANTS                        OPTION TERM(2)
                         ------------------------------------------------------ -----------------------
                                                             FAIR
                         NUMBER OF   % OF TOTAL             MARKET
                         SECURITIES   OPTIONS              VALUE AT
                         UNDERLYING  GRANTED TO  EXERCISE   TIME OF
                          OPTIONS   EMPLOYEES IN   PRICE     GRANT   EXPIRATION
NAME                     GRANTED(1) FISCAL YEAR  PER SHARE PER SHARE    DATE        5%          10%
----                     ---------- ------------ --------- --------- ---------- ----------- -----------
Donald R. Jensen
 Series A(3)............  6,404.83     55.56      $ 36.36   $363.60   02/28/07  $ 3,560,495 $ 5,807,318
 Series B--Basic B(4)...  1,698.00     30.83       363.60       --    02/28/07      388,278     983,939
 Series B--Extra B(5)...  1,248.77     40.83       363.60       --    02/28/07      285,551     723,643
William J. Mills
 Series A(3)............  1,929.75     16.74        36.36    363.60   02/28/07    1,072,764   1,749,722
 Series B--Basic B(4)...    660.00     11.98       363.60       --    02/28/07      150,920     382,460
 Series B--Extra B(5)...    600.00     19.62       363.60       --    02/28/07      137,200     347,691
Keith A. McDonough
 Series A(3)............  1,929.75     16.74        36.36    363.60   02/28/07    1,072,764   1,749,722
 Series B--Basic B(4)...    600.00     10.89       363.60       --    02/28/07      137,200     347,691
 Series B--Extra B(5)...    600.00     19.62       363.60       --    02/28/07      137,200     347,691
William J. Taaffe
 Series A(3)............    617.89      5.36        36.36    363.60   02/28/07      343,491     560,248
 Series B--Basic B(4)...    500.00      9.08       363.60       --    02/28/07      114,330     289,742
 Series B--Extra B(5)...    500.00     16.35       363.60       --    02/28/97      114,330     289,742
Theodore C. Johanson
 Series B--Basic B(4)...    200.00      3.63       363.60       --    02/28/07       45,733     115,897

--------
(1) Options to acquire common stock of Holdings.
(2) The 5% and 10% assumed annual rates of return do not reflect actual changes in the value of the common stock of Holdings. The assumed rates are not intended to be a forecast of future performance, but reflect projections required by SEC regulations.
(3) Series A Options (as defined) are fully exercisable at all times prior to expiration date and represent options issued in exchange for existing options for shares of the parent of the predecessor in connection with the Fenway Acquisition.
(4) 20% of Series B-Basic B Options (as defined) are exercisable on the last of each fiscal year in which certain target earnings are met. The Series B-Basic B Options are also exercisable upon a sale transaction by the Fenway Fund of all stock or assets of Holdings ("Sale Transaction") if the net sales proceeds equal or exceed the initial purchase price plus certain internal rates of return.
(5) Series B-Extra B Options (as defined) are exercisable on a Sale Transaction if the net sales proceeds equal or exceed the initial purchase price plus certain internal rates of return.

AGGREGATED OPTION EXERCISES

  The table below sets forth information concerning the exercise of stock options during fiscal 1998 and the value of unexercised stock options at the end of fiscal 1998 for the Chief Executive Officer and Named Executives.

                        AGGREGATED OPTION EXERCISES IN
                 FISCAL 1998 AND FISCAL YEAR END OPTION VALUES

                                                     NUMBER OF SECURITIES
                                                    UNDERLYING UNEXERCISED VALUE OF UNEXERCISED
                                                          OPTIONS AT       IN-THE-MONEY OPTIONS
                          SHARES OF                    FISCAL YEAR END     AT FISCAL YEAR END(3)
                          HOLDINGS                  ---------------------- ---------------------
                          ACQUIRED                       EXERCISABLE/          EXERCISABLE/
NAME                     ON EXERCISE VALUE REALIZED     UNEXERCISABLE          UNEXERCISABLE
----                     ----------- -------------- ---------------------- ---------------------
Donald R. Jensen
  Predecessor
   Options(1)...........    3,429      $1,953,941
  Series A(2)...........                                  6,404.83/0           $2,095,917/0
  Series B--Basic B(2)..                                339.60/1358.40              0/0
  Series B--Extra B(2)..                                  0/1248.77                 0/0
William J. Mills
  Predecessor
   Options(1)...........     53          31,806
  Series A(2)...........                                  1,929.75/0             631,491/0
  Series B--Basic B(2)..                                   132/528                  0/0
  Series B--Extra B(2)..                                    0/600                   0/0
Keith A. McDonough
  Predecessor
   Options(1)...........     53          31,806
  Series A(2)...........                                  1,929.75/0             631,491/0
  Series B--Basic B(2)..                                   120/480                  0/0
  Series B--Extra B(2)..                                    0/600                   0/0
William J. Taaffe
  Series A(1)...........                                   617.89/0              202,198/0
  Series B--Basic B(2)..                                   100/400                  0/0
  Series B--Extra B(2)..                                    0/500                   0/0
Theodore C. Johanson
  Series B--Basic B(2)..                                    40/160                  0/0

--------
(1) Options to acquire shares of former parent of the predecessor in connection with the Fenway Acquisition.
(2) Options to acquire common stock of Holdings.
(3) Value based on assumed value at January 31, 1998 of $363.60 per share.

EMPLOYMENT AGREEMENTS

  Mr. Jensen is currently employed as Chief Executive Officer and Chairman of the Board of Directors of the Company pursuant to an agreement dated February 26, 1997. Under this agreement, Mr. Jensen is entitled to receive an annual salary of $400,000. In addition, Mr. Jensen is eligible for an annual bonus of up to 100% of base salary determined by the Company's achievement of EBITDA targets. If Mr. Jensen is terminated other than for cause or resigns voluntarily for good reason, he is entitled to receive continued salary until December 31, 2001 and continued coverage under group health plans for him and his spouse until his 65th birthday, or until his spouse's 65th birthday if he dies prior to age 65. If Mr. Jensen's employment is terminated by reason of his death and he is survived by his spouse, his surviving spouse is entitled to receive a continuation of his salary until the month of his 62nd birthday and continued coverage under group health plans until her 65th birthday. If Mr. Jensen's employment is terminated by reason of his incapacity, Mr. Jensen is entitled to receive continued salary less amounts received by him under group disability plans and social security disability benefits until the earliest of his death or his 65th birthday and continued coverage under group health plans for him and his spouse until his 65th birthday if he dies prior to age 65.

  Mr. Mills is currently employed with the Company pursuant to an agreement dated November 20, 1995. Under this agreement, Mr. Mills receives an annual salary of $142,500, subject to annual increases, and is eligible for a bonus of up to 100% of base salary determined by the Company's achievement of operating income targets. If Mr. Mills is terminated other than for cause or resigns voluntarily for good reason, he is entitled to receive continued salary for eighteen months and continued coverage under group health plans for one year following his termination or resignation. If Mr. Mills' employment is terminated by reason of his death and he is survived by his spouse, his surviving spouse is entitled to receive continued coverage under group health plans until the earlier of her 65th birthday or January 30, 1999. If Mr. Mills' employment is terminated by reason of his incapacity, Mr. Mills is entitled to receive continued coverage under group health plans until January 30, 1999.

  Mr. McDonough is currently employed with the Company pursuant to an agreement dated November 20, 1995. Under this agreement, Mr. McDonough receives an annual salary of $100,000, subject to annual increases, and is eligible for a bonus of up to 100% of base salary determined by the Company's achievement of operating income targets. If Mr. McDonough is terminated other than for cause or resigns voluntarily for good reason, he is entitled to receive continued salary for eighteen months and continued coverage under group health plans for one year following his termination or resignation. If Mr. McDonough's employment is terminated by reason of his death and he is survived by his spouse, his surviving spouse is entitled to receive continued coverage under group health plans until the earlier of her 65th birthday or January 30, 1999. If Mr. McDonough's employment is terminated by reason of his incapacity, Mr. McDonough is entitled to receive continued coverage under group health plans until January 30, 1999.

  Mr. Johanson is currently employed as President and Chief Executive Officer of Falcon pursuant to an agreement dated August 1, 1994. Under this agreement, Mr. Johanson receives an annual salary of $190,000 and is eligible for a bonus of 25-35% of base salary determined by Falcon's achievement of operating income targets. If Mr. Johanson is terminated other than for cause or resigns voluntarily for good reason, he is entitled to receive continued salary, reduced by one-half of any compensation received by Mr. Johanson from other employment, and continued coverage under group health, disability and life insurance plans, to the extent such benefits are not provided as a result of other employment, until January 31, 2000. If Mr. Johanson's employment is terminated by reason of physical or mental disability, Mr. Johanson is entitled to receive continued coverage under group health and life insurance plans until January 31, 2000 and payments under Falcon's disability income plan.

                            PRINCIPAL STOCKHOLDERS

  All of the Company's issued and outstanding capital stock is owned by Holdings. As of January 31, 1998, the outstanding equity securities of Holdings consisted of 99,624.89 shares of common stock, par value $0.01 per share ("Common Stock"), and 1,500 shares of Holdings Series A Preferred Stock, par value $0.01 per share. Pursuant to the Transactions, Holdings redeemed the 1,500 shares of Series A Preferred Stock on April 24, 1998.

  The following table sets forth certain information as of August 1, 1998 regarding the beneficial ownership of (i) each class of voting securities of Holdings by each person known to Holdings to own more than 5% of any class of securities of Holdings and (ii) the equity securities of Holding by each director of the Company, each of the executive officers of the Company listed under "Management" and the directors and executive officers of the Company as a group.

                                            SHARES BENEFICIALLY OWNED(1)
                                            ----------------------------
                                                    COMMON STOCK
                                            ---------------------------------
                                             NUMBER OF        PERCENTAGE OF
        NAME AND ADDRESS                       SHARES             CLASS
        ----------------                    ---------------- ----------------
PRINCIPAL STOCKHOLDERS:
Fenway Partners Capital Fund, L.P.(2)......        88,431.57            88.76%
 152 West 57th Street
 New York, New York 10019
New York Life Insurance Company(3).........        11,187.21            10.73
 51 Madison Avenue
 New York, NY 10010
American Home Assurance Company(4).........         5,593.61             5.49
 c/o AIG Global Investment Co.
 200 Liberty Street
 New York, NY 10281
DIRECTORS AND EXECUTIVE OFFICERS:
Donald R. Jensen(5)........................         6,744.43             6.34
William J. Mills(6)........................         2,061.75             2.03
Keith A. McDonough(7)......................         2,049.75             2.02
William J. Taaffe(8).......................           717.89                *
Theodore C. Johanson(9)....................            40.00                *
Peter Lamm(10).............................              --               --
Andrea Geisser(10).........................              --               --
Russell Steenberg(10)......................              --               --
All directors and executive officers as a
 group, including the above named
 persons...................................        11,613.82            10.44

--------
*  Less than one percent.
(1) As used in this table, beneficial ownership means the sole or shared power to vote, or to direct the voting of a security, or the sole or shared power to dispose, or direct the disposition of, a security and includes options and warrants exercisable within 60 days.
(2) Includes shares of Common Stock held by the Fenway Fund and its affiliated entities FPIP, LLC and FPIP Trust, LLC.
(3) Includes 4,641.66 shares of Common Stock subject to acquisition from Holdings at a purchase price of $185.52 per share pursuant to a warrant that expires on February 26, 2007.
(4) Includes 2,320.83 shares of Common Stock subject to acquisition from Holdings at a purchase price of $185.52 per share pursuant to a warrant that expires on February 26, 2007.
(5) Includes 6,404.83 shares of Common Stock that may be acquired upon the exercise of outstanding Series A Options at an exercise price of $36.36 per share and 339.60 shares that may be acquired upon the exercise of outstanding Series B Options at an exercise price of $363.60 per share pursuant to the Option Plan (as defined) of Holdings. See "Management."

(6) Includes 1,929.75 shares of Common Stock that may be acquired upon the exercise of outstanding Series A Options at an exercise price of $36.36 per share and 132 shares that may be acquired upon the exercise of outstanding Series B Options at an exercise price of $363.60 per share pursuant to the Option Plan of Holdings. See "Management."
(7) Includes 1,929.75 shares of Common Stock that may be acquired upon the exercise of outstanding Series A Options at an exercise price of $36.36 per share and 120 shares that may be acquired upon the exercise of outstanding Series B Options at an exercise price of $363.60 per share pursuant to the Option Plan of Holdings. See "Management."
(8) Includes 617.89 shares of Common Stock that may be acquired upon the exercise of outstanding Series A Options at an exercise price of $36.36 per share and 100 shares that may be acquired upon the exercise of outstanding Series B Options at an exercise price of $363.60 per share pursuant to the Option Plan of Holdings. See "Management."
(9) Represents 40 shares of Common Stock that may be acquired upon the exercise of outstanding Series B Options at an exercise price of $363.60 per share pursuant to the Option Plan of Holdings. See "Management."
(10) Messrs. Lamm, Geisser and Steenberg are Managing Directors of Fenway and limited partners of Fenway Partners, L.P., the sole general partner of the Fenway Fund. Accordingly, Messrs. Lamm, Geisser and Steenberg may be deemed to beneficially own shares owned by the Fenway Fund. Messrs. Lamm, Geisser and Steenberg are members of FPIP, LLC and FPIP Trust, LLC and, accordingly, may be deemed to beneficially own shares owned by such funds. Messrs. Lamm, Geisser and Steenberg disclaim beneficial ownership of any such shares in which they do not have pecuniary interests.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MANAGEMENT EQUITY ARRANGEMENTS

  Holdings adopted a Stock Option Plan (the "Option Plan") for the benefit of directors, executive officers, other employees, consultants and advisors of Holdings and its subsidiaries on February 26, 1997. The Plan provides for issuance of Series A options ("Series A Options") and Series B options ("Series B Options"). Series B Options are designated as either "Series B-Basic B Options" or "Series B-Extra B Options." Series A Options vest immediately in full on the date such options are granted, Series B-Basic B Options are subject to certain time and performance vesting restrictions and Series B-Extra B Options vest only in connection with the consummation by the Fenway Fund of a sale, other than to one of its affiliates, of its entire equity interest in Holdings. Holdings has reserved 20,244.70 shares of Holdings common stock for issuance under the Option Plan, 11,527.78 of which shares are reserved for Series A Options and 8,716.92 of which shares are reserved for Series B Options.

  In February 1997, Holdings granted Series A Options to certain management employees to purchase an aggregate of 11,527.78 shares of common stock at an exercise price of $36.36 per share. These Series A Options were issued in exchange for existing options for shares of the parent of the predecessor in connection with the Fenway Acquisition. The Series A Options granted expire on February 28, 2007. In August 1997, Holdings granted to certain management employees Series B-Basic B Options to purchase an aggregate of 5,508 shares of common stock and Series B-Extra B Options to purchase an aggregate of 3,058.77 shares of common stock. All of the Series B Options granted expire on February 28, 2007. The exercise price of Series B Options granted in August 1997 (i) that were not vested (as such term is defined in the Option Plan) as of April 24, 1998 is $185.52 per share and (ii) that were vested (as such term is defined in the Option Plan) as of April 24, 1998 is $363.60 per share. None of the options granted under the Option Plan has been exercised. See also "Management--Option Grants."

  In connection with the Transactions and the Holdings Transactions, members of management of the Company holding vested options received aggregate payments of $2,245,000 which reflects the decrease in the equity value of the Company as a result of the cash distribution to the stockholders of Holdings in the Transactions and the Holdings Transactions.

STOCKHOLDERS AGREEMENT

  Holdings, the Fenway Fund, New York Life Insurance Company and American Home Assurance Company (the "Mezzanine Investors"), Company management and all of the other stockholders and optionholders of Holdings entered into a stockholders agreement (the "Stockholders Agreement") that, among other things, provides for tag-along rights, take-along rights, registration rights, restrictions on the transfer of shares held by parties to the Stockholders Agreement, certain rights of first refusal for Holdings and certain preemptive rights for certain stockholders including the Mezzanine Investors and Company management. The Stockholders Agreement also provides that the parties thereto will vote their shares in the same manner as the Fenway Fund in connection with certain transactions and that the Fenway Fund will be entitled to fix the number of directors of Holdings. Pursuant to the Stockholders Agreement, the Fenway Fund is entitled to designate a sufficient number of directors to maintain a majority of the board of directors of Holdings and Donald R. Jensen is entitled to designate one director.

MANAGEMENT AGREEMENT

  Holdings and the Company are party to the amended and restated management agreement (the "Management Agreement") with Fenway pursuant to which Fenway agreed to provide management and advisory services to Holdings and the Company. In exchange for such services, Holdings and the Company agreed to pay Fenway (i) annual management fees equal to $250,000 for fiscal 1998 and fiscal 1999, $275,000 for fiscal 2000, $300,000 for fiscal 2001 and, for each subsequent fiscal year, 0.25% of the net sales for the immediately preceding fiscal year which annual management fees shall be increased by an amount to be negotiated in good faith in the event of an acquisition of a business with an enterprise value in excess of $50 million, (ii) fees in connection with the negotiation and consummation by Fenway of senior financing for any acquisition transactions, which fees shall not exceed the greater of $1 million or 1.5% of the aggregate transaction value and (iii) certain fees and expenses, including legal and accounting fees and any out-of-pocket expenses incurred by Fenway in connection with providing services to Holdings and the Company. Holdings and the Company also agreed to indemnify Fenway under certain circumstances. In addition, pursuant to the Management Agreement, Fenway received $2,070,000 in connection with the structuring of the Fenway Acquisition and the related senior secured financing. The Company believes that the fees payable pursuant to the Management Agreement are comparable to fees payable to unaffiliated third parties for similar services.

                      DESCRIPTION OF NEW CREDIT FACILITY

  On April 24, 1998, the Company and Holdings entered into an agreement with various banks and other financial institutions, including Banque Nationale de Paris, as a lender and as agent for the lenders from time to time party thereto, providing for the New Credit Facility, which consists of (i) the New Revolving Credit Facility of up to $30.0 million in revolving credit loans, letters of credit and swing line loans and (ii) a multiple draw New Acquisition Credit Facility of up to $35.0 million, which may be borrowed for a period of up to three years after the closing date of the New Credit Facility for permitted acquisitions by the Company.

  The New Credit Facility is (i) jointly and severally guaranteed by Holdings, each of its present and future domestic subsidiaries and, to the extent that no adverse tax consequence would result therefrom, each of its present and future foreign subsidiaries and (ii) secured by all of the assets (including capital stock) owned by the Company, Holdings, each of their respective present and future domestic subsidiaries and, to the extent that no adverse tax consequence would result therefrom, each of their respective present and future foreign subsidiaries.

  The New Credit Facility requires the Company and Holdings to meet certain financial tests, including, without limitation, maximum leverage ratio, minimum interest coverage and fixed charges coverage. In addition, the New Credit Facility contains certain negative covenants limiting, among other things, additional debt, additional liens, transactions with affiliates, mergers and consolidations, liquidations and dissolutions, sales of assets, dividends, capital expenditures, investments, loans and advances, prepayments and modifications of debt instruments and other matters customarily restricted in such agreements. The New Credit Facility contains customary events of default, including, without limitation, payment defaults, breaches of representations and warranties, covenant defaults, certain events of bankruptcy and insolvency, failure of any guaranty or security document supporting the New Credit Facility to be in full force and effect, change of control of Holdings and change of ownership of the stock of the Company.

  Availability under the New Revolving Credit Facility is subject to a borrowing base of (i) 80% of eligible United States and Canadian accounts receivable and (ii) 50% of eligible United States and Canadian inventory. Availability under the New Acquisition Credit Facility is subject to maximum pro forma Leverage Ratios and Senior Leverage Ratios (each as defined in the New Credit Facility).

  The New Revolving Credit Facility matures in April 2004. The New Acquisition Credit Facility matures in quarterly installments from July 2001 until final payment in April 2004.

  The Company's borrowings under the New Credit Facility bear interest at a floating rate and may be maintained as Base Rate Loans (as defined in the New Credit Facility) or, beginning 90 days after the closing date of the New Credit Facility (or earlier upon syndication) at the Company's option, as Eurodollar Loans (as defined in the New Credit Facility). Base Rate Loans bear interest at the Base Rate (defined as the higher of (x) the applicable prime lending rate of Banque Nationale de Paris and (y) the Federal Reserve reported overnight funds rate plus 0.5%) plus the Applicable Margin (as defined in the New Credit Facility). Eurodollar Loans bear interest at the Eurodollar Rate (as defined in the New Credit Facility) plus the Applicable Margin (as defined in the New Credit Facility).

  The Applicable Margin is initially Base Rate plus 0.75% and Eurodollar Rate plus 2.25% and is subject to reduction according to a pricing grid based upon the Leverage Ratio.

  The Company is required to pay to the lenders under the New Credit Facility a commitment fee equal to 0.4375% per annum, payable in arrears on a quarterly basis, on the average unused portion of the New Credit Facility during such quarter. The Company is also required to pay to the lenders a quarterly letter of credit fee with respect to each letter of credit outstanding equal to a floating rate of interest equal to the Applicable Margin on Eurodollar Loans times the average daily stated amount of such letter of credit, as well as customary administrative fees.

  The New Credit Facility prescribes that certain amounts must be used to prepay, and/or to reduce commitments under, the New Credit Facility, including
(a) 100% of the net proceeds of any sale or issuance of equity or any incurrence of indebtedness after the closing date by the Company or any of its subsidiaries, except for proceeds of the Notes and subject to certain other exceptions, (b) 100% of the net proceeds of any sale or other disposition by the Company or any of its subsidiaries of any assets (including casualties or condemnations), except for the sale of inventory or obsolete or worn-out property in the ordinary course of business and subject to certain other exceptions and (c) 50% of Excess Cash Flow (as defined in the New Credit Facility) for each fiscal year of the Company commencing with the year ending in January 2002.

  In general, the mandatory prepayments described above will be applied first, to prepay the New Acquisition Credit Facility and to reduce the commitments thereunder and second, to prepay and/or permanently reduce commitments under the New Revolving Credit Facility. Optional or mandatory prepayments of the New Acquisition Credit Facility will be applied ratably to the respective installments thereof. Any prepayments of the New Acquisition Credit Facility may not be reborrowed.

                         DESCRIPTION OF EXCHANGE NOTES

GENERAL

  The Exchange Notes are to be issued under the Indenture. The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes, except that (i) the Exchange Notes have been registered under the Securities Act and therefore will not bear legends restricting their transfer pursuant to the Securities Act, and (ii) the holders of Exchange Notes will not be entitled to rights under the Registration Agreement (except under certain limited circumstances). The Exchange Notes will evidence the same debt as the Original Notes (which they replace), and will be issued under, and be entitled to the benefits of, the Indenture.

  The following is a summary of certain provisions of the Indenture and the Exchange Notes, copies of which will be available upon request to the Company at the address set forth under "Business." The Indenture is filed as an exhibit to the Exchange Offer Registration Statement of which this Prospectus forms a part. The following summary of certain provisions of the Indenture and the Exchange Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture and the Exchange Notes, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. Capitalized terms used herein and not otherwise defined have the meanings set forth in the section "--Certain Definitions." For purposes of this description of the Exchange Notes, the term "Company" refers only to Iron Age Corporation and not to any of its direct or indirect subsidiaries.

  Principal of, and premium and liquidated damages, if any, and interest on, the Exchange Notes will be payable, and the Exchange Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Trustee in New York, New York), except that, at the option of the Company, payment of interest may be made by check mailed to the address of each Holder as such address appears in the Exchange Note register.

  The Exchange Notes will not be entitled to the benefit of any mandatory sinking fund.

  The Exchange Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of Exchange Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

TERMS OF THE EXCHANGE NOTES

  The Exchange Notes will be unsecured, senior subordinated obligations of the Company, limited to $100 million aggregate principal amount, and will mature on May 1, 2008. The Exchange Notes will bear interest at the rate per annum shown on the cover page of this Prospectus from the Issue Date, or from the most recent date to which interest on the Notes has been paid or provided for, payable semi-annually on May 1 and November 1 of each year, commencing November 1, 1998, to Holders of record at the close of business on the April 15 or October 15 immediately preceding the interest payment date.

OPTIONAL REDEMPTION

  Except as set forth below, the Exchange Notes will not be redeemable at the option of the Company prior to May 1, 2003. On and after such date, the Exchange Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest and liquidated damages, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on May 1 of the years set forth below:

      PERIOD                                                    REDEMPTION PRICE
      ------                                                    ----------------
      2003.....................................................     104.938%
      2004.....................................................     103.292%
      2005.....................................................     101.646%
      2006 and thereafter......................................     100.000%

  In addition, at any time and from time to time prior to May 1, 2001, the Company may, at its option, redeem in the aggregate up to 35% of the original principal amount of the Notes with the proceeds of one or more Public Equity Offerings received by, or invested in, the Company, following which there is a Public Market, at a redemption price (expressed as a percentage of principal amount) of 109.875% plus accrued and unpaid interest and liquidated damages, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the Notes must remain outstanding after each such redemption.

SELECTION

  In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less will be redeemed in part. If any Exchange Note is to be redeemed in part only, the notice of redemption relating to such Exchange Note shall state the portion of the principal amount thereof to be redeemed. A new Exchange Note in principal amount equal to the unredeemed portion of the original Exchange Note will be issued in the name of the Holder of the original Exchange Note upon cancellation of the original Exchange Note.

SUBSIDIARY GUARANTIES

  The Indenture provides that, after the Issue Date, the Company may cause any Restricted Subsidiary, and will cause each Domestic Restricted Subsidiary that is a Material Subsidiary (whether currently existing, newly acquired or created), to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes. On the date of this Prospectus, none of the Company's Domestic Restricted Subsidiaries will be a Material Subsidiary, and therefore no Subsidiary Guaranty will be in force. See "--Certain Covenants--Future Subsidiary Guarantors."

RANKING AND SUBORDINATION

  The indebtedness evidenced by the Original Notes and the Subsidiary Guaranties are, and the indebtedness evidenced by the Exchange Notes will be, unsecured senior subordinated obligations of the Company and the Subsidiary Guarantors, as the case may be. The payment of all Note Obligations is subordinate in right of payment, as set forth in the Indenture, to the prior payment in full in cash of all Senior Indebtedness of the Company or the relevant Subsidiary Guarantor, as the case may be, whether outstanding on the Issue Date or thereafter incurred, including the obligations of the Company and such Subsidiary Guarantor under the New Credit Facility. The New Credit Facility provides that each of the Domestic Subsidiaries and, to the extent that no adverse tax consequences would result therefrom, Foreign Subsidiaries of the Company will be a guarantor of the New Credit Facility under a Guarantee which ranks senior to the Notes, and the obligations under the New Credit Facility are to be secured by substantially all of the assets of Holdings, the Company and each of their Domestic Subsidiaries and, to the extent no adverse tax consequences would result therefrom, Foreign Subsidiaries. The Notes and the Subsidiary Guaranties will also be effectively subordinated to any Secured Indebtedness of the Company and the Subsidiary Guarantors (even if such Secured Indebtedness is not Senior Indebtedness) to the extent of the value of the assets securing such Indebtedness and the Notes will be effectively subordinated to any liabilities of Subsidiaries other than the Subsidiary Guarantors.

  As of August 1, 1998, (i) the outstanding Senior Indebtedness of the Company was approximately $24.5 million (exclusive of unused commitments) and (ii) the Company and its Subsidiaries had no Senior Subordinated Indebtedness outstanding other than the Original Notes and no indebtedness outstanding that was subordinate in right of payment to the Original Notes. Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and its Restricted Subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness or Secured Indebtedness. See "--Certain Covenants--Limitation on Indebtedness."

  Only Senior Indebtedness of the Company or a Subsidiary Guarantor will rank senior to the Notes and the relevant Subsidiary Guaranty in accordance with the provisions of the Indenture. The Notes and each Subsidiary Guaranty will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company and the relevant Subsidiary Guarantor, respectively. The Company and each Subsidiary Guarantor has agreed in the Indenture that it will not Incur, directly or indirectly, any Indebtedness that is subordinate or junior in ranking in right of payment to its Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinated or junior to Secured Indebtedness merely because it is unsecured.

  The Company may not pay any Note Obligations or make any deposit pursuant to the provisions described under "--Defeasance" below and may not repurchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if (i) any Senior Indebtedness is not paid in full in cash when due, whether at maturity, upon any redemption, by acceleration or otherwise, or (ii) any other default on any Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full in cash. However, the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice expressly approving such payment from the Representative of the Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of this paragraph) with respect to any Designated Senior Indebtedness, the Company may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the Representative specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (a) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (b) because the default giving rise to such Blockage Notice is no longer continuing or (c) because such Designated Senior Indebtedness has been repaid in full in cash). Notwithstanding the provisions described in the immediately preceding sentence, unless the holders of such Designated Senior Indebtedness have, or the Representative has, accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the Notes after the end of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period, and there must be a consecutive 181-day period during any consecutive 360-day period during which no Payment Blockage Period is in effect.

  Upon any payment or distribution of the assets of the Company upon a total or partial liquidation, dissolution, reorganization of, or similar proceeding relating to, the Company or its property, the holders of Senior Indebtedness will be entitled to receive payment in full in cash of such Senior Indebtedness before the Noteholders are entitled to receive any payment, and, until the Senior Indebtedness is paid in full in cash, any payment or distribution to which Noteholders would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear. If a payment or distribution is made to Noteholders that, due to the subordination provisions, should not have been made to them, such Noteholders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to the Representative for the benefit of the holders of Bank Indebtedness until the date on which the Bank Indebtedness has been repaid in full in cash and thereafter to the other holders of Senior Indebtedness as their interests may appear.

  If an Event of Default occurs (other than as a result of certain events of bankruptcy, insolvency or reorganization of the Company or a Material Subsidiary) and the Trustee or the Holders shall elect to accelerate the Notes, then the Trustee or the Holders electing to accelerate the Notes shall give the Representative at least 10 Business Days' prior written notice before accelerating the Notes; provided, however, that the Trustee or the Holders may so accelerate the Notes immediately without such notice if, at such time (i) prior to the date on which the Bank Indebtedness has been repaid in full in cash, payment of any Bank Indebtedness shall have been accelerated or (ii) on or after the date on which the Bank Indebtedness has been repaid in full in cash, payment of any Designated Senior Indebtedness shall have been accelerated. If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the Representative of the acceleration and, thereafter, the Company and the Subsidiary Guarantors may pay the Notes only if the Indenture otherwise permits payment at that time.

  The obligations of a Subsidiary Guarantor under its Subsidiary Guaranty are senior subordinated obligations. As such, the rights of Noteholders to receive payment by a Subsidiary Guarantor pursuant to its Subsidiary Guaranty will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Subsidiary Guarantor. The terms of the subordination provisions described above with respect to the Company's obligations under the Notes apply equally to a Subsidiary Guarantor and the obligations of such Subsidiary Guarantor under its Subsidiary Guaranty.

  By reason of the subordination provisions contained in the Indenture, in the event of insolvency, (i) creditors of the Company or a Subsidiary Guarantor who are holders of Senior Indebtedness of the Company or a Subsidiary Guarantor, as the case may be, may recover more, ratably, than the Noteholders, and (ii) creditors of the Company who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the Noteholders.

CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, each Holder shall have the right to require that the Company repurchase such Holder's Exchange Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the provisions of the next paragraph.

  Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee stating: (i) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Exchange Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date), (ii) the circumstances and relevant facts and relevant financial information regarding such Change of Control, (iii) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) and (iv) the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have its Exchange Notes repurchased.

  The Company shall comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Exchange Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Indenture by virtue thereof.

  The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. Management of the Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future.

  Except for the restrictive covenants discussed below (including the covenants which limit the Company's ability to incur indebtedness, merge, consolidate and sell assets), the provisions of the Indenture do not afford Holders of the Notes protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect the Holders of the Notes; hence, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise adversely affect the Company's capital structure or credit ratings.

  The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction (including a transaction with the Company's management or affiliates).

  The occurrence of a Change of Control would constitute a default under the New Credit Facility. Future Senior Indebtedness of the Company and its Subsidiaries may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Exchange Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any repurchases required in connection with a Change of Control. Even if sufficient funds were otherwise available, the terms of the New Credit Facility will (and other Senior Indebtedness may) prohibit the Company's prepayment of the Exchange Notes prior to their scheduled maturity. Consequently, if the Company is not able to prepay the Bank Indebtedness and any other Senior Indebtedness containing similar restrictions or obtain requisite consents, as described above, the Company will be unable to fulfill its repurchase obligations if Holders of Exchange Notes exercise their repurchase rights following a Change of Control, thereby resulting in a default under the Indenture.

  Except for the Notes, the Company currently does not have any pari passu indebtedness that is subject to Change of Control repayment provisions.

  The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of "Change of Control" includes a disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries. With respect to the disposition of property or assets, the phrase "all or substantially all" as used in the Indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which is the choice of law under the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Company is required to make an offer to repurchase the Exchange Notes as described above.

  With the consent of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, the Company and the Trustee may waive or amend the Company's obligations to make an offer to repurchase the Notes as a result of a Change of Control.

BOOK-ENTRY, DELIVERY AND FORM

  Except as set forth in the next paragraph, the Exchange Notes to be resold as set forth herein will initially be issued in the form of one or more Global Exchange Notes (the "Global Exchange Notes"). The Global Exchange Notes will be deposited on the date of the closing of the sale of the Exchange Notes offered hereby with, or on behalf of, the Depositary and registered in the name of Cede and Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Exchange Note Holder").

  Exchange Notes that are issued as described below under "--Certified Securities" will be issued in the form of registered definitive certificates (the "Certificated Securities"). Upon the transfer of Certificated

Securities, such Certificated Securities may, unless all Global Exchange Notes have previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Exchange Note representing the principal amount of Exchange Notes being transferred, subject to the transfer restrictions set forth in the Indenture.

  The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

  The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Exchange Notes, the Depositary will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Exchange Notes and (ii) ownership of the Exchange Notes evidenced by the Global Exchange Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Exchange Notes evidenced by the Global Exchange Note will be limited to such extent. For certain other restrictions on the transferability of the Exchange Notes, see "Notice to Investors."

  So long as the Global Exchange Note Holder is the registered owner of any Exchange Notes, the Global Exchange Note Holder will be considered the sole Holder under the Indenture of any Exchange Notes evidenced by the Global Exchange Notes. Beneficial owners of Exchange Notes evidenced by the Global Exchange Notes will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Exchange Notes.

  Payments in respect of the principal of, premium, if any, interest and liquidated damages, if any, on any Exchange Notes registered in the name of the Global Exchange Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Exchange Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Exchange Notes, including the Global Exchange Notes, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Exchange Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Exchange Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

CERTIFIED SECURITIES

  Subject to certain conditions, any person having a beneficial interest in a Global Exchange Note may, upon request to the Trustee, exchange such beneficial interest for Exchange Notes in the form of Certified Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). All such certificated Exchange Notes would be subject to the legend requirements described herein under "Notice to Investors." In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Exchange Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Exchange Note Holder of its Global Exchange Note, Exchange Notes in such form will be issued to each person that the Global Exchange Note Holder and the Depositary identify as being the beneficial owner of the related Notes.

  Neither the Company nor the Trustee will be liable for any delay by the Global Exchange Note Holder or the Depositary in identifying the beneficial owners of Exchange Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Exchange Note Holder or the Depositary for all purposes.

CERTAIN COVENANTS

  The Indenture contains covenants including, among others, the following:

  LIMITATION ON INDEBTEDNESS. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, Incur any Indebtedness unless, on the date of such Incurrence, the Consolidated Coverage Ratio exceeds 2.00 to 1.00.

  (b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

    (1) Indebtedness Incurred pursuant to the New Acquisition Credit Facility; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of such Indebtedness then outstanding thereunder does not exceed the difference between (i) $35 million and (ii) the aggregate amount of all scheduled or otherwise mandatory permanent repayments (but not optional repayments) of principal actually made thereunder since the Issue Date;

    (2) Indebtedness Incurred pursuant to the New Revolving Credit Facility; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of such Indebtedness then outstanding thereunder does not exceed the greater of (i) the difference between (a) $30 million less any Indebtedness Incurred under clause (14) and (b) the aggregate amount of all repayments (whether scheduled, otherwise mandatory or optional) of principal actually made thereunder since the Issue Date to the extent that the corresponding commitments have been permanently reduced and
  (ii) the sum of (x) 50% of the value of the eligible inventory of the Company and its Restricted Subsidiaries under the New Revolving Credit Facility and (y) 80% of the value of the eligible accounts receivable of the Company and its Restricted Subsidiaries under the New Revolving Credit Facility, in each case determined in accordance with GAAP;

    (3) Indebtedness of (A) the Company owing to and held by any Restricted Subsidiary or (B) a Wholly Owned Subsidiary owing to and held by the Company or a Restricted Subsidiary; provided, however, that (x) in the case of clause (A), any such Indebtedness is subordinated to the Notes, (y) in the case of clause (B), any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary shall be deemed to constitute the Incurrence of such Indebtedness by the issuer thereof and (z) in the case of clause (B), any subsequent transfer of such Indebtedness (other than to the Company or a Wholly Owned Subsidiary) shall be deemed to constitute the Incurrence of such Indebtedness by the issuer thereof;

    (4) Indebtedness represented by the Notes and the Subsidiary Guaranties;

    (5) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3));

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    (6) Refinancing Indebtedness Incurred in respect of any Indebtedness described in clause (4), (5), (7) or this clause (6) or Incurred pursuant to paragraph (a);

    (7) Indebtedness of a Restricted Subsidiary Incurred and outstanding on the date on which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company (other than Indebtedness Incurred to provide all or any portion of the funds used to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary or was otherwise acquired by the Company);

    (8) Indebtedness of foreign Restricted Subsidiaries, and any Refinancing Indebtedness thereof; provided, however, that the aggregate principal amount of such Indebtedness at any time outstanding does not exceed $10 million;

    (9) Indebtedness in respect of performance bonds, completion guarantees, bankers' acceptances, letters of credit and surety or appeal bonds provided by the Company or any Restricted Subsidiary in the ordinary course of business, including, without limitation, letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers' compensation claims;

    (10) Hedging Obligations consisting of Interest Rate Agreements and Currency Agreements entered into in the ordinary course of business and not for the purpose of speculation; provided, however, that, in the case of Currency Agreements and Interest Rate Agreements, such Currency Agreements and Interest Rate Agreements do not increase the Indebtedness of the Company outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

    (11) Purchase Money Indebtedness, and any Refinancing Indebtedness thereof, and Capital Lease Obligations Incurred to finance the acquisition by the Company or a Restricted Subsidiary of any assets in the ordinary course of business; provided, however, that the aggregate principal amount of such Indebtedness at any time outstanding shall not exceed $10 million;

    (12) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft of similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;

    (13) Indebtedness of the Company or any Restricted Subsidiary arising from agreements providing for indemnification, adjustment of purchase price, earn out or similar obligations, in any case Incurred in connection with the disposition of any assets of the Company or any Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such assets for the purpose of financing such acquisition) in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition;

    (14) Indebtedness Incurred pursuant to any Permitted Receivables
  Financing;

    (15) Guarantees by the Company or any Wholly Owned Subsidiary of Indebtedness of the Company or any Wholly Owned Subsidiary that was permitted to be Incurred under another provision of this covenant; and

    (16) Indebtedness, and any Refinancing Indebtedness thereof, in an aggregate principal amount which, together with all other Indebtedness (other than Indebtedness permitted by clauses (1) through (15) or paragraph
  (a)) of the Company and the Restricted Subsidiaries outstanding on the date of Incurrence of such Indebtedness, does not exceed $10 million.

  (c) Notwithstanding the foregoing, the Company shall not, and shall not permit any Restricted Subsidiary to, Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance (i) any Subordinated Obligations unless (1) such Indebtedness shall be subordinated to the Notes and the Subsidiary Guaranties, as applicable, to at least the same extent as such Subordinated Obligations or (2) a Restricted Payment in an amount equal to the principal amount of such Indebtedness could be made under paragraph (a) (but not paragraph (b)) of "--Limitation on Restricted Payments" or (ii) any Senior Subordinated Indebtedness unless (1) such Indebtedness shall be Senior Subordinated Indebtedness or shall be subordinated to the Notes and the Subsidiary Guaranties, as applicable, or (2) a Restricted Payment in an amount equal to the principal amount of such Indebtedness could be made under paragraph (a) (but not paragraph (b)) of "--Limitation on Restricted Payments"; provided, however, that in the case of each such Refinancing pursuant to clause (i)(2) or (ii)(2), the principal amount of such Indebtedness shall be included in the calculation of the amount of Restricted Payments.

  (d) For purposes of determining compliance with the foregoing covenant, (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

  (e) Notwithstanding paragraphs (a) and (b) above, the Company shall not, and shall not permit any Subsidiary Guarantor to, Incur (i) any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness of the Company or such Subsidiary Guarantor, as applicable, unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness or (ii) any Secured Indebtedness that is not Senior Indebtedness of the Company or such Subsidiary Guarantor, as applicable, unless contemporaneously therewith effective provision is made to secure the Notes or the Subsidiary Guaranty, as applicable, equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

  LIMITATION ON RESTRICTED PAYMENTS. (a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

    (1) a Default shall have occurred and be continuing or would result therefrom;

    (2) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Indebtedness"; or

    (3) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount of any payments made in property other than in cash to be valued at the fair market value of such property, as determined in good faith by the Board of Directors) declared or made since the Issue Date (including any amount included in the calculation of the amount of Restricted Payments pursuant to paragraph (c) of "--Limitation on Indebtedness") would exceed the sum of:

      (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Original Notes are originally issued to the end of the most recent fiscal quarter ending at least 45 days (or, if less, the number of days after the end of such fiscal quarter as the consolidated financial statements of the Company shall be provided to the Noteholders pursuant to the Indenture) prior to the date of such Restricted Payment (or, in case such Consolidated Net Income accrued during such period (treated as one accounting period) shall be a deficit, minus 100% of such deficit);

      (B) the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) and other capital contributions subsequent to the Issue Date (other than net proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees to the extent that the purchase by such plan or trust is financed by Indebtedness of such plan or trust to the Company or any Subsidiary or for which the Company or any Subsidiary is liable, directly or indirectly (including being liable to make cash contributions to such plan or trust which are used to pay interest

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

    or principal on such Indebtedness), unless such Indebtedness has been repaid with cash on or prior to the date of determination);

      (C) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair market value of any other property, distributed by the Company or any Restricted Subsidiary upon such conversion or exchange);

      (D) an amount equal to the sum of (i) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets by any Unrestricted Subsidiary to the Company or any Restricted Subsidiary, or the receipt of proceeds by the Company or any Restricted Subsidiary from the sale or other disposition of any portion of the Capital Stock of any Unrestricted Subsidiary, in each case occurring subsequent to the Issue Date, and (ii) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary; and

      (E) $5 million.

    (b) The provisions of the foregoing paragraph (a) shall not prohibit:

     (i) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company or any Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees to the extent that the purchase by such plan or trust is financed by Indebtedness of such plan or trust to the Company or any Subsidiary or for which the Company or any Subsidiary is liable, directly or indirectly (including being liable to make cash contributions to such plan or trust which are used to pay interest or principal on such Indebtedness), unless such Indebtedness has been repaid with cash on or prior to the date of determination); provided, however, that (A) such purchase or redemption shall be excluded from the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

     (ii) any purchase or redemption of (A) Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company which is permitted to be Incurred pursuant to paragraphs (b) and (c) of the covenant described under "--Limitation on Indebtedness" or (B) Subordinated Obligations of a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of such Restricted Subsidiary or the Company which is permitted to be Incurred pursuant to paragraphs (b) and (c) of the covenant described under "--Limitation on Indebtedness"; provided, however, that, except as otherwise required by paragraph (c) of the covenant described under "--Limitation on Indebtedness," such purchase or redemption shall be excluded from the calculation of the amount of Restricted Payments;

     (iii) any purchase or redemption of (A) Disqualified Stock of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of the Company or (B) Disqualified Stock of a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of such Restricted Subsidiary or the Company; provided, however, that such purchase or redemption will be excluded from the calculation of the amount of Restricted Payments;

     (iv) payments on the Issue Date of (A) $13.2 million to Holdings used by Holdings to redeem a portion of the outstanding Holdings Series A Preferred Stock and (B) $16.6 million to the holders of the Existing Subordinated Notes for redemption of the Existing Subordinated Notes and the call premium thereon; provided, however, that such payments will be excluded from the calculation of the amount of Restricted Payments;

     (v) payments to Holdings to enable Holdings to pay cash interest on the Senior Discount Notes, as and when the same shall become due and payable; provided, however, that (A) Holdings shall not have the right to pay such interest in kind (including, without limitation, in the form of additional notes) or otherwise to defer the payment of such interest in cash, (B) no such payment shall be made prior to the fifth anniversary of the Issue Date, (C) at the time of payment, no Default or Event of Default shall have occurred and be continuing or would result therefrom,
   (D) the Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Indebtedness" after giving pro forma effect to such Restricted Payment and (E) such payments will be excluded in the calculation of the amount of Restricted Payments;

     (vi) upon the occurrence of a Change of Control and within 60 days after the completion of the offer to repurchase the Notes pursuant to the covenant described under "--Change of Control" above (including the purchase of all Notes tendered), any purchase or redemption of Subordinated Obligations of the Company pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any; provided, however, that (A) at the time of such purchase or redemption, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (B) the Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Indebtedness" after giving pro forma effect to such Restricted Payment, (C) such purchase or redemption is not made, directly or indirectly, from the proceeds of (or made in anticipation of) any Issuance of Indebtedness by the Company or any Subsidiary and (D) such purchase or redemption will be included in the calculation of the amount of Restricted Payments;

     (vii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

     (viii) payments in amounts required to permit Holdings to redeem or repurchase Capital Stock of Holdings from existing or former employees or management of the Company or any Subsidiary or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees and in each case approved by the Board of Directors; provided, however, that at the time of such payment, no Default or Event of Default shall have occurred and be continuing or would result therefrom; and provided further, however, that such redemptions or repurchases shall not exceed an aggregate amount equal to the sum of (A) $2.0 million and (B) the amount of any proceeds to the Company from (1) sales of Capital Stock of Holdings to management employees subsequent to the Issue Date and (2) any "key-man" life insurance policies which are used to make such redemptions or repurchases; and provided further, however, that (x) such payments (other than payments from the proceeds of any "key-man" life insurance policies) will be included in the calculation of the amount of Restricted Payments,
   (y) such payments from the proceeds of any "key-man" life insurance policies will be excluded in the calculation of the amount of Restricted Payments and (z) the cancellation of Indebtedness owing to the Company from members of management of the Company or any of its Restricted Subsidiaries in connection with a repurchase of Capital Stock of Holdings by the Company will be excluded in the calculation of the amount of Restricted Payments;

     (ix) loans and advances made after the Issue Date to employees or directors of the Company or any Subsidiary the proceeds of which are used to purchase Capital Stock of Holdings; provided, however, that the aggregate principal amount of such loans and advances shall not exceed $2 million at any time outstanding; and provided further, however, that such loans and advances will be included in the calculation of the amount of Restricted Payments to the extent not repaid;

     (x) payments to Holdings in amount equal to the sum (without duplication) of (A) federal, state, local and foreign Taxes measured by income for which Holdings is liable up to an amount not to exceed with respect to such federal Taxes the amount of any such Taxes which the Company would have been required to pay on a consolidated basis if the Company had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code or an analogous provision of state or local law) of which it were the common parent, and with respect to such state, local and foreign Taxes, on a combined, unitary or similar basis if the Company had filed a combined, unitary or similar return on behalf of an affiliated group consisting only of the Company and its Subsidiaries, (B) any franchise Taxes (not including Taxes measured by income) required to maintain Holdings' legal existence (but not by virtue of owning stock of any company other than the Company), (C) any other Taxes imposed on Holdings to the extent such Taxes are attributable to the activities or operations of the Company or any of its Subsidiaries or to Holdings' investment in the Company or any of its Subsidiaries or to Holdings' receipt of any payments or income from the Company or any of its Subsidiaries and (D) any costs or expenses attributable to the preparation and filing of returns in respect of Taxes described in clauses (A) through (C) of this paragraph (x) and any related examinations, audits, contests or proceedings; provided, however, that such payments will be excluded in the calculation of the amount of Restricted Payments;

     (xi) payments on the Issue Date of up to $2.3 million as cash compensation to certain members of management of the Company in connection with the Transactions; and

     (xii) repurchases of Capital Stock of Holdings by the Company or a Restricted Subsidiary deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof; provided, however, that such payments will be excluded in the calculation of the amount of Restricted Payments.

  LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED
SUBSIDIARIES. The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction (other than pursuant to the New Credit Facility) on the ability of any Restricted Subsidiary (a) to pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) to make any loans or advances to the Company or (c) to transfer any of its property or assets to the Company, except: (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date (including, without limitation, the New Credit Facility, the Senior Discount Indenture and the Indenture), (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary which was entered into on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred to provide all or any portion of the funds used to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date, (iii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this covenant or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) of this covenant or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or amendment are no less favorable to the Holder in any material respect than the encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements, (iv) in the case of clause (c) above, any encumbrance or restriction (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract, including restrictions on assignment,
(B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture,

(C) contained in mortgages, pledges or other security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such mortgages, pledges or other security agreements or (D) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary,
(v) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition, (vi) any encumbrance or restriction with respect to any Receivables Subsidiary pursuant to an agreement related to Indebtedness of the Receivables Subsidiary which is permitted under the covenant described under "--Limitation on Indebtedness" or pursuant to any agreement relating to a Financing Disposition to or by the Receivables Subsidiary, (vii) any encumbrance or restriction contained in any agreement or instrument governing Indebtedness (whether or not outstanding) of foreign Restricted Subsidiaries if such Indebtedness is permitted under the covenant described under clause (8) of paragraph (b) of "--Limitation on Indebtedness"; provided, however, that any such restrictions are ordinary and customary with respect to the type of Indebtedness being Incurred (under the relevant circumstances), and (viii) any customary encumbrance or restriction imposed by any agreement to sell assets or Capital Stock permitted under the Indenture to any Person pending the closing of such sale.

  LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK. The Company shall not, and shall not permit any Restricted Subsidiary to, consummate any Asset Disposition unless the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition and at least 80% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents. In the event and to the extent that the Net Available Cash received by the Company or any Restricted Subsidiary from one or more Asset Dispositions occurring on or after the Issue Date and not applied pursuant to clause (i) or (ii) below exceeds $5 million, then the Company or such Restricted Subsidiary shall (i) within 360 days after the date such Net Available Cash so received exceeds $5 million and to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Senior Indebtedness), (A) apply an amount equal to such excess Net Available Cash to prepay, repay or purchase Senior Indebtedness of the Company or such Restricted Subsidiary, in each case owing to a Person other than the Company or any Affiliate of the Company, or (B) invest (or enter into a binding commitment to invest; provided, however, that such commitment shall be subject only to customary conditions (other than financing) and such investment shall be consummated within 180 days after the end of such 360-day period) an amount equal to such Net Available Cash not applied pursuant to clause (A), in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary) and (ii) apply such excess Net Available Cash (to the extent not applied pursuant to clause (i)) as provided in the following paragraphs of the covenant described hereunder; provided, however, that in connection with any prepayment, repayment or purchase of Senior Indebtedness pursuant to clause (A) above, the Company or such Restricted Subsidiary shall retire such Senior Indebtedness and shall cause the related loan commitment, if any, to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. The amount of such excess Net Available Cash required to be applied pursuant to clause (ii) above and not theretofore so applied shall constitute "Excess Proceeds." Pending application of Net Available Cash pursuant to this provision, such Net Available Cash shall be invested in Temporary Cash Investments.

  If at any time the aggregate amount of Excess Proceeds not theretofore subject to an Excess Proceeds Offer (as defined below) totals at least $5 million, the Company shall, not later than 30 days after the end of the period during which the Company is required to apply such Excess Proceeds pursuant to clause (i) of the immediately preceding paragraph (or, if the Company so elects, at any time within such period), make an offer (an "Excess Proceeds Offer") to purchase from the holders thereof on a pro rata basis an aggregate principal amount of Notes and other pari passu debt obligations subject to a similar covenant (collectively, the "Pari Passu Notes") equal to the Excess Proceeds (rounded down to the nearest multiple of $1,000) on such date, at a purchase price equal to 100% of the principal amount of such Notes and Pari Passu Notes, plus, in each case, accrued interest and liquidated damages, if any, to the date of purchase (the "Excess Proceeds Payment"). Upon completion of an Excess Proceeds Offer, the amount of Excess Proceeds remaining after application pursuant to such Excess Proceeds Offer (including payment of the purchase price for Notes and Pari Passu Notes duly tendered) may be used by the Company for any corporate purpose (to the extent not otherwise prohibited by the Indenture).

  If the aggregate principal amount (or accreted value, as applicable) of Notes and Pari Passu Notes validly tendered and not withdrawn in connection with an Excess Proceeds Offer exceeds the Excess Proceeds available therefor, such Excess Proceeds will be apportioned between the Notes and such Pari Passu Notes, with the portion of such Excess Proceeds payable in respect of the Notes equal to the amount of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and the outstanding principal amount (or accreted value, as applicable) of the relevant Pari Passu Notes.

  For the purposes of this covenant, the following are deemed to be cash: (i) the assumption of Senior Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and (ii) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash; provided, however, that any Designated Noncash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this proviso that is at that time outstanding, not to exceed $5 million (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be cash for the purposes of this provision.

  The Company shall comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in the event that Excess Proceeds are received by the Company and the Company is required to repurchase Notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Indenture by virtue thereof.

  LIMITATION ON AFFILIATE TRANSACTIONS. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless (1) the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arms-length dealings with a Person who is not such an Affiliate, (2) if such Affiliate Transaction involves an amount in excess of $1 million, the terms of such Affiliate Transaction (i) are set forth in writing, (ii) comply with clause (1) and (iii) have been approved by a majority of the disinterested members of the Board of Directors and (3) if such Affiliate Transaction involves an amount in excess of $10 million, the terms of such Affiliate Transaction (i) comply with clause (2) and (ii) have been determined by a nationally recognized investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

  (b) The provisions of the foregoing paragraph (a) shall not prohibit (i) any Restricted Payment permitted to be made pursuant to the covenant described under "--Limitation on Restricted Payments," (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans in the ordinary course of business and approved by the Board of Directors, (iii) the grant of stock options or similar rights to employees and directors of the Company in the ordinary course of business and pursuant to plans approved by the Board of Directors, (iv) loans or advances to employees in the ordinary course of business of the Company or its Restricted Subsidiaries, but in any event not to exceed $2 million in the aggregate outstanding at any time, (v) fees, compensation or employee benefit arrangements paid to and indemnity provided for the benefit of directors, officers or employees of the Company or any Subsidiary in the ordinary course of business, (vi) any Affiliate Transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries in the ordinary course of business (so long as the other stockholders of any participating Restricted Subsidiaries which are not Wholly Owned Subsidiaries are not themselves Affiliates of the Company), (vii) transactions with a Receivables Subsidiary pursuant to any Permitted Receivables Financing, (viii) any payment under Section 1.b or 1.d of the Management Agreement not to exceed $300,000 in any fiscal year; provided, however, that (1) at the time of such payment no Default or Event of Default shall have occurred and be continuing or would result therefrom, and the Consolidated Coverage Ratio shall exceed 1.50 to
1.00 and (2) any such payment shall accrue if not paid pursuant to the foregoing clause (1), or (ix) any payment under the Management Agreement other than under Section 1.b or 1.d thereof.

  LIMITATION ON THE ISSUANCE OR SALE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES. The Company (i) shall not, and shall not permit any Restricted Subsidiary to, sell, pledge, hypothecate or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary, other than pledges of Capital Stock securing Designated Senior Indebtedness or other than to the Company or a Wholly Owned Subsidiary and (ii) shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock other than to the Company or a Wholly Owned Subsidiary; in each case unless (x) immediately after giving effect to such sale, pledge, hypothecation or other disposition or issuance, such Restricted Subsidiary continues to be a Restricted Subsidiary and (y) the proceeds of any such sale of Capital Stock are treated as Net Available Cash from an Asset Disposition and are applied in accordance with the terms of the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock;" provided, however, that this provision shall not prohibit (A) the sale of all of the Capital Stock of any Restricted Subsidiary, (B) the sale, pledge, hypothecation or other disposition of Preferred Stock of a Subsidiary in compliance with the terms of the covenant described under "--Limitation on Indebtedness" or (C) the issuance or sale of any Preferred Stock of a Restricted Subsidiary if such issuance or sale would be in compliance with the terms of the covenant described under "--Limitation on Indebtedness."

  LIMITATION ON LIENS. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any property of the Company or any Restricted Subsidiary (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, which secures Indebtedness that ranks pari passu with or subordinated to the Notes or any Subsidiary Guaranty unless (i) if such Lien secures Indebtedness that ranks pari passu with the Notes or any Subsidiary Guaranty, the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligation is no longer secured by a Lien or (ii) if such Lien secures Indebtedness that is subordinated to the Notes or any Subsidiary Guaranty, such Lien shall be subordinated to a Lien granted to the holders of the Notes in the same collateral as that securing such Lien to the same extent as such subordinated Indebtedness is subordinated to the Note or any Subsidiary Guaranty.

  MERGER AND CONSOLIDATION. The Company shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture,
(ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary of the Successor Company at the time of such transaction), no Default or Event of Default shall have occurred and be continuing, (iii) except in the case of a merger the sole purpose of which is to change the Company's jurisdiction of incorporation, immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Indebtedness,"
(iv) immediately after giving effect to such transaction, the Successor Company shall have

Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company immediately prior to such transaction, and (v) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, comply with the Indenture. Notwithstanding the foregoing clauses (ii), (iii) and (iv), any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to, the Company.

  The Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but in the case of a conveyance, transfer or lease of all or substantially all of the assets of the Company, the Company shall not be released from the obligation to pay the principal of and interest and liquidated damages, if any, on the Notes.

  The Company shall not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not such Subsidiary) shall expressly assume, by a supplemental indenture, in form satisfactory to the Trustee, all the obligations of such Subsidiary under its Subsidiary Guaranty, (ii) immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been Incurred by such Person at the time of such transaction), no Default or Event of Default shall have occurred and be continuing, and (iii) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, comply with the Indenture. The provisions of clauses (i) and (iii) above shall not apply to any transactions which constitute an Asset Disposition if the Company has complied with the provisions of the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock" above.

  FUTURE GUARANTORS. The Indenture will provide that, after the Issue Date, the Company may cause any Restricted Subsidiary, and will cause each Domestic Restricted Subsidiary that is a Material Subsidiary (whether currently existing, newly acquired or created), to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes. Each such Subsidiary Guaranty will provide that the Subsidiary Guarantor, as primary obligor and not merely as surety, will irrevocably and unconditionally Guarantee on an unsecured senior subordinated basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture and the Notes, whether for payment of principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by the Subsidiary Guarantors being herein called the "Guaranteed Obligations"). The Subsidiary Guarantors will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Subsidiary Guaranties. Each Subsidiary Guaranty will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Subsidiary Guarantor without rendering such Subsidiary Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

  Each Subsidiary Guaranty is a continuing guarantee and shall (a) remain in full force and effect until payment in full in cash of all the Guaranteed Obligations, (b) be binding upon each Subsidiary Guarantor and (c) enure to the benefit of and be enforceable by the Trustee, the Holders and their successors, transferees and assigns.

  A Subsidiary Guaranty will be released upon the sale of all the capital stock, or all or substantially all of the assets, of the applicable Subsidiary Guarantor if such sale is made in compliance with the Indenture.

  SEC REPORTS. Until such time as the Company shall become subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, (a) the Company shall provide the Trustee, the Initial Purchasers, the

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

Noteholders and prospective Noteholders (upon request) with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a United States corporation subject to such Sections, such information, documents and other reports to be so provided at the times specified for the filing of such information, documents and reports under such Sections and (b) not later than 45 days after the end of each fiscal quarter of the Company, the Company shall issue a press release setting forth a summary of the results of operations of the Company for such fiscal quarter and shall publish such press release on one of the following national business and financial wire services: Dow Jones News Service, Reuters Financial Service, Bloomberg News, PR Newswire or Business Wire. Thereafter, notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, the Company shall file with the SEC and provide the Trustee and Noteholders and prospective Noteholders (upon request) with such annual reports and such information, documents and other reports as are specified in such Sections and applicable to a United States corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that the Company shall not be required to file any report, document or other information with the SEC if the SEC does not permit such filing.

EVENTS OF DEFAULT

  An Event of Default is defined in the Indenture as: (i) a default in the payment of interest and liquidated damages, if any, on any Note when due (whether or not such payment is prohibited by the provisions described under "--Ranking and Subordination" above), continued for 30 days, (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise (whether or not such payment is prohibited by the provisions described under "--Ranking and Subordination" above), (iii) the failure by the Company to comply with its obligations under
"--Certain Covenants--Merger and Consolidation," "--Change of Control" or "-- Limitation on Restricted Payments" above, (iv) the failure by the Company to comply for 30 days after notice with any of its obligations under the covenants (other than the covenants described in clause (iii)) described above under "--Certain Covenants" (in each case other than a failure to purchase Notes), (v) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Indenture, (vi) the failure by the Company or any Material Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, if the total amount of such Indebtedness unpaid or accelerated exceeds $10 million and such failure continues for 10 Business Days after notice (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of the Company or a Material Subsidiary (the "bankruptcy provisions"), (viii) the rendering of any judgment or decree for the payment of money in excess of $10 million against the Company or a Material Subsidiary, if such judgment or decree remains outstanding for a period of 60 days and is not discharged, waived or stayed within 10 Business Days after notice (the "judgment default provision"), (ix) a Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guaranty) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty and such Default continues for 30 days or (x) the failure by any Subsidiary Guarantor to comply with its obligations under any Subsidiary Guaranty to which such Subsidiary Guarantor is a party, after any applicable grace period. However, a default under clause (iv) or (v) will not constitute an Event of Default until the Trustee or the Holders of 25% in aggregate principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in clauses (iv) and (v) hereof after receipt of such notice.

  If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes may, after giving 10 Business Days' notice to the holders of all Designated Senior Indebtedness and the Representative (provided, however, that no such notice need be given if, at such time (i) prior to the date on which the Bank Indebtedness has been repaid in full in cash, payment of any Bank Indebtedness shall have been accelerated or (ii) on or after the date on which the Bank Indebtedness has been repaid in full in cash, payment of any Designated Senior Indebtedness shall have been accelerated), declare the principal of and accrued but unpaid interest and liquidated damages, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, interest and liquidated damages, if any, shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest and liquidated damages, if any, on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the Notes. Under certain circumstances, the Holders of a majority in aggregate principal amount of the outstanding Notes may on behalf of all Holders rescind any such acceleration with respect to the Notes and its consequences.

  Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium or liquidated damages, if any, or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% in aggregate principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the Holders of a majority in aggregate principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in aggregate principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

  The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder of the Notes and the Representative notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest or liquidated damages, if any, on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the Holders of the Notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee and the Representative, within 30 days after the occurrence thereof, written notice of any event which would constitute any of certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

  Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note affected thereby, no amendment may, among other things, (i) reduce the amount of Notes whose Holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of, or extend the Stated Maturity of, any Note, (iv) reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed as described under "--Optional Redemption," (v) reduce the liquidated damages, or change the time of payment thereof, as described under "Exchange Offer; Registration Rights," (vi) make any Note payable in money other than that stated in the Note, (vii) impair the right of any Holder of the Notes to receive payment of principal of and interest and liquidated damages, if any,

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

on such Holder's Notes or any Subsidiary Guaranty on or after the due date therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes or any Subsidiary Guaranty or (viii) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions. In addition, any amendment to the provisions of Article 10 or Article 12 of the Indenture (which relate to subordination) will require the consent of the Holders of at least 75% in aggregate principal amount of the Notes then outstanding if such amendment would adversely affect the rights of the Holders of Notes.

  Without the consent of any Holder of the Notes, the Company and Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation or limited liability company of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add guarantees with respect to the Notes, to release Subsidiary Guarantors when permitted by the Indenture, to secure the Notes, to add to the covenants of the Company for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any Holder of the Notes or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the Representative consents to such change.

  The consent of the Holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

  After an amendment under the Indenture becomes effective, the Company is required to mail to Holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

  The Exchange Notes will be issued in registered form and will be transferable only upon the surrender of the Exchange Notes being transferred for registration of transfer. The Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

DEFEASANCE

  The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under the covenants described under "--Certain Covenants" (other than the covenant described under "--Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Material Subsidiaries and the judgment default provision described under "--Events of Defaults" above and the limitations contained in clauses (iii) and (iv) under "--Merger and Consolidation" above ("covenant defeasance").

  The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) (with respect only to Material Subsidiaries) or (viii) under "--Events of Defaults" above or because of the failure of the Company to comply with clause (iii) or
(iv) under "--Merger and Consolidation"
above. If the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guaranty.

  In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

CONCERNING THE TRUSTEE

  The Chase Manhattan Bank is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Exchange Notes.

  The Holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

GOVERNING LAW

  The Indenture provides that it and the Exchange Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

  "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) in a Related Business, (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clauses (ii) or (iii) above is primarily engaged in a Related Business.

  "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "--Certain Covenants--Limitation on Affiliate Transactions" and "--Certain Covenants-- Limitations on Sales of Assets and Subsidiary Stock" and the definition of the term "Restricted Payment" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

  "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares and, to the extent required by local ownership laws in foreign countries, shares owned by foreign shareholders), (ii) all or substantially all the assets of any division, business segment or comparable line of business of the Company or any Restricted Subsidiary or (iii) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary (other than, in the case of (i), (ii) and (iii) above, (A) transactions permitted under "--Certain Covenants--Merger and Consolidation," (B) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary and (C) for purposes of the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Permitted Investment or a Restricted Payment permitted by the covenant described under "--Certain Covenants--Limitation on Restricted Payments").

  "Attributable Debt" with respect to a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

  "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

  "Bank Indebtedness" means any and all amounts (whether outstanding on the Issue Date or thereafter incurred) payable under or in respect of the New Credit Facility and the other Loan Documents, including Bank Hedge Agreements (as such terms are defined in the New Credit Facility), including, without limitation, principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees and all other amounts payable thereunder or in respect thereof.

  "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

  "Business Day" means each day which is not a Legal Holiday.

  "Capital Lease Obligations" means an obligation that is required to be classified, and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

  "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

  "Change of Control" means the occurrence of any of the following events:

    (i) prior to the first public offering of common stock of the Company, Holdings shall cease to own, directly or through one or more wholly owned subsidiaries, 100% of the issued and outstanding Voting

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  Stock of the Company, whether as a result of the issuance of securities, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities by Holdings or otherwise;

    (ii) (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (ii) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company or Holdings (or its successor by merger, consolidation or purchase of all or substantially all of its assets) and (b) the Permitted Holders beneficially own (as defined in this clause (ii)), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company or Holdings, as the case may be, than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors or the board of directors of Holdings, as the case may be (for the purposes of this clause (ii), such other person shall be deemed to beneficially own any Voting Stock of a specified entity held by any other entity (the "parent entity"), if such other person is the beneficial owner (as defined in this clause (ii)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent entity and the Permitted Holders beneficially own (as defined in this clause (ii)), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

    (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors or the board of directors of Holdings, as the case may be (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of the Company or Holdings, as the case may be, was approved by a vote of a majority of the directors of the Company or Holdings, as the case may be, then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors or the board of directors of Holdings, as the case may be, then in office; or

    (iv) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than Holdings or a Permitted Holder.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days (or, if less, the number of days after the end of such fiscal quarter as the consolidated financial statements of the Company shall be provided to the Noteholders pursuant to the Indenture) prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters (in each case determined, for any fiscal quarter preceding the Issue Date, adjusted on a pro forma basis to give effect to the Transactions and the Application of Proceeds as if they had occurred at the beginning of such period and adjusted for any pro forma expense and cost reductions and related adjustments that are directly attributable to the Transactions and the Application of Proceeds, as estimated in good faith by the Board of Directors); provided, however, that:

    (1) if the Company or any Restricted Subsidiary (x) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period or (y) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination, or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and corresponding commitments have been permanently reduced), EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to the discharge of such Indebtedness as if such discharge had occurred on the first day of such period,

    (2) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased, assumed by a third person (to the extent the Company and its Restricted Subsidiaries are no longer liable for such Indebtedness) or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale),

    (3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, which acquisition constitutes all or substantially all of an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction requiring a calculation to be made hereunder, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period,

    (4) if since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period,

    (5) if since the beginning of such period any Unrestricted Subsidiary shall have been designated a Restricted Subsidiary, EBITDA and Consolidated Interest Expense for such period shall be calculated to include all net income (or loss) and all interest expense of such Subsidiary during the portion of such period that such Subsidiary was an Unrestricted Subsidiary, but only to the extent that such net income (or loss) or interest expense has not been included in EBITDA or Consolidated Interest Expense pursuant to clauses (1) through (4) above, and

    (6) if since the beginning of such period any Restricted Subsidiary shall have been designated an Unrestricted Subsidiary, EBITDA and Consolidated Interest Expense for such period shall be calculated to exclude all net income (or loss) and all interest expense of such Subsidiary during the portion of such period that such Subsidiary was a Restricted Subsidiary.

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

  For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company in accordance with Article 11 of Regulation S-X promulgated by the SEC. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

  "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, plus (a) to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, (i) interest expense attributable to Capital Lease Obligations, (ii) amortization of debt discount, (iii) capitalized interest,
(iv) non-cash interest expenses, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs associated with Hedging Obligations (including amortization of fees), (vii) dividends in respect of all Preferred Stock of the Company and its Restricted Subsidiaries and in respect of all Disqualified Stock of the Company in each case held by Persons other than the Company or a Wholly Owned Subsidiary, (viii) interest actually paid on any Indebtedness of any other Person that is Guaranteed by the Company or any Restricted Subsidiary and (ix) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company or any Wholly Owned Subsidiary) in connection with Indebtedness Incurred by such plan or trust, minus (b) to the extent included in such total interest expense, amortization of deferred financing costs, fees and expenses. For purposes of the foregoing, total interest expense shall be determined after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements and Currency Agreements. Notwithstanding the foregoing, the Consolidated Interest Expense with respect to any Restricted Subsidiary of the Company that was not a Wholly Owned Subsidiary shall be included only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.

  "Consolidated Net Income" means, for any period, the net income of the Company and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income (or loss) of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period shall be included in determining such Consolidated Net Income to the extent of the aggregate investment of the Company or any of its Restricted Subsidiaries in such Person, (ii) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction accrued for any period prior to the date of such acquisition, (iii) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) subject to the exclusion contained in clause
(iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that would have been permitted to be distributed by such Restricted Subsidiary consistent with such restriction during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income, (iv) any gain (or loss) realized upon the sale or other disposition of any assets of the Company or its consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person, (v) extraordinary gains or losses, (vi) any non-cash compensation charge for employee stock options or other stock awards,
(vii) payments on the Issue Date of up to $2.3 million to certain management stockholders of the Company in connection with the Transactions and the Holdings Transactions and (viii) the cumulative effect of a change in accounting principles. Notwithstanding the foregoing, for the purposes of the covenant described under "Certain Covenants--Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

  "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of the Company plus
(ii) paid-in capital or capital surplus relating to such Capital Stock plus
(iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

  "Currency Agreement" means, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

  "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

  "Designated Noncash Consideration" means the fair market value of noncash consideration received by the Company or any Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate executed by the principal executive officer and the principal financial officer of the Company or such Restricted Subsidiary, less the amount of cash or cash equivalents received in connection with a sale of such Designated Noncash Consideration. Such Officers' Certificate shall state the basis of such valuation, which shall be a report of a nationally recognized investment banking firm with respect to the receipt in one or a series of related transactions of Designated Noncash Consideration with a fair market value in excess of $5 million.

  "Designated Senior Indebtedness" means (i) the Bank Indebtedness and (ii) any other Senior Indebtedness which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $10 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness, and by notice to the Trustee, as "Designated Senior Indebtedness" for purposes of the Indenture.

  "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable, at the option of the holder thereof, for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that only the portion of Capital Stock which so matures or is so mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to the first anniversary of the Stated Maturity of the Notes shall be deemed to be Disqualified Stock.

  "Domestic Subsidiary" means any Subsidiary of the Company which is organized under the laws of the United States or any State, Commonwealth or Territory thereof or the District of Columbia.

  "Domestic Restricted Subsidiary" means any Restricted Subsidiary of the Company other than a Foreign Restricted Subsidiary.

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

  "EBITDA" for any period means the sum of Consolidated Net Income plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income: (a) Consolidated Interest Expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, (e) payments made pursuant to clause (viii) of paragraph (b) of "--Certain Covenants--Limitation on Affiliate Transactions" and (f) all other non-cash items reducing Consolidated Net Income (other than non-cash items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less, to the extent added in calculating such Consolidated Net Income, all non-cash items increasing Consolidated Net Income (excluding such non-cash items to the extent they represent an accrual for cash receipts to be received prior to the Stated Maturity of the Notes), in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of any Person shall be added to Consolidated Net Income to compute EBITDA of such Person only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income of such Person.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Financing Disposition" means any sale of any accounts receivable, or interest therein, by the Company or any Subsidiary to any Receivables Subsidiary, or by the Receivables Subsidiary, pursuant to a Permitted Receivables Financing.

  "Foreign Restricted Subsidiary" means any Restricted Subsidiary of the Company which is not organized under the laws of the United States of America or any State, Commonwealth or Territory thereof or the District of Columbia.

  "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board and (iii) such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

  "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person
(i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

  "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

  "Holder" or "Noteholder" means the Person in whose name a Note is registered on the registrar's books.

  "Holdings" means Iron Age Holdings Corporation, a Delaware corporation.

  "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; provided further, however, that in the case of a discount security, neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness, but the entire face amount of such security shall be deemed Incurred upon the issuance of such security. The term "Incurrence" when used as a noun shall have a correlative meaning.

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

  "Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium, if any, in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable,
(ii) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person, (iii) all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payables and warranty and service obligations arising in the ordinary course of business), which purchase price or obligation is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services (provided, however, that, in the case of obligations of an acquired Person assumed in connection with an acquisition of such Person, such obligations would constitute Indebtedness of such Person), (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit), (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends),
(vi) all obligations of the type referred to in clauses (i) through (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee, (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the fair market value of such property or assets at the date of determination or the amount of the obligation so secured and (viii) to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time). The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations as described above at such date.

  "Interest Rate Agreement" means with respect to any Person any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

  "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extensions of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "--Certain Covenants--Limitation on Restricted Payments," (i) "Investment" shall include the portion (proportionate to the Company's equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation, but in no event shall such Investment be reduced below zero; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at

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

the time of such transfer, in each case as determined in good faith by the Board of Directors. If the Company or any Restricted Subsidiary sells or otherwise disposes of any common stock of any direct or indirect Restricted Subsidiary (other than to the Company or a Restricted Subsidiary), the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the common stock of such Restricted Subsidiary not sold or disposed of.

  "Issue Date" means the date on which the Original Notes were originally issued.

  "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

  "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

  "Management Agreement" means the Management Agreement originally dated as of February 26, 1997, as amended and in effect on the Issue Date, among Holdings, the Company and Fenway.

  "Management Investors" means each of the officers, employees and directors of the Company or Holdings who own Voting Stock (or options to acquire Voting Stock) of Holdings on the Issue Date, in each case so long as such person shall remain an officer, employee or director of Holdings or the Company.

  "Material Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as in effect on the Issue Date; provided, however, that in the case of Iron Age Investment Company, the intercompany receivable on January 31, 1998 of the Company to Iron Age Investment Company in the amount of $36.55 million, together with any interest accruing thereon after January 31, 1998, shall be excluded from the calculations set forth in Section (w) of Rule 1-02; and provided further, however, that Falcon Shoe Mfg. Co. ("Falcon") shall be a "Material Subsidiary" only if:

    (i) The Company's and its other Subsidiaries' investments in and advances to Falcon exceed 15% of the total assets of the Company and its Subsidiaries consolidated as of the end of the most recently completed fiscal year;

    (ii) The Company's and its other Subsidiaries' proportionate share of the total assets (after intercompany eliminations) of Falcon exceeds 15% of the total assets of the Company and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or

    (iii) The gross profit of Falcon (after intercompany eliminations) exceeds 15% of the gross profit of the Company and its Subsidiaries consolidated for the most recently completed fiscal year.

  "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form), in each case net of
(i) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (iv) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

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

  "Net Cash Proceeds" means, with respect to any issuance or sale of Capital Stock, the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

  "New Acquisition Credit Facility" means the term credit facility made available pursuant to the Credit Agreement, dated as of the Issue Date, among the Company, as borrower, Holdings and certain Subsidiaries, as guarantors, and Banque Nationale de Paris, as agent for the lenders from time to time, together with all Loan Documents (as defined therein) and all other documents, instruments and agreements executed in connection therewith, including, without limitation, any guarantees, security documents and hedge agreements, in each case, as the same may be amended, supplemented, restated, waived, modified, Refinanced or replaced from time to time (including any successive amendments, supplements, restatements, waivers, modifications, Refinancings or replacements that increase the aggregate amount of borrowings outstanding or the aggregate commitments of the lenders thereunder, and whether with the original agent and lenders or another agent or agents or other lenders), except to the extent that any such amendment, supplement, restatement, waiver, modification, Refinancing or replacement by the Company or any Subsidiary would violate the covenants described in "--Certain Covenants--Limitation on Indebtedness."

  "New Credit Facility" means the New Acquisition Credit Facility and the New Revolving Credit Facility.

  "New Revolving Credit Facility" means the revolving credit facility made available pursuant to the Credit Agreement, dated as of the Issue Date, among the Company, as borrower, Holdings and certain Subsidiaries, as guarantors, and Banque Nationale de Paris, as agent for the lenders from time to time, together with all Loan Documents (as defined therein) and all other documents, instruments and agreements executed in connection therewith, including, without limitation, any guarantees, security documents and hedge agreements, in each case, as the same may be amended, supplemented, restated, waived, modified, Refinanced or replaced from time to time (including any successive amendments, supplements, restatements, waivers, modifications, Refinancings or replacements that increase the aggregate amount of borrowings outstanding or the aggregate commitments of the lenders thereunder, and whether with the original agent and lenders or another agent or agents or other lenders), except to the extent that any such amendment, supplement, restatement, waiver, modification, Refinancing or replacement by the Company or any Subsidiary would violate the covenants described in "--Certain Covenants--Limitation on Indebtedness."

 "Note Obligations" means (i) any principal of, premium and liquidated damages, if any, and interest on, and any other amounts owing under or with respect to the Notes payable pursuant to the terms of the Notes or the Indenture or upon acceleration of the Notes, including, without limitation, amounts received upon the exercise of rights of rescission or other rights of action (including claims for damages) or otherwise, to the extent relating to the purchase price of the Notes or amounts corresponding to such principal of, premium and liquidated damages, if any, interest on, or other amounts owing with respect to, the Notes and (ii) in the case of any Subsidiary Guarantor, any obligations with respect to the foregoing or otherwise under its Guaranty.

  "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

  "Permitted Holders" means Fenway Partners Capital Fund, L.P., New York Life Insurance Company, American Home Assurance Company, the Management Investors and their respective Affiliates.

  "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in (i) the Company, (ii) a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business, (iii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary;

provided, however, that such Person's primary business is a Related Business,
(iv) Temporary Cash Investments, (v) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business, (vi) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business,
(vii) loans or advances to officers and employees made in the ordinary course of business of the Company or such Restricted Subsidiary and not exceeding $2 million in the aggregate outstanding at any time, (viii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments, (ix) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock," (x) Interest Rate Agreements and Currency Agreements entered into in the ordinary course of business and otherwise in compliance with the Indenture, (xi) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers, (xii) Investments in Unrestricted Subsidiaries and additional Investments having an aggregate fair market value, taken together with all other investments made pursuant to this clause (xii) that are at that time outstanding, not to exceed $5 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), (xiii) any Investment by the Company or any Wholly Owned Subsidiary in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Permitted Receivables Financing; provided, however, that any Investment in a Receivables Subsidiary is in the form of a purchase money note or an equity interest and (xiv) Investments the payment for which consists exclusively of Capital Stock (other than Disqualified Stock) of the Company.

  "Permitted Receivables Financing" means any financing pursuant to which the Company or any Restricted Subsidiary may sell, convey or otherwise transfer to a Receivables Subsidiary or any other Person (in the case of a transfer by a Receivables Subsidiary), or grant a security interest in, any accounts receivable (and related assets) of the Company or any Restricted Subsidiary; provided, however, that (i) the covenants, events of default and other provisions applicable to such financing shall be customary for such transactions and shall be on market terms (as determined in good faith by the Board of Directors) at the time such financing is entered into and (ii) such financing shall be non-recourse to the Company and its Subsidiaries (other than the Receivables Subsidiary) except to a limited extent customary for such transactions.

  "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

  "Preferred Stock" means, as applied to the Capital Stock of any corporation, Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

  "Public Equity Offering" means a public offering of common stock of the Company or Holdings pursuant to an effective registration statement under the Securities Act.

  "Public Market" means any time after (i) a Public Equity Offering has been consummated and (ii) at least 10% of the total issued and outstanding common stock of the Company or Holdings has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

  "Purchase Money Indebtedness" means Indebtedness (i) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds or similar Indebtedness, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed and

(ii) incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset (including Additional Assets), including additions and improvements; provided, however, that any Lien arising in connection with any such Indebtedness shall be limited to the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached; and provided further, however, that such Indebtedness is Incurred within 90 days after such acquisition of such asset by the Company or Restricted Subsidiary.

  "Receivables Subsidiary" means a bankruptcy-remote, special-purpose Wholly Owned Subsidiary formed in connection with a Permitted Receivables Financing.

  "Refinance" means, with respect to any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease, retire, supplement, substitute, defer, reissue or restate (including pursuant to any defeasance or discharge mechanism), or to issue other Indebtedness in exchange or replacement for, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

  "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture; provided, however, that (i) such Refinancing Indebtedness has a Weighted Average Life to Maturity of not less than the Indebtedness being Refinanced and (ii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

  "Related Business" means the business of the Company and its Restricted Subsidiaries on the Issue Date or any business related, ancillary or complementary (as determined in good faith by the Board of Directors) to the businesses of the Company and the Restricted Subsidiaries on the Issue Date.

  "Representative" means, until the date on which the Bank Indebtedness has been repaid in full in cash and all commitments and other obligations thereunder have been terminated, the Agent (or if there is no Agent, the trustee, agent or representative) under the New Credit Facility and, thereafter, the trustee, agent or representative for each issue of Designated Senior Indebtedness.

  "Restricted Payment" means, with respect to any Person, (i) the declaration or payment of any dividends or any other distributions on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the holders of its Capital Stock, except dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and except dividends or distributions payable solely to the Company or a Restricted Subsidiary (and, in the case of dividends or distributions by a Restricted Subsidiary which is not a Wholly Owned Subsidiary, to its other holders of Capital Stock on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person (other than a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (in each case other than in exchange for Capital Stock that is not Disqualified Stock), (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; and other than the purchase, repurchase, defeasance or other acquisition of Subordinated Obligations made solely with Disqualified Stock of the Company or any Subsidiary Guarantor) or (iv) the making of any Investment (other than a Permitted Investment) in any Person.

  "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

  "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

  "SEC" means the Securities and Exchange Commission.

  "Secured Indebtedness" means any Indebtedness of the Company secured by a Lien. "Secured Indebtedness" of any Subsidiary Guarantor has a correlative meaning.

  "Senior Discount Indenture" means the Indenture dated as of the Issue Date between Holdings and The Chase Manhattan Bank, as trustee, pursuant to which 12 1/8% Senior Discount Notes due 2009 are to be issued by Holdings for an aggregate initial offering price of approximately $25 million.

  "Senior Discount Notes" means the 12 1/8% Senior Discount Notes due 2009 issued by Holdings pursuant to the Senior Discount Indenture for an aggregate initial offering price of approximately $25 million.

  "Senior Indebtedness" of the Company means the following obligations, whether outstanding on the date of the Indenture or thereafter Incurred, without duplication, all obligations consisting of Bank Indebtedness and all obligations consisting of the principal of and premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company regardless of whether post-filing interest is allowed in such proceeding) on, and fees, charges, expenses, reimbursement obligations, Guarantees and all other amounts owing in respect of, all other Indebtedness of the Company, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that the obligations in respect of such Indebtedness are not senior in right of payment to the Notes; provided, however, that Senior Indebtedness shall not include (1) any obligation of the Company to any Subsidiary, except to the extent pledged under the New Credit Facility, (2) any liability for federal, state, local or other taxes owed or owing by the Company, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness of the Company (and any accrued and unpaid interest in respect thereof) which is expressly subordinate or junior in right of payment to any other Indebtedness or other obligation of the Company, including any Senior Subordinated Indebtedness and any Subordinated Obligations, (5) any Indebtedness represented by Capital Stock or (6) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture. "Senior Indebtedness" of any Subsidiary Guarantor has a correlative meaning.

  "Senior Subordinated Indebtedness" of the Company means the Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu with the Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness. "Senior Subordinated Indebtedness" of any Subsidiary Guarantor has a correlative meaning.

  "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision.

  "Subordinated Obligation" means any Disqualified Stock and any other Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect. "Subordinated Obligation" of any Restricted Subsidiary has a correlative meaning.

  "Subsidiary" means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary shall refer to a Subsidiary of the Company.

  "Subsidiary Guarantor" means each Subsidiary that has issued a Subsidiary Guaranty.

  "Subsidiary Guaranty" means the Guarantee by a Subsidiary Guarantor of the Company's obligations with respect to the Notes.

  "Taxes" means all taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including without limitation income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security (or similar), workers' compensation, unemployment compensation, disability, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, registration, alternative and add-on minimum, estimated, transfer and gains taxes or other tax of any kind whatsoever, in all cases including interest, penalties, additional taxes and additions to tax imposed with respect thereto.

  "Temporary Cash Investments" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof,
(ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard & Poor's Ratings Group, (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any State, Commonwealth or Territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc. and (vi) investments in mutual funds whose investment guidelines restrict such funds' investments to those satisfying the provisions of clauses (i) through (v) above.

  "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $10,000 or less or (B) if such Subsidiary has assets greater than $10,000, such designation would be permitted under the covenant described under "--Certain Covenants--Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "--Certain Covenants--Limitation on Indebtedness" and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

  "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

  "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding aggregate principal amount of such Indebtedness into (ii) the sum of the total of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

  "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company and/or one or more Wholly Owned Subsidiaries.

                              THE EXCHANGE OFFER

  At the closing of the Original Offering, the Company and the Initial Purchasers entered into a registration agreement (the "Registration Agreement"). Pursuant to the Registration Agreement, the Company agreed, at its cost, (i) to file with the SEC on or prior to 90 days after the Issue Date a registration statement on the appropriate form (the "Exchange Offer Registration Statement") relating to a registered exchange offer (the "Exchange Offer") for the Original Notes under the Securities Act and (ii) to use its reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act on or prior to 150 days after the Issue Date. As promptly as practicable after the effectiveness of the Exchange Offer Registration Statement, the Company will offer to holders of Transfer Restricted Securities (as defined below) who are not prohibited by any law or policy of the SEC from participating in the Exchange Offer the opportunity to exchange their Transfer Restricted Securities for the Exchange Notes that are identical in all material respects to the Original Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions) and that would be registered under the Securities Act. For each Original Note surrendered to the Company pursuant to the Exchange Offer, the holder of such Original Note will receive an Exchange Note having a principal amount equal to that of the surrendered Original Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Original Note surrendered in exchange thereof or, if no interest has been paid on such Original Note, from the date of its original issue. The Company will keep the Exchange Offer open for not less than 30 days (or longer, if required by applicable law) after the date hereof.

  If (i) because of any change in law or applicable interpretations thereof by the staff of the SEC, the Company is not permitted to effect the Exchange Offer as contemplated hereby, (ii) for any other reason the Exchange Offer Registration Statement is not declared effective on or prior to 150 days after the Issue Date or the Exchange Offer is not consummated on or prior to 180 days after the Issue Date, (iii) the Initial Purchasers so request with respect to Original Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer or the Initial Purchasers do not receive freely tradeable Exchange Notes in the Exchange Offer, (iv) any applicable law or interpretations do not permit any holder of Original Notes to participate in the Exchange Offer, (v) any holder (other than an Initial Purchaser) of Original Notes is not eligible to participate in the Exchange Offer or such holder does not receive freely tradeable Exchange Notes in the Exchange Offer other than by reason of such holder being an affiliate of the Company (it being understood that the requirement that a participating broker-dealer deliver the prospectus contained in the Exchange Offer Registration Statement in connection with the sales of Exchange Notes shall not result in such Exchange Notes being not "freely tradeable") or (vi) the Company so elects, then the Company will file, at its cost, as promptly as practical with the SEC a shelf registration statement (the "Shelf Registration Statement") to cover resales of Transfer Restricted Securities by such holders of Original Notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. For purposes of the foregoing, "Transfer Restricted Securities" means each Original Note until (i) the date on which such Original Note has been exchanged for a freely transferable Exchange Note in the Exchange Offer, (ii) the date on which such Original Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iii) the date on which such Original Note is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act.

  The Company will use its reasonable best efforts to have the Exchange Offer Registration Statement or, if applicable, the Shelf Registration Statement (each, a "Registration Statement") declared effective by the SEC as promptly as practicable after the filing thereof. Unless the Exchange Offer would not be permitted by a policy of the SEC, the Company will commence the Exchange Offer and will use its reasonable best efforts to consummate the Exchange Offer as promptly as practicable, but in any event on or prior to 180 days after the Issue Date. If applicable, the Company will use its reasonable best efforts to keep the Shelf Registration Statement effective for a period of two years after the Issue Date. The Company will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder of Original Notes for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of such Shelf Registration Statement, notify each such holder when such Shelf Registration Statement has become effective, and take certain other actions as are required to permit unrestricted resales of the Original Notes or the Exchange Notes, as the case may be. A holder of Original Notes or Exchange Notes selling Original Notes or Exchange Notes pursuant to a Shelf Registration Statement will generally be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales, and will be bound by the provisions of the Registration Agreement that are applicable to such holder (including certain indemnification obligations).

  If (i) a Registration Statement is not filed with the SEC on or prior to 90 days after the Issue Date, (ii) the Exchange Offer Registration Statement or a Shelf Registration Statement, if applicable, is not declared effective on or prior to 150 days after the Issue Date, (iii) the Exchange Offer is not consummated on or prior to 180 days after the Issue Date or (iv) a Shelf Registration Statement is filed and declared effective on or prior to 150 days after the Issue Date but shall thereafter cease to be effective or usable (at any time that the Company is obligated to maintain the effectiveness thereof) in connection with resales of Original Notes or Exchange Notes in accordance with and during the periods specified in the Registration Agreement (each such event referred to in clauses (i) through (iv), a "Registration Default"), the Company will be obligated to pay liquidated damages to each holder of Transfer Restricted Securities, during the first 90-day period immediately following the occurrence of such Registration Default, in an amount equal to 5c per week per $1,000 principal amount of the Original Notes constituting Transfer Restricted Securities held by such holder. The amount of the liquidated damages will increase an additional 5c per week per $1,000 principal amount of the Original Notes constituting Transfer Restricted Securities for each subsequent 90-day period until the applicable Registration Default has been cured, up to a maximum amount of Liquidated Damages of 20c per week per $1,000 principal amount of Original Notes constituting Transfer Restricted Securities. All accrued liquidated damages shall be paid to holders in the same manner as interest payments on the Original Notes on semi-annual payment dates which correspond to interest payment dates for the Original Notes. Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.

  The Registration Agreement also provides that the Company (i) shall, if required under applicable securities laws, upon prior written request, make available for a period of 90 days after the consummation of the Exchange Offer a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such Exchange Notes and
(ii) shall pay all expenses incident to the Exchange Offer (including the expense of one counsel to the holders of the Original Notes) and will indemnify certain holders of the Original Notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Agreement (including certain indemnification rights and obligations).

  Each holder of Original Notes who wishes to exchange such Original Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, and (iii) it is not an "affiliate" (as defined in Rule 405 under the Securities Act) of the Company, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

  If the holder of Original Notes is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes. If the holder of Original Notes is a broker-dealer that will receive Exchange Notes for its own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities (an "Exchanging Dealer"), it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

  Holders of the Original Notes will be required to make certain representations to the Company (as described above) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement in order to have their Original Notes included in the Shelf Registration Statement and benefit from the provisions regarding liquidated damages set forth in the preceding paragraphs. A holder who sells Original Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Agreement which are applicable to such a holder (including certain indemnification obligations).

  The summary herein of certain provisions of the Registration Agreement is a description of the material provisions of the Registration Agreement, a copy of which is filed as an exhibit to the Exchange Offer Registration Statement.

  Except as set forth herein, after consummation of the Exchange Offer, holders of Original Notes have no registration or exchange rights under the Registration Agreement. See "--Consequences of Failure to Exchange," and "-- Resales of Exchange Notes; Plan of Distribution."

CONSEQUENCES OF FAILURE TO EXCHANGE

  The Original Notes which are not exchanged for Exchange Notes pursuant to an Exchange Offer and are not included in a resale prospectus will remain Transfer Restricted Securities. Accordingly, such Original Notes may not be offered, sold or otherwise transferred prior to the date which is two years after the later of the date of original issue and the last date that the Company or any affiliate of the Company was the owner of such securities (or any predecessor thereto) (the "Resale Restriction Termination Date") only (a) to the Company (b) pursuant to a registration statement which has been declared effective under the Securities Act, (c) for so long as the Original Notes are eligible for resale pursuant to Rule 144A, to a person the owner reasonably believes is a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the transfer is being made in reliance to Rule 144A, (d) to an "accredited investor" within the meaning of subparagraph (1), (2), (3) or (7) of paragraph (a) of Rule 501 under the Securities Act that is purchasing for his own account or for the account of such an "accredited investor" in each case in a minimum of Original Notes with a purchase price of $500,000 or (c) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of its property or the property of such investor account or accounts be at all times within its or their control. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Original Notes is proposed to be made pursuant to clause (d) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee to the Company and the Trustee, which shall provide, among other things, that the transferee is an "accredited investor" within the meaning of subparagraph (1), (2), (3) or (7) of paragraph
(a) of Rule 501 under the Securities Act and that it is acquiring such Securities for investment purposes and not for distribution in violation of the Securities Act. Prior to any offer, sale or other transfer of Original Notes prior to the Resale Restriction Termination Date pursuant to clauses (d) or (e) above, the issuer and the Trustee may require the delivery of an opinion of counsel, certifications and/or other information satisfactory to each of them.

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in the Prospectus and in the Letter of Transmittal, the form of which is included as Exhibit 99.1 to the Registration Statement of which this Prospectus is a part, the Company will accept any and all Original Notes validly tendered and not withdrawn prior to the applicable Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Original Notes accepted in the Exchange Offer. Holders may tender some or all of their Original Notes pursuant to the Exchange Offer. However, Original Notes may be tendered only in integral multiples of $1,000 principal amount.

  The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes, except that (i) the Exchange Notes have been registered under the Securities Act and therefore will not bear legends restricting their transfer pursuant to the Securities Act, and (ii) the holders of Exchange Notes will not be entitled to rights under the Registration Agreement (except under certain limited circumstances). The Exchange Notes will evidence the same debt as the Original Notes (which they replace), and will be issued under, and be entitled to the benefits of, the Indenture.

  Solely for reasons of administration (and for no other purpose) the Company
has fixed the close of business on       ,1998 as the record date for the
Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially. Only a registered holder of Original Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Original Notes entitled to participate in the Exchange Offer.

  Holders of the Original Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or under the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

  The Company shall be deemed to have accepted validly tendered Original Notes when, as and if it has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of the Original Notes for purposes of receiving the Exchange Notes.

  If any tendered Original Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Original Notes will be returned without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

  Holders who tender Original Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Original Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSION; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time on
     , 1998, unless the Company extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which such Exchange Offer is extended.

  In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, prior to 9:00 a.m., New York City time, on the next Business Day after the previously scheduled Expiration Date.

  The Company reserves the right, in its sole discretion, (i) to delay accepting any Original Notes, (ii) extend the Exchange Offer, (iii) if the condition set forth below under "--Conditions of the Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (iv) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, it will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the Original Notes and the Exchange Offer will be extended for a period of five to ten business days, as required by law, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

  Without limiting the manner in which the Company may choose to make public announcement of any delay, extension, termination or amendment of its Exchange Offer, the Company shall not have an obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release thereof to the Dow Jones News Service.

PROCEDURES FOR TENDERING

  Only a registered holder of Original Notes may tender such Original Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, have the signatures thereon guaranteed if required by such Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal to the Exchange Agent at the address set forth below under "--Exchange Agent" for receipt prior to the applicable Expiration Date. In addition, either (i) certificates for such Original Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Original Notes into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the applicable Expiration Date, or (iii) the Holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Letter of Transmittal and all other required documents must be received by the Exchange Agent at the address set forth below under "--Exchange Agent" prior to the applicable Expiration Date.

  The tender by a Holder will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal applicable to such Exchange Offer.

  THE METHOD OF DELIVERY OF THE ORIGINAL NOTES AND THE APPLICABLE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE APPLICABLE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR ORIGINAL NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Original Notes, either make appropriate arrangements to register ownership of the Original Notes in such beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Original Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal designated for such Original Discount Notes, or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a participant in a recognized signature guarantee program within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

  If a Letter of Transmittal is signed by a person other than the registered holder of any Original Notes listed therein, such Original Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Original Notes, with signature guaranteed by an Eligible Institution.

  If a Letter of Transmittal or any Original Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company, as applicable, of their authority to so act must be submitted with the Letter of Transmittal designated for such Original Notes.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Original Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Original Notes not properly tendered or any Original Notes the issuer's acceptance of which would, in the opinion of counsel for such issuer, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Original Notes. The interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) by the Company will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Original Notes issued by it, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Original Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Original Notes received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if Original Notes are submitted in a principal amount greater than the principal amount of Original Notes being tendered by such tendering holder, such unaccepted or non-exchanged Original Notes will be returned by the Exchange Agent to the tendering holders (or, in the case of Original Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such unaccepted or non-exchanged Original Notes will be credited to an account maintained with such Book-Entry Transfer Facility), unless otherwise provided in the Letter of Transmittal designated for such Original Notes, as soon as practicable following the applicable Expiration Date.

  By tendering Original Notes in the Exchange Offer, each registered holder will represent to the issuer of such Original Notes that, among other things,
(i) the Exchange Notes to be acquired by the holder and any beneficial owner(s) of such Original Notes ("Beneficial Owner(s)") in connection with the Exchange Offer are being acquired by the holder and any Beneficial Owner(s) in the ordinary course of business of the holder and any Beneficial Owner(s) for such holder's own account, for investment and not with a view to or for sale in connection with any distribution of the Exchange Notes, (ii) the holder and each Beneficial Owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in a distribution of the Exchange Notes, (iii) the holder and each Beneficial Owner acknowledge and agree that (x) any person participating in an Exchange Offer for the purpose of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction with respect to the Exchange Notes acquired by such person and cannot rely on the position of the staff of the SEC set forth in no-action letters that are discussed herein under "-- Resales of the Exchange Notes," and (y) any broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes pursuant to an Exchange Offer, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must deliver a prospectus in connection with any resale of such Exchange Notes, see "Plan of Distribution," but by so acknowledging, the holder shall not be deemed to admit that, by delivering a prospectus, it is an "underwriter" within the meaning of the Securities Act, (iv) neither the holder nor any Beneficial Owner is an "affiliate," as defined in Rule 405 under the Securities Act, of the Company except as otherwise disclosed to the Company in writing, and (v) the holder and each Beneficial Owner understands that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the SEC.

BOOK-ENTRY TRANSFER

  The Exchange Agent will make a request to establish an account with respect to the Original Notes at the Book-Entry Transfer Facility, for purposes of the Exchange Offers, within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Original Notes by causing the Book-Entry Transfer Facility to transfer such Original Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Original Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the applicable Letter of Transmittal, with any required signature guarantees and any other documents, must be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the applicable Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Original Notes and (i) whose Original Notes are not immediately available, or (ii) who cannot deliver their Original Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the applicable Expiration Date, may effect a tender if:

    (1) The tender is made through an Eligible Institution;

    (2) Prior to the applicable Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by mail, hand delivery or facsimile transmission) setting forth the name and address of the Holder, the certificate number(s) of such Original Notes and the principal amount of the Original Notes being tendered, stating that the tender is being made thereby and guaranteeing that, within five business days after the applicable Expiration Date, the applicable Letter of Transmittal together with the certificate(s) representing the Original Notes (or a Book-Entry Confirmation) and any other documents required by the application Letter of Transmittal will be delivered by the Eligible Institution to the Exchange Agent; and

    (3) Such properly completed and executed Letter of Transmittal, as well as the certificate(s) representing all tendered Original Notes in proper form for transfer (or a Book-Entry Confirmation) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the applicable Expiration Date.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Original Notes pursuant to an Exchange Offer may be withdrawn, unless theretofore accepted for exchange as provided in the applicable Exchange Offer, at any time prior to the Expiration Date of that Exchange Offer.

  To be effective, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Original Notes to be withdrawn (the "Depositor"), (ii) identify the Original Notes to be withdrawn (including the certificate number or numbers and aggregate principal amount of such Original Notes), and (iii) be signed by the holder in the same manner as the original signature on the applicable Letter of Transmittal (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole respective discretion, which determination shall be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Original Notes so withdrawn are retendered. Properly withdrawn Original Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the applicable Expiration Date.

  Any Original Notes which have been tendered but which are not accepted for exchange due to the rejection of the tender due to uncured defects or the prior termination of the applicable Exchange Offer, or which have been validly withdrawn, will be returned to the holder thereof (unless otherwise provided in the Letter of Transmittal), as soon as practicable following the applicable Expiration Date or, if so requested in the notice of withdrawal, promptly after receipt by the issuer of the Original Notes of notice of withdrawal without cost to such holder.

CONDITIONS OF THE EXCHANGE OFFER

  The Exchange Offer is subject to the condition that the Exchange Offer, or the making of any exchange by a holder, does not violate applicable law or any applicable interpretation of the staff of the SEC. If there has been a change in SEC policy such that there is a substantial question whether the Exchange Offer is permitted by applicable federal law, the Company has agreed to seek a no-action letter or other favorable decision from the SEC allowing the Company to consummate the Exchange Offer.

  If the Company determines that the Exchange Offer is not permitted by applicable Federal law, it may terminate the Exchange Offer. In connection therewith the Company may (i) refuse to accept any Original Notes and return any Original Notes that have been tendered by the holders thereof, (ii) extend the Exchange Offer and retain all Original Notes tendered prior to the Expiration of the Exchange Offer, subject to the rights of such holders of tendered Original Notes to withdraw their tendered Original Notes, or (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Original Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, the Company will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of Original Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Original Notes, if the Exchange Offer would otherwise expire during such period.

EXCHANGE AGENT

  The Chase Manhattan Bank has been appointed as "Exchange Agent" for the Exchange Offer. Questions and requests for assistance, requests for additional copies of the Prospectus or of the Letter of Transmittal and other documents should be directed to the Exchange Agent addressed as follows:

  By Registered of Certified Mail or Hand or Overnight Delivery:

    The Chase Manhattan Bank

    55 Water Street

    Room 234, North Building

    New York, New York 10041

    Attention: Carlos Esteves

    Confirm by Telephone: (212) 638-0828

    Facsimile Transmissions: (212) 638-7375 or (212) 344-9367
    (ELIGIBLE INSTITUTIONS ONLY)

  Delivery to other than the above addresses or facsimile numbers will not constitute a valid delivery.

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

  No dealer-manager has been retained in connection with the Exchange Offer and no payments will be made to brokers, dealers or others soliciting acceptance of the Exchange Offer. However, reasonable and customary fees will be paid to the Exchange Agent for its service and it will be reimbursed for its reasonable out-of-pocket expenses in connection therewith.

  The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately
$   . Such expenses include fees and expenses of the Exchange Agent and the
Trustee under the Indenture, accounting and legal fees and printing costs, among others.

  The Company will pay all transfer taxes, if any, applicable to the exchange of the Original Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Original Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

  The carrying values of the Original Notes are not expected to be materially different from the fair value of the Exchange Notes at the time of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

RESALES OF THE EXCHANGE NOTES; PLAN OF DISTRIBUTION

  Based on no-action letters issued by the staff of the SEC to third parties, the Company believes the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than (i) a broker-dealer who purchased such Original Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that the holder is acquiring the Exchange Notes in its ordinary course of business and is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Each Holder of Original Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met and that such holder is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act. In the event that the Company's belief is inaccurate, holders of Exchange Notes who transfer Exchange Notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration thereunder may incur liability under the Securities Act. Iron Age does not assume or indemnify holders against such liability.

  All resales must be made in compliance with applicable state securities or "blue sky" laws. Such compliance may require that the Exchange Notes be registered or qualified in a particular state or that the resales be made by or through a licensed broker-dealer, unless exemptions from these requirements are available. The Company assumes no responsibility with regard to compliance with such requirements.

  Each affiliate of the Company must acknowledge that such person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. Each broker-dealer that receives Exchange Notes in exchange for Original Notes held for its own account, as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. Although a broker-dealer may be an "underwriter" within the meaning of the Securities Act, the Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes.

                  MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

  The following is a description of the material federal income tax consequences associated with the acquisition, ownership, and disposition of the Exchange Notes by holders who exchange Original Notes for the Exchange Notes. The description does not describe all of the aspects of federal income taxation that may be relevant to a prospective holder of the Exchange Notes in light of his or her particular circumstances, or to certain types of holders (including dealers in securities, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, S corporations, and persons who hold the Notes as part of a hedge, straddle, "synthetic security" or other integrated investment) which are subject to special treatment under the federal income tax laws. This description also does not address the tax consequences to nonresident aliens, foreign corporations, foreign partnerships or foreign trusts that are subject to United States federal income tax on a net basis on income with respect to an Exchange Note because such income is effectively connected with the conduct of a U.S. trade or business. Such holders generally are taxed in a similar manner to U. S. Holders (as defined below); however, certain special rules apply. In addition, this description is limited to holders who hold the Exchange Notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This description also does not describe any tax consequences under state, local, or foreign tax laws.

  The description is based upon the Code, Treasury Regulations, Internal Revenue Service ("IRS") rulings and pronouncements, and judicial decisions all in effect as of the date hereof, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the Exchange Notes. The Company has not sought and will not seek any rulings or opinions from the IRS or counsel with respect to the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the Exchange Notes which are different from those discussed herein.

  HOLDERS WHO EXCHANGE ORIGINAL NOTES FOR EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE CONSEQUENCES THAT MAY APPLY TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE APPLICATION OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

EXCHANGE OF ORIGINAL NOTES FOR EXCHANGE NOTES

  The exchange of an Original Note by a holder for an Exchange Note will not constitute a taxable exchange of the Original Note. As a result, a holder will not recognize taxable gain or loss upon receipt of an Exchange Note, such holder's holding period for an Exchange Note will include the holding period for the Original Note so exchanged and such holder's adjusted tax basis in an Exchange Note will be the same as such holder's adjusted tax basis in the Original Note so exchanged.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS

  A U.S. Holder is any holder who or which is (i) a citizen or resident of the United States, (ii) a domestic corporation or domestic partnership or (iii) an estate or trust other than a "foreign estate" or "foreign trust" as defined in
Section 7701(a)(31) of the Code.

  TAXATION OF STATED INTEREST. In general, U.S. Holders of the Exchange Notes will be required to include interest received thereon in taxable income as ordinary income at the time it accrues or is received, in accordance with the holder's regular method of accounting for federal income tax purposes.

  EFFECT OF PAYMENTS ON REDEMPTION AND REPURCHASE RIGHTS. At any time on or prior to May 1, 2001, the Company may under certain circumstances redeem in the aggregate up to 35% of the original principal amount of the Notes with the proceeds of one or more Public Equity Offerings by the Company or Holdings, as described above under "Description of Exchange Notes--Optional Redemption." Further, upon the occurrence of a Change in Control, each holder of Notes will have the right to require the Company to repurchase all or part of such holder's Exchange Notes, as described above under "Description of Exchange Notes--Change in Control."

  Based on the Company's current expectations, the likelihood that a Public Equity Offering or Change in Control will occur is remote. Accordingly, the Company intends to take the position that the contingent payments described above do not, as of the Issue Date, cause the Exchange Notes to be treated as having been issued with original issue discount or otherwise affect the computation of the yield to maturity or maturity date of the Exchange Notes. The Company's determination in this regard is binding on a holder, unless such holder discloses in the proper manner to the Internal Revenue Service that it is taking a different position.

  Prospective investors should consult their tax advisors as to the tax considerations relating to the contingent payments described above. If, contrary to the Company's expectations, a Public Equity Offering or Change in Control were to occur or if the Internal Revenue Service were to take the position that the contingent payments were not remote as of the Issue Date, the Company could be required to redetermine the amount and timing of interest income realized by a holder of an Exchange Note.

  SALE OR OTHER TAXABLE DISPOSITION OF THE EXCHANGE NOTES. The sale, exchange, redemption, retirement or other taxable disposition of an Exchange Note will in general result in the recognition of gain or loss to a U.S. Holder in an amount equal to the difference between (a) the amount of cash and fair market value of property received in exchange therefor (except to the extent attributable to the payment of accrued but unpaid stated interest) and (b) the holder's adjusted tax basis in such Exchange Note.

  Any gain or loss on the sale or other taxable disposition of an Exchange Note generally will be capital gain or loss and will be long-term capital gain or loss if the Exchange Note had been held for more than one year and otherwise will be short-term capital gain or loss. Individuals will be subject to tax at a maximum rate of 28% on net capital gains if the Exchange Notes were held for more than one year but not more than eighteen months and a maximum rate of 20% on net capital gains if the Exchange Notes were held for more than eighteen months. Payments on such disposition for accrued interest not previously included in income will be treated as ordinary interest income.

  BACKUP WITHHOLDING. The backup withholding rules require a payor to deduct and withhold a tax if (i) the payee fails to furnish a taxpayer identification number ("TIN") in the prescribed manner, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) the payee has failed to report properly the receipt of "reportable payments" and the IRS has notified the payor that withholding is required, or (iv) the payee fails to certify under the penalty of perjury that such payee is not subject to backup withholding. If any one of the events discussed above occurs with respect to a holder of Exchange Notes, the Company, its paying agent or other withholding agent will be required to withhold a tax equal to 31% of any "reportable payment" made in connection with the Exchange Notes of such holder. A "reportable payment" includes, among other things, amounts paid in respect of interest or original issue discount on an Exchange Note. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a refund or credit against such holder's federal income tax, provided that the required information is furnished to the IRS. Certain holders (including, among others, corporations and certain tax-exempt organizations) are not subject to backup withholding.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS

  This section describes special rules applicable to a Non-U.S. Holder of Exchange Notes. This description does not address the tax consequences to stockholders, partners or beneficiaries in a Non-U.S. Holder or the tax consequences to Non-U.S. Holders that are subject to United States federal income tax on a net basis on income with respect to an Exchange Note because such income is effectively connected with the conduct of a U.S. trade or business. For purposes hereof, a "Non-U.S. Holder" is any person that is not a U.S. Holder.

  INTEREST. Payments of interest to a Non-U.S. Holder that do not qualify for the portfolio interest exception discussed below will be subject to withholding of U.S. federal income tax at a rate of 30% unless a U.S. income tax treaty applies to reduce the rate of withholding. To claim a treaty reduced rate, the Non-U.S. Holder must provide a properly executed Form 1001 (See discussion below for changes to withholding tax provisions to be effective for payments of interest made after December 1, 1998).

  Interest that is paid to a Non-U.S. Holder on an Exchange Note will not be subject to U.S. income or withholding tax if the interest qualified as "portfolio interest." Generally, interest on the Exchange Notes that is paid by the Company will qualify as portfolio interest if (i) the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the Non-U.S. Holder is not a controlled foreign corporation that is related to the Company actually or constructively through stock ownership for U.S. federal income tax purposes, (iii) the Non-U.S. Holder is not a bank receiving interest on a loan entered into in the ordinary course of business, and (iv) either (x) beneficial owner of the Exchange Note provides the Company or its paying agent, a properly executed certification on IRS Form W-8 (or a suitable substitute form) signed under penalties of perjury that the beneficial owner is not a "U.S. person" for U.S. federal income tax purposes and that provides the beneficial owner's name and address, or (y) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its business holds the Exchange Note and certifies to the Company or its agent under penalties of perjury that the IRS Form W-8 (or a suitable substitute) has been received by it from the beneficial owner of the Exchange Note or a qualifying intermediary and furnishes the payor a copy thereof.

  SALE, EXCHANGE OR RETIREMENT OF EXCHANGE NOTES. Any gain realized by a Non-U.S. Holder on the sale, exchange or retirement of the Exchange Notes, will generally not be subject to U.S. federal income tax or withholding unless (i) the Non-U.S. Holder is an individual who was present in the U.S. for 183 days or more in the taxable year of the disposition and meets certain other requirements, or (ii) the Non-U.S. Holder is subject to tax pursuant to certain provisions of the Code applicable to certain individuals who renounce their U.S. citizenship or terminate long-term U.S. residency. If a Non-U.S. Holder falls under (ii) above, the holder will be taxed on the net gain derived from the sale under the graduated U.S. federal income tax rates that are applicable to U.S. citizens, resident aliens, and domestic corporations, as the case may be, and may be subject to withholding under certain circumstances. If a Non-U.S. Holder falls under (i) above, the holder generally will be subject to U.S. federal income tax at a rate of 30% on the gain derived from the sale (or reduced treaty rate) and may be subject to withholding in certain circumstances.

  U.S. INFORMATION REPORTING AND BACKUP WITHHOLDING TAX. Back-up withholding and information reporting generally will not apply to an Exchange Note issued in registered form that is beneficially owned by a Non-U.S. Holder if the certification of Non-U.S. Holder status is provided to the Company or its agent as described above in "--Material Federal Income Tax Consequences to Non-U.S. Holders--Interest," provided that the payor does not have actual knowledge that the holder is a U.S. person. The Company may be required to report annually on Form 1042-S to the IRS and to each Non-U.S. Holder the amount of interest paid to, and the tax withheld, if any, with respect to each Non-U.S. Holder.

  If payments of principal and interest are made to the beneficial owner of an Exchange Note by or through the foreign office of a custodian, nominee or other agent of such beneficial owner, or if the proceeds of the sale of Exchange Notes are made to the beneficial owner of an Exchange Note through a foreign office of a "broker" (as defined in the pertinent Treasury Regulations), the proceeds will not be subject to backup withholding (absent actual knowledge that the payee is a U.S. person). Information reporting (but not backup withholding) will apply, however, to a payment by a foreign office of a custodian, nominee, agent or broker that is (i) a U.S. person, (ii) a controlled foreign corporation for U.S. federal income tax purposes, or (iii) derives 50% or more of its gross income from the conduct of a U.S. trade or business for a specified three-year period; unless the broker has in its records documentary evidence that the holder is not a Non-U.S. Holder and certain conditions are met (including that the broker has no actual knowledge that the holder is a U.S. Holder) or the holder otherwise establishes an exemption. Payment through the U.S. office of a custodian, nominee, agent or broker is subject to both backup withholding at a rate of 31% and information reporting, unless the holder certifies that it is a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption.

  Any amount withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against, or refund of, such holder's U.S. federal income tax liability, provided that certain information is provided by the holder to the IRS.

  The IRS released Treasury Regulations on October 14, 1997 that revise the procedures for withholding tax, and the associated backup withholding and information reporting rules described above for payments of interest and gross proceeds made after December 31, 1999. The regulations modify the requirements imposed on a Non-U.S. Holder or certain intermediaries for establishing the recipient's status as a Non-U.S. Holder eligible for exemption from withholding and backup withholding. In particular, the regulations impose more stringent conditions on the ability of financial intermediaries acting for a Non-U.S. Holder to provide certifications on behalf of the Non-U.S. Holder, which may include entering into an agreement with the IRS to audit certain documentation with respect to such certifications. Non-U.S. Holders should consult their tax advisors to determine how the regulations will affect their particular circumstances.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on the close of business on the ninetieth day after the Expiration Date, it will make this Prospectus, an amended or supplemented, available to any broker-dealer for use in connection with any
such resale. In addition, until     , 1998, all dealers effecting transactions
in the Exchange Discount Notes may be required to deliver a prospectus.

  The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the Holders of the Notes) other than commissions or concessions of any broker or dealers and will indemnify the Holders of the Notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  Certain legal matters in connection with the Exchange Notes offered hereby will be passed upon for the Company by Ropes & Gray, One International Place, Boston, Massachusetts 02110.

                                    EXPERTS

  The consolidated financial statements of Iron Age Corporation at January 31, 1998 and 1997, and for each of the three years in the period January 31, 1998, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and the information under the caption "Selected Historical Consolidated Financial Data" for each of the five years in the period ended January 31, 1998, appearing in this Prospectus and Registration Statement have been derived from consolidated financial statements audited by Ernst & Young LLP.

  Such consolidated financial statements and selected historical consolidated financial data are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                              IRON AGE CORPORATION
          (A WHOLLY OWNED SUBSIDIARY OF IRON AGE HOLDINGS CORPORATION)

                       CONSOLIDATED FINANCIAL STATEMENTS
      YEARS ENDED JANUARY 27, 1996, JANUARY 25, 1997 AND JANUARY 31, 1998

      PERIOD FEBRUARY 27, 1997 THROUGH JULY 26, 1997 (UNAUDITED) AND

                SIX MONTHS ENDED AUGUST 1, 1998 (UNAUDITED)

                                    CONTENTS

Report of Independent Auditors.............................................. F-2
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Balance Sheets................................................. F-3
Consolidated Statements of Income........................................... F-4
Consolidated Statements of Stockholder's Equity............................. F-5
Consolidated Statements of Cash Flows....................................... F-6
Notes to Consolidated Financial Statements.................................. F-7

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
 Iron Age Corporation

  We have audited the accompanying consolidated balance sheets of Iron Age Corporation and subsidiaries (a wholly owned subsidiary of Iron Age Holdings Corporation) as of January 25, 1997 and January 31, 1998, and the related consolidated statements of income, stockholder's equity, and cash flows for each of the three years in the period ended January 31, 1998. Our audits also included the financial statement schedule listed in the index at Item 21.1. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Iron Age Corporation and subsidiaries at January 25, 1997 and January 31, 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended January 31, 1998, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects, the information set forth therein.

Ernst & Young LLP

Pittsburgh, Pennsylvania
March 13, 1998

                              IRON AGE CORPORATION
          (A WHOLLY OWNED SUBSIDIARY OF IRON AGE HOLDINGS CORPORATION)

                          CONSOLIDATED BALANCE SHEETS

                                             PREDECESSOR       SUCCESSOR
                                             ----------- ----------------------
                                                                     AUGUST 1,
                                             JANUARY 25  JANUARY 31    1998
                                                1997        1998    (UNAUDITED)
                                             ----------- ---------- -----------
                                                   (DOLLARS IN THOUSANDS)
                   ASSETS
Current assets:
  Cash and cash equivalents.................   $ 1,509    $  2,060   $    334
  Accounts receivable, net..................    14,202      15,996     16,113
  Inventories...............................    26,537      36,841     37,827
  Prepaid expenses..........................     2,297       1,640      5,499
  Deferred income taxes.....................       635         640        649
                                               -------    --------   --------
    Total current assets....................    45,180      57,177     60,422
Notes receivable and other assets...........     2,817         290        394
Property and equipment, net.................     9,321      10,479     10,653
Intangible assets, net......................    32,725     106,846    108,936
                                               -------    --------   --------
    Total assets............................   $90,043    $174,792   $180,405
                                               =======    ========   ========
    LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Current maturities of long-term debt......   $ 3,007    $  3,699   $    589
  Accounts payable..........................     3,352       3,510      2,945
  Accrued expenses..........................     4,776       7,263      7,266
                                               -------    --------   --------
    Total current liabilities...............    11,135      14,472     10,800
Long-term debt, less current maturities.....    16,205      97,976    124,699
Note payable to Holdings....................    12,382         --         --
Accrued pension liability...................       516         516        516
Deferred income taxes.......................     1,593       6,949      6,737
                                               -------    --------   --------
    Total liabilities.......................    41,831     119,913    142,752
Commitments and contingencies...............       --          --         --
Redeemable preferred stock..................       --       17,031        --
Stockholder's equity:
  Common stock, $1 par value, 1,000 shares
   authorized, issued and outstanding.......         1           1          1
  Additional paid-in capital................    39,267      38,086     44,466
  Retained earnings.........................     9,167        (174)    (6,633)
  Comprehensive income......................      (223)        (65)      (181)
                                               -------    --------   --------
    Total stockholder's equity..............    48,212      37,848     37,653
                                               -------    --------   --------
    Total liabilities and stockholder's
     equity.................................   $90,043    $174,792   $180,405
                                               =======    ========   ========

                            See accompanying notes.

                              IRON AGE CORPORATION
          (A WHOLLY OWNED SUBSIDIARY OF IRON AGE HOLDINGS CORPORATION)

                       CONSOLIDATED STATEMENTS OF INCOME

                                    PREDECESSOR                                       SUCCESSOR
                         ---------------------------------- -------------------------------------------------------------
                                                                                          SIX        THREE       THREE
                                                                         FEBRUARY 27,   MONTHS      MONTHS      MONTHS
                              YEAR ENDED       JANUARY 26,  FEBRUARY 27, 1997 THROUGH    ENDED       ENDED       ENDED
                         --------------------- 1997 THROUGH 1997 THROUGH   JULY 26,    AUGUST 1,   JULY 26,    AUGUST 1,
                         JANUARY 27 JANUARY 25 FEBRUARY 26, JANUARY 31,      1997        1998        1997        1998
                            1996       1997        1997         1998     (UNAUDITED)  (UNAUDITED) (UNAUDITED) (UNAUDITED)
                         ---------- ---------- ------------ ------------ ------------ ----------- ----------- -----------
                                                  (DOLLARS IN THOUSANDS)
Net sales..............   $95,263    $99,360     $10,937      $107,769     $45,434      $61,279     $28,128     $29,112
Cost of sales..........    50,706     52,437       5,610        53,304      23,009       30,848      14,214      14,805
                          -------    -------     -------      --------     -------      -------     -------     -------
Gross profit...........    44,557     46,923       5,327        54,465      22,425       30,431      13,914      14,307
Selling, general and
 administrative........    28,399     31,267       5,120        36,541      15,640       24,079       9,955      11,112
Depreciation...........     1,127      1,322         121         1,443         634          850         389         426
Amortization of
 intangible assets.....     1,402      1,429         117         2,983       1,459        1,724         860         878
                          -------    -------     -------      --------     -------      -------     -------     -------
Operating income
 (loss)................    13,629     12,905         (31)       13,498       4,692        3,778       2,710       1,891
Interest expense.......     3,852      3,627         232         9,855       3,931        5,986       2,482       3,305
                          -------    -------     -------      --------     -------      -------     -------     -------
Income (loss) before
 income taxes..........     9,777      9,278        (263)        3,643         761       (2,208)        228      (1,414)
Provision (benefit) for
 income taxes..........     4,110      3,689         (68)        1,686         195         (397)        (10)       (295)
                          -------    -------     -------      --------     -------      -------     -------     -------
Income (loss) before
 extraordinary item....     5,667      5,589        (195)        1,957         566       (1,811)        238      (1,119)
                          -------    -------     -------      --------     -------      -------     -------     -------
Extraordinary item, net
 of tax effect.........       --         --          --            --          --        (4,015)        --          --
                          -------    -------     -------      --------     -------      -------     -------     -------
Net income (loss)......   $ 5,667    $ 5,589     $  (195)     $  1,957     $   566      $(5,826)    $   238     $(1,119)
                          =======    =======     =======      ========     =======      =======     =======     =======




                            See accompanying notes.

                              IRON AGE CORPORATION
          (A WHOLLY OWNED SUBSIDIARY OF IRON AGE HOLDINGS CORPORATION)

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                          COMMON STOCK
                         -------------- PAID-IN RETAINED  COMPREHENSIVE
                         SHARES AMOUNTS CAPITAL EARNINGS     INCOME      TOTAL
                         ------ ------- ------- --------  ------------- -------
                                        (DOLLARS IN THOUSANDS)
PREDECESSOR
Balance at January 28,
 1995................... 1,000   $   1  $34,340 $ 3,290       $(248)    $37,383
  Net income............   --      --       --    5,667         --        5,667
  Capital contribution..   --      --     1,421     --          --        1,421
  Dividends paid on com-
   mon stock............   --      --       --   (2,661)        --       (2,661)
  Foreign currency
   translation adjust-
   ment, net of tax.....   --      --       --      --            4           4
                         -----   -----  ------- -------       -----     -------
Balance at January 27,
 1996................... 1,000       1   35,761   6,296        (244)     41,814
  Net income............   --      --       --    5,589         --        5,589
  Capital contribution..   --      --     2,441     --          --        2,441
  Stock-based compensa-
   tion.................   --      --     1,065     --          --        1,065
  Dividends paid on com-
   mon stock............   --      --       --   (2,718)        --       (2,718)
  Foreign currency
   translation adjust-
   ment, net of tax.....   --      --       --      --           21          21
                         -----   -----  ------- -------       -----     -------
Balance at January 25,
 1997................... 1,000       1   39,267   9,167        (223)     48,212
  Net loss..............   --      --       --     (195)        --         (195)
  Stock-based compensa-
   tion.................   --      --     1,054     --          --        1,054
  Foreign currency
   translation adjust-
   ment, net of tax.....   --      --       --      --          (22)        (22)
                         -----   -----  ------- -------       -----     -------
Balance at February 26,
 1997................... 1,000   $   1  $40,321 $ 8,972       $(245)    $49,049
                         =====   =====  ======= =======       =====     =======
SUCCESSOR
Balance at February 27,
 1997...................   --    $ --   $   --  $   --        $ --      $   --
  Net income............   --      --       --    1,957         --        1,957
  Capital contribution.. 1,000       1   38,086     --          --       38,087
  Dividend accrued on
   preferred stock......   --      --       --   (2,131)        --       (2,131)
  Foreign currency
   translation adjust-
   ment, net of tax.....   --      --       --      --          (65)        (65)
                         -----   -----  ------- -------       -----     -------
Balance at January 31,
 1998................... 1,000       1   38,086    (174)        (65)     37,848
                         -----   -----  ------- -------       -----     -------
  Net loss (unaudited)..   --      --       --   (5,826)        --       (5,826)
  Capital contribution
   (unaudited)..........   --      --     6,380     --          --        6,380
  Dividend paid on
   preferred stock
   (unaudited)..........   --      --       --     (633)        --         (633)
  Foreign currency
   translation
   adjustment, net of
   tax (unaudited)......   --      --       --      --        (116)       (116)
                         -----   -----  ------- -------       -----     -------
Balance at August 1,
 1998 (unaudited)....... 1,000   $   1  $44,466 $(6,633)      $(181)    $37,653
                         =====   =====  ======= =======       =====     =======

                            See accompanying notes.

                              IRON AGE CORPORATION
          (A WHOLLY OWNED SUBSIDIARY OF IRON AGE HOLDINGS CORPORATION)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                      PREDECESSOR                            SUCCESSOR
                          ------------------------------------ --------------------------------------
                                                                            FEBRUARY 27,     SIX
                                YEAR ENDED        JANUARY 26,  FEBRUARY 27, 1997 THROUGH MONTHS ENDED
                          ----------------------- 1997 THROUGH 1997 THROUGH   JULY 26,    AUGUST 1,
                          JANUARY 27, JANUARY 25, FEBRUARY 26, JANUARY 31,      1997         1998
                             1996        1997         1997         1998     (UNAUDITED)  (UNAUDITED)
                          ----------- ----------- ------------ ------------ ------------ ------------
                                                    (DOLLARS IN THOUSANDS)
OPERATING ACTIVITIES
Net income (loss).......    $ 5,667    $  5,589      $ (195)     $  1,957     $    566     $ (5,826)
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 operating activities:
 Extraordinary item, net
  of tax................        --          --          --            --           --         4,015
 Depreciation and
  amortization..........      2,882       3,109         246         4,727        2,198        2,793
 Amortization of
  deferred financing
  fees included in
  interest..............        318         384          16           613          255          191
 Provision for losses on
  accounts receivable...         14          45          10            30           84           60
 Deferred income taxes..        180          82         --           (602)         (12)        (493)
 Stock-based
  compensation..........        --        1,065       1,054           --           --           --
 Changes in operating
  assets and
  liabilities:
 Accounts receivable....       (191)       (688)       (954)          372        1,101          760
 Inventories............     (3,611)      1,558         797        (6,976)      (4,739)         741
 Prepaid expenses.......         23        (143)         65           238          285           58
 Other assets...........       (386)       (182)         20           (14)         (88)        (357)
 Accounts payable.......     (3,024)        (19)       (573)       (1,375)        (670)      (1,246)
 Accrued expenses.......        684      (1,657)        949          (882)      (2,621)      (2,671)
 Payments of pension
  benefits..............       (162)        --          --            --           --           --
                            -------    --------      ------      --------     --------     --------
Net cash provided by
 (used in) operating
 activities.............      2,394       9,143       1,435        (1,912)      (3,641)      (1,975)
INVESTING ACTIVITIES
Net cash used in
 business acquisitions..        --          --          --       (141,717)    (141,717)      (5,240)
Other assets............     (2,119)        --          --            --           --           --
Purchases of property
 and equipment..........     (2,560)     (2,222)       (117)       (2,365)        (697)      (1,019)
                            -------    --------      ------      --------     --------     --------
Net cash used in
 investing activities...     (4,679)     (2,222)       (117)     (144,082)    (142,414)      (6,259)
FINANCING ACTIVITIES
Borrowing under
 revolving credit
 agreement..............     71,238      93,617      (1,909)       44,450       28,000       37,600
Proceeds from senior
 term notes.............        --          --          --         65,000       65,000          --
Proceeds from senior
 subordinated notes.....        --          --          --         14,550       14,550      100,000
Contribution by
 Holdings...............      1,421       2,441         --         40,000       40,000        6,380
Issuance of Preferred
 Stock..................        --          --          --         14,900       14,900          --
Issuance of stock
 purchase warrants......        --          --          --            100          100          --
Principal payment on
 debt...................    (69,413)   (100,352)       (357)      (23,531)      (9,536)    (114,585)
Payment of financing
 costs..................        --          --          --         (7,468)      (7,468)      (5,093)
Redemption of Preferred
 Stock..................        --          --          --            --           --       (17,664)
Dividend paid...........     (2,661)     (2,718)        --            --           --           --
Principal payments on
 capital leases.........       (309)       (305)        (33)         (328)         (30)         (14)
                            -------    --------      ------      --------     --------     --------
Net cash provided by
 (used in) financing
 activities.............        276      (7,317)     (2,299)      147,673      145,516        6,624
Effect of exchange rate
 changes on cash and
 cash equivalents.......          7          40         (37)         (110)         (28)        (116)
                            -------    --------      ------      --------     --------     --------
(Decrease) increase in
 cash and cash
 equivalents............     (2,002)       (356)     (1,018)        1,569         (567)      (1,726)
Cash and cash
 equivalents at
 beginning of year......      3,867       1,865       1,509           491          491        2,060
                            -------    --------      ------      --------     --------     --------
Cash and cash
 equivalents at end of
 year...................    $ 1,865    $  1,509      $  491      $  2,060     $    (76)    $    334
                            =======    ========      ======      ========     ========     ========
Supplemental disclosures
 of cash flow
 information:
 Cash paid during the
  period for:
 Interest...............    $ 3,588    $  2,717      $  552      $  7,837     $  2,946     $  6,341
 Income taxes...........    $ 2,573    $  2,568      $    7      $  1,138     $    311          906
Supplemental schedule of
 noncash investing and
 financing activities:
 Capital lease
  agreements for
  equipment.............    $   340    $    340      $  --       $    206     $    157     $    172
                            =======    ========      ======      ========     ========     ========
 Assets acquired and
  liabilities assumed in
  connection with
  acquisitions:
 Fair value of assets
  acquired..............    $   --     $    --       $  --       $171,328     $171,328     $  6,626
 Liabilities assumed....        --          --          --        (21,946)     (21,946)      (1,236)
                            -------    --------      ------      --------     --------     --------
 Cash paid..............        --          --          --        149,382      149,382        5,390
 Less fees and
  expenses..............        --          --          --         (7,468)      (7,468)        (150)
 Less cash acquired.....        --          --          --           (197)        (197)         --
                            -------    --------      ------      --------     --------     --------
 Net cash used in
  business
  acquisitions..........    $   --     $    --       $  --       $141,717     $141,717     $  5,240
                            =======    ========      ======      ========     ========     ========

                            See accompanying notes.

                             IRON AGE CORPORATION
         (A WHOLLY OWNED SUBSIDIARY OF IRON AGE HOLDINGS CORPORATION)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   JANUARY 31, 1998 AND AUGUST 1, 1998

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND ACTIVITIES

  The accompanying consolidated financial statements include the accounts of Iron Age Corporation and its wholly owned subsidiaries Falcon Shoe Mfg. Co. ("Falcon"), Iron Age Investment Company ("Investment Co."), Iron Age Mexico S.A. de C.V. ("Iron Age Mexico"), Iron Age Canada Ltd. ("Iron Age Canada"), and Safety Supplies and Service Company, Inc. (together, the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

  The Company is a wholly owned subsidiary of Iron Age Holdings Corporation ("Holdings") which is majority-owned by Fenway Partners Capital Fund, L.P. (the "Fenway Fund"). The Company was acquired by the Fenway Fund and certain other investors, in partnership with certain members of management, effective February 26, 1997 (the "Fenway Acquisition") (see Note 2). The consolidated financial statements of the Company reflect Holdings' cost in the Company because the Company is a wholly owned subsidiary of Holdings and Holdings has no assets other than its investment in the Company.

  The accompanying consolidated financial statements present the twelve-month period ended January 31, 1998 in two components. The period January 26, 1997 through February 26, 1997 includes the historical results of Iron Age Corporation prior to the Fenway Acquisition and the period after February 26, 1997 includes the results of Iron Age Corporation after the Fenway Acquisition. In these financial statements, Iron Age Corporation is referred to as the "Predecessor" prior to February 26, 1997 and as the "Successor" or the "Company" after such date.

  The Company distributes and manufactures work footwear with operations concentrated in North America. As a percentage of sales, 94% and 6% of the Company's operations are related to distributing and manufacturing, respectively. The Company has one reportable segment, distribution of work footwear in the United States.

FISCAL YEAR

  The Company's fiscal year ends on the last Saturday in January. The 1996 and 1997 fiscal years include 52 weeks. The combined periods of January 26, 1997 through February 26, 1997 and February 27, 1997 through January 31, 1998 include 53 weeks.

INTERIM FINANCIAL STATEMENTS

  The financial statements of the Company for the period February 27, 1997 through July 26, 1997 and the six months ended August 1, 1998 and the related footnote information are unaudited but, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments and accruals) which the Company considers necessary for a fair presentation of the information set forth therein. Results of operations for interim periods are not necessarily indicative of the results that may be expected for the entire year.

CASH AND CASH EQUIVALENTS

  The Company considers all highly liquid investments with a maturity of 90 days or less at the time of original purchase to be cash equivalents.

                             IRON AGE CORPORATION
         (A WHOLLY OWNED SUBSIDIARY OF IRON AGE HOLDINGS CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


INVENTORIES

  Approximately 96% of inventories at January 25, 1997 and January 31, 1998 are stated at the lower of last-in, first-out (LIFO) cost or market. The remaining inventories are stated at the lower of first-in, first-out (FIFO) cost or market.

CATALOG COSTS

  The Company produces periodic catalogs and amortizes the mailing and production costs over the related revenue stream, generally four to twelve months. The Company has $665,000, $749,000 and $601,000 of unamortized catalog costs at January 25, 1997, January 31, 1998 and August 1, 1998. For the years ended January 27, 1996, January 25, 1997 and the periods January 26, 1997 through February 26, 1997, February 27, 1997 through January 31, 1998, February 27, 1997 through July 26, 1997 and the six months ended August 1, 1998 advertising expense recorded by the Company was $1,231,000, $1,134,000, $110,000, $1,801,000, $661,000 and $1,251,000, respectively.

PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided on the straight-line method based on estimated useful lives, as follows:

      Building and improvements......................................   40 years
      Machinery and equipment........................................ 3-10 years

  Leasehold improvements are amortized over the shorter of the useful life of the asset or the term of the lease. Expenses for repairs, maintenance and renewals are charged to operations as incurred. Expenditures which improve an asset or extend its useful life are capitalized.

INTANGIBLE ASSETS

  Goodwill--Goodwill represents the excess of amounts paid and liabilities assumed over the fair value of identifiable tangible and intangible assets acquired. This amount is amortized using the straight-line method over a period of 40 years. The Company evaluates the carrying value of goodwill for potential impairment on an ongoing basis. Such evaluation considers projected future operating results, trends and other circumstances. If factors indicated that goodwill could be impaired, the Company would use an estimate of the related business' undiscounted future cash flows over the remaining life of the goodwill in measuring whether the goodwill is recoverable. If such an analysis indicated that impairment had occurred, the Company would adjust the book value of the goodwill to fair value.

  Customer Lists--Customer lists represent the estimated cost of replacing the Company's customer base and are being amortized by the straight-line method over 15 years. The amortization period of 15 years approximates the Company's historical customer loss experience.

  Deferred Financing Cost--Deferred financing costs relate to the costs of obtaining financing. These costs are being amortized over the period the related loans are outstanding.

FOREIGN CURRENCY TRANSLATION

  The assets and liabilities of the Company's foreign subsidiaries are measured using the local currency as the functional currency and are translated into U.S. dollars at exchange rates as of the balance sheet date. Income

                             IRON AGE CORPORATION
         (A WHOLLY OWNED SUBSIDIARY OF IRON AGE HOLDINGS CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


statement amounts are translated at the weighted average rates of exchange during the year. The translation adjustment is accumulated in a separate component of stockholder's equity. Foreign currency transaction gains and losses are included in determining net income. Such amounts have not been material.

REVENUE RECOGNITION

  Revenue from product sales is recognized at the time products are shipped.

FINANCIAL INSTRUMENTS

  The Company periodically enters into interest rate swap agreements to moderate its exposure to interest rate changes and to lower the overall cost of borrowing. The Company has effectively converted $25 million of its floating rate debt to a fixed rate basis and $25 million of its fixed rate debt to a floating rate basis. These agreements involve the receipt of fixed rate amounts in exchange for floating rate interest payments and floating rate amounts in exchange for fixed rate interest payments over the life of the agreements without an exchange of the underlying principal amounts. The differential to be paid or received is accrued as interest rates change and recognized as an adjustment to interest expense related to the debt. The related amount payable to or receivable from counterparties is included in accrued interest. The fair values of the swap agreements are not recognized in the financial statements. Approximately 40%, or $50 million, of the Company's outstanding long-term debt was subject to interest-rate swap agreements at August 1, 1998.

STOCK-BASED COMPENSATION

  Certain members of the Company's management are granted options to purchase stock in Holdings. Holdings recognizes stock-based compensation using the intrinsic value method. Compensation expense related to stock option grants is reflected in the Company's financial statements as a charge to income and as an addition to paid-in capital. For disclosure purposes, pro forma net income is provided as if the fair value method had been applied.

INCOME TAXES

  Deferred income taxes are provided for the tax consequences of temporary differences between financial statement carrying amounts and the tax bases of assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period of the enactment.

COMPREHENSIVE INCOME

  As of February 1, 1998, the Company adopted Financial Accounting Standards Board Statement No. 130, "Reporting Comprehensive Income". Statement 130 establishes new rules for the reporting and display of comprehensive income and its components. Statement No. 130 requires foreign currency translation gains and losses, which are reported separately in stockholder's equity, to be included in other comprehensive income. The adoption of this statement had no impact on the Company's net income or stockholder's equity.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RECLASSIFICATION

  Certain reclassifications have been made to the January 27, 1996 and the January 25, 1997 consolidated financial statements to conform to the January 31, 1998 presentation.

                             IRON AGE CORPORATION
         (A WHOLLY OWNED SUBSIDIARY OF IRON AGE HOLDINGS CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)



2. ACQUISITIONS

IRON AGE CORPORATION (PREDECESSOR)

  On February 26, 1997, the Predecessor was acquired in a leveraged buyout transaction by Holdings through an acquisition corporation for approximately $143,550,000, including transaction costs of $6,962,000. Holdings was formed by Fenway Partners, Inc. ("Fenway") and other investors, including certain members of management, to effect the acquisition. The acquisition was financed by capital contributions of approximately $34,037,000 (net of carryover basis adjustment of $1,963,000), mandatorily redeemable preferred stock issued for $14,900,000, common stock purchase warrants issued for $100,000, borrowings under the Existing Credit Facility of $79,000,000, and subordinated notes issued to certain Mezzanine Investors in the amount of $14,550,000 (net of a $450,000 discount).

  The Fenway Acquisition of the Predecessor was accounted for under the purchase method of accounting because, on a fully diluted basis, 90% of the existing voting interest of Holdings common stock was acquired through a new holding company which was capitalized by a group of new shareholders, constituting a change in control of voting interest. The new holding company was capitalized through the issuance of 88,625 shares of common stock and was owned 100% by the Fenway Fund prior to the acquisition of Holdings. The new holding company was subsequently renamed Iron Age Holdings Corporation. Accordingly, the purchase price was allocated to the assets and liabilities assumed based on their relative fair values. However, since certain members of management had ownership in the Predecessor, the net assets acquired were recorded at the reinvesting stockholders' carryover basis. Therefore, in allocating the purchase price of the Company among its net assets, the difference between the fair values of the net assets acquired has been proportionately reduced by approximately $1,963,000 with such amount being charged against the gross stockholder's equity of $36,100,000. The adjustment to stockholder's equity represents the difference between the fair value of management's 10% ownership and the carryover basis. The Company recorded goodwill of approximately $84,073,000 in connection with the transaction, which is being amortized on a straight-line basis over forty years. The forty year amortization period was established based upon the characteristics of the Company, its distribution system and its products. Because of this purchase price allocation, the accompanying consolidated financial statements of the Company are not directly comparable to those of the Predecessor.

  As the Company's 1998 financial statements only include the Predecessor's operations from the date of acquisition, the following selected unaudited pro forma information is being provided to present a summary of the results of the Company as if the acquisition had occurred as of January 28, 1996 and January 26, 1997, giving effect to purchase accounting adjustments. The pro forma data is for informational purposes only and may not necessarily reflect the results of operations had the change in ownership been in effect for the years ended January 25, 1997 and January 31, 1998.

                                                                1997      1998
                                                               -------  --------
                                                                 (DOLLARS IN
                                                                  THOUSANDS)
      Net Sales............................................... $99,360  $118,706
      Net loss................................................    (767)    1,803

KNAPP SHOES, INC. (KNAPP)

  On March 14, 1997, the Company acquired certain assets and assumed certain liabilities of Knapp Shoes, Inc. ("Knapp") for approximately $5,832,000, including transaction costs of approximately $506,000. The Knapp Acquisition was funded with a capital contribution from Holdings of $4,000,000 and additional borrowings under the Company's credit agreement of $1,326,000. The results of operations for Knapp are included in the consolidated statement of income from the date of acquisition. Knapp is a distributor and manufacturer of safety footwear. The Knapp Acquisition has been accounted for using the purchase method of accounting and, accordingly, the purchase price and transaction costs have been allocated to assets acquired and liabilities assumed based on their estimated fair values. The excess of consideration paid over the estimated fair value of assets acquired and liabilities assumed of approximately $4,519,000 is being amortized on the straight-line basis over forty years. The Company has not provided selected unaudited pro forma information as if the Knapp Acquisition had occurred as of January 28, 1996 and January 26, 1997 because the Knapp Acquisition was not a significant business combination.

OTHER ACQUISITIONS

  During the six months ended August 1, 1998 , the Company acquired the stock of Safety Supplies and Service Company, Inc., and acquired certain assets and assumed certain liabilities of Safety Depot Ltd., ACT Safety, Inc., J. Mars Knapp Shoes and Work-Saf, Inc. for approximately $5,390,000, including transaction costs of approximately $150,000. The results of operations are included from the date of the acquisitions, respectively. The acquisitions have been accounted for using the purchase method of accounting and, accordingly the purchase price and transaction costs have been allocated to assets acquired and liabilities assumed based upon their estimated fair values. The excess of consideration paid over the estimated fair value of assets acquired and liabilities assumed of approximately $2,502,000 is being amortized on the straight-line basis, over forty years. The Company has not provided selected unaudited pro forma information as if these acquisitions had occurred as of January 28, 1996 and January 26, 1997 because these acquisitions, individually and collectively, were not significant business combinations.

3. ACCOUNTS RECEIVABLE

  Accounts receivable are presented net of allowance for doubtful accounts of approximately $352,000, $382,000 and $348,000 as of January 25, 1997, January 31, 1998 and August 1, 1998, respectively. The Company does not require collateral for its trade accounts receivable and maintains an allowance for doubtful accounts. Management continually evaluates its accounts receivable and adjusts its allowance for doubtful accounts for changes in potential credit risk. The Company serves a diverse customer base and believes there is minimal concentration of credit risk.

4. INVENTORIES

  The major components of inventories are as follows:

                                          PREDECESSOR         SUCCESSOR
                                          ----------- -------------------------
                                          JANUARY 25  JANUARY 31 AUGUST 1, 1998
                                             1997        1998     (UNAUDITED)
                                          ----------- ---------- --------------
                                                 (DOLLARS IN THOUSANDS)
   Finished products....................    $26,797    $33,527      $35,933
   Raw materials........................      2,235      3,470        2,255
                                            -------    -------      -------
                                             29,032     36,997       38,188
   Less excess of current cost over LIFO
    inventory value.....................      2,495        156          361
                                            -------    -------      -------
                                            $26,537    $36,841      $37,827
                                            =======    =======      =======

                             IRON AGE CORPORATION
         (A WHOLLY OWNED SUBSIDIARY OF IRON AGE HOLDINGS CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)



5. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                            PREDECESSOR       SUCCESSOR
                                            ----------- ----------------------
                                                                    AUGUST 1,
                                            JANUARY 25  JANUARY 31    1998
                                               1997        1998    (UNAUDITED)
                                            ----------- ---------- -----------
                                                  (DOLLARS IN THOUSANDS)
   Land and buildings......................   $ 2,417    $ 3,158     $ 3,541
   Vehicles................................     4,360      3,047       3,373
   Furniture and fixtures..................     1,664        917       1,072
   Machinery and equipment.................     5,290      4,133       4,432
   Leasehold improvements..................       993        857         907
                                              -------    -------     -------
                                               14,724     12,112      13,325
   Less accumulated depreciation and
    amortization...........................     5,403      1,633       2,672
                                              -------    -------     -------
   Net property and equipment..............   $ 9,321    $10,479     $10,653
                                              =======    =======     =======

6. INTANGIBLE ASSETS

  Intangible assets consist of the following:

                                      PREDECESSOR           SUCCESSOR
                                      ----------- -----------------------------
                                                             AUGUST 1, 1998
                                      JANUARY 25  JANUARY 31
                                         1997        1998     (UNAUDITED)
                                      ----------- ---------- --------------
                                             (DOLLARS IN THOUSANDS)
   Goodwill..........................   $38,010    $ 88,592     $ 91,196
   Customer lists....................     1,741      16,150       17,290
   Deferred financing costs..........     1,348       5,518        5,161
   Other.............................       268         262          226
                                        -------    --------     --------
                                         41,367     110,522      113,873
   Less accumulated amortization.....     8,642       3,676        4,937
                                        -------    --------     --------
                                        $32,725    $106,846     $108,936
                                        =======    ========     ========

  In connection with the Transactions, the Company expensed approximately $4,927,000 of unamortized deferred financing costs, related to the Existing Credit Facility and the Existing Subordinated Notes. Such costs are included in the Company's extraordinary loss, net of tax, for the six months ended August 1, 1998. Financing costs incurred in connection with obtaining the 9 7/8% Senior Subordinated Notes, the 12 1/8% Senior Discount Notes and the New Credit Facility of approximately $5,161,000 have been deferred by the Company as of August 1, 1998 and will be amortized over the period the Senior Subordinated Notes, the Discount Notes and the New Credit Facility are outstanding.

                             IRON AGE CORPORATION
         (A WHOLLY OWNED SUBSIDIARY OF IRON AGE HOLDINGS CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)



7. LONG-TERM DEBT

  Long-term debt consists of the following:

                                           PREDECESSOR        SUCCESSOR
                                           ----------- -----------------------
                                                                    AUGUST 1,
                                           JANUARY 25, JANUARY 31,    1998
                                              1997        1998     (UNAUDITED)
                                           ----------- ----------- -----------
                                                 (DOLLARS IN THOUSANDS)
   9 7/8% Senior Subordinated Notes due
    2008 (a) ............................    $   --     $    --     $100,000
   New Credit Facility (b)...............        --          --       24,300
   Retired Existing Credit Facility (c)..
     Working capital advance.............        --       23,000         --
     Term A Note.........................        --       18,500         --
     Term B Note.........................        --       19,850         --
     Term C Note.........................        --       24,813         --
   Retired Existing Subordinated Notes
    (d)..................................        --       15,000         --
   Other Notes (e).......................        451         208         208
   Capitalized lease obligations (Note
    11)..................................        911         754         780
   Predecessor obligations (f)...........     17,850         --          --
                                             -------    --------    --------
                                              19,212     102,125     125,288
   Less:
     Current maturities..................      3,007       3,699         589
     Unamortized discount ...............        --          450         --
                                             -------    --------    --------
                                             $16,205    $ 97,976    $124,699
                                             =======    ========    ========

(A) 9 7/8% SENIOR SUBORDINATED NOTES DUE 2008

  On April 24, 1998, the Company issued $100,000,000 of Original Notes. The Company used the net proceeds from the issuance of the Original Notes, approximately $21,600,000 of borrowings under its New Credit Facility and approximately $1,200,000 of cash to (i) extinguish certain existing indebtedness, (ii) pay a dividend to Holdings of approximately $13,638,700 to redeem a portion of Holdings' Series A Preferred Stock, (iii) make compensation payments of approximately $2,245,000 to certain members of management and (iv) pay fees and expenses related to these transactions. These transactions resulted in the recording of an extraordinary loss during April 1998 of approximately $6,923,000, excluding related tax effect of $2,908,000. The extraordinary loss on the extinguishment of debt is comprised of prepayment penalties on the Existing Credit Facility of $1,562,000; unamortized deferred financing fees of $4,927,000; and unamortized discount on the Existing Subordinated Notes of $434,000.

  The Notes accrue interest at the rate of 9 7/8% per annum and are payable semi-annually in arrears on May 1 and November 1, commencing on November 1, 1998.

  The Notes are subordinated in right of payment to all existing and future senior indebtedness of the Company.

  The Notes are redeemable at the option of the Company on and after May 1, 2003 at prices decreasing from 104.938% of the principal amount thereof to par on May 1, 2006 and thereafter. The Company is required to redeem the outstanding notes based upon certain events as described in the Note Indenture.

  The Indenture requires the Company and its subsidiaries to comply with certain restrictive covenants, including a restriction on dividends and limitations on the incurrence of indebtedness, certain payments and distributions and sales of the Company's assets and stock.

                             IRON AGE CORPORATION
         (A WHOLLY OWNED SUBSIDIARY OF IRON AGE HOLDINGS CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)



  The Notes are fully and unconditionally guaranteed on an unsecured, senior subordinated basis by each Domestic Restricted Subsidiary that is a Material Subsidiary (as such terms are defined in the Indenture) (whether currently existing, newly acquired or created). Each such subsidiary guaranty (a "Subsidiary Guaranty") will provide that the subsidiary guarantor, as primary obligor and not merely as surety, will irrevocably and unconditionally guarantee on an unsecured senior subordinated basis the performance and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture and the Notes, whether for payment of principal of or interest on the Notes, expenses, indemnification or otherwise. On the effective date of the Company's registration statement on Form S-4, none of the Company's Domestic Restricted Subsidiaries will be a Material Subsidiary, and therefore no Subsidiary Guaranty will be in force.

  The Company has filed a registration statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to its offer to exchange an aggregate principal amount of up to $100,000,000 of its 9 7/8% Senior Subordinated Notes due 2008 (the "Exchange Notes"), which have been registered under the Securities Act, for a like principal amount of its Original Notes, which have not been so registered. The terms of the Exchange Notes are identical in all material respects to the Original Notes, except for certain transfer restrictions and registration rights relating to the Original Notes.

  Concurrent with the Transactions, Holdings issued $45,140,000 principal amount at maturity of 12 1/8% Senior Discount Notes due 2009 ("Holdings Senior Discount Notes") the proceeds of which were used (i) to pay a dividend to Holdings' stockholders of $17,745,000, (ii) to redeem the Holdings Series A Preferred Stock and (iii) to make a capital contribution to the Company of approximately $2,245,000 for compensation payments to certain members of management. The Holdings Senior Discount Notes accrete at a rate of 12 1/8% per annum compounded semiannually until May 1, 2003. No interest will accrue prior to May 1, 2003. Interest will accrue thereafter at a rate of 12 1/8% per annum and is payable semi-annually in arrears on May 1 and November 1, commencing on November 1, 2003. The Holdings Senior Discount Notes mature on May 1, 2009 and will be serviced entirely by the cash flows of the Company.

  Holdings has filed a registration statement on Form S-4 under the Securities Act with respect to its offer to exchange an aggregate principal amount of up to $45,140,000 at maturity of its 12 1/8% Senior Discount Notes due 2009 (the "Holdings Exchange Senior Discount Notes"), which have been registered under the Securities Act, for a like principal amount at maturity of its Holdings Senior Discount Notes, which have not been so registered. The terms of the Holdings Exchange Senior Discount Notes are identical in all material respects to the Holdings Senior Discount Notes, except for certain transfer restrictions and registration rights relating to the Holdings Senior Discount Notes.

(B) NEW CREDIT FACILITY

  On April 24, 1998, the Company entered into a $65,000,000 New Credit Facility with a syndicate of lenders and a financial institution, as agent for itself and the other lenders, that is comprised of a $30,000,000 revolving working capital facility and a $35,000,000 revolving acquisition facility. The working capital facility matures on April 24, 2004. The balance of the revolving acquisition facility converts into a term loan on April 30, 2001 and matures in quarterly installments from July 31, 2001 to April 30, 2004. Under the working capital facility, the Company has a $2,000,000 letter of credit and a $3,000,000 swing line facility which will expire April 24, 2004. Outstanding borrowings under the letter of credit and the swing line facility were $762,000 and $500,000, respectively at August 1, 1998.

  Borrowings under the New Credit Facility may be used to fund the Company's working capital requirements, finance certain permitted acquisitions and general corporate requirements of the Company and pay

                             IRON AGE CORPORATION
         (A WHOLLY OWNED SUBSIDIARY OF IRON AGE HOLDINGS CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


fees and expenses related to the foregoing. The Company is required to pay a 0.4375% fee on the average daily unused portion of the New Credit Facility. The Company is also subject to mandatory prepayment terms as described in the New Credit Facility.

  Borrowings under the New Credit Facility accrue interest, at the option of the Company, at either LIBOR plus 2.25% or the greater of the financial institution's prime rate and the federal funds plus 0.5%. Borrowings on the New Credit Facility accrue interest at 9.25% at August 1, 1998.

  The Company has classified its borrowings under the New Credit Facility as long-term as of August 1, 1998 due to its ability and intent to maintain such borrowings on a long-term basis.

  The New Credit Facility is guaranteed on a senior basis by Holdings and is collateralized by substantially all of the Company's and its subsidiaries' assets. The New Credit Facility contains certain covenants which require the Company to maintain leverage ratios, fixed charge coverage ratios and interest coverage ratios. The New Credit Facility further limits capital expenditures and sales of assets, declaration of dividends and other restricted payments, and additional indebtedness. The New Credit Facility also restricts the sale or transferring of the Company's assets or capital stock.

(C) EXISTING CREDIT FACILITY (RETIRED)

  On February 26, 1997, the Company entered into the $100,000,000 Existing Credit Facility with a financial syndicate of lenders and a financial institution, as agent for itself and the other lenders, that was comprised of a $23,000,000 working capital advance and three term notes (A, B and C) of $18,500,000, $19,850,000 and $24,813,000, respectively.

  The Existing Credit Facility obligations of $86,820,000, including accrued interest of $253,000, were extinguished with the proceeds of the Original Notes and the New Credit Facility on April 24, 1998.

(D) EXISTING SUBORDINATED NOTES (RETIRED)

  On February 26, 1997, the Company issued the Existing Subordinated Notes in the principal amounts of $10,000,000 and $5,000,000 at a discount. The Existing Subordinated Notes of $15,000,000 were extinguished with the proceeds of the Original Notes and the New Credit Facility on April 24, 1998. The extinguishment required repayment premiums of $1,562,000 which are included in extraordinary loss, net of tax, for the six months ended August 1, 1998. The unamortized debt discount of approximately $434,000 was also expensed in connection with the extinguishment of the Existing Subordinated Notes and is included in the Company's extraordinary loss, net of tax, for the six months ended August 1, 1998.

(E) OTHER NOTES

  The Company has other notes of approximately $451,000, $208,000 and $208,000 at January 25, 1997, January 31, 1998 and August 1, 1998, respectively. The notes will be paid by January 1999. The notes accrue interest at rates varying from 8.5% to 9.5%.

(F) PREDECESSOR OBLIGATIONS

  At January 25, 1997, the Predecessor had $17,850,000 outstanding of obligations that were comprised of a $10,350,000 revolving credit agreement and a $7,500,000 bank term loan. The obligations, including accrued interest of $116,758, were extinguished in connection with the Fenway Acquisition that occurred on February 26, 1997.

                             IRON AGE CORPORATION
         (A WHOLLY OWNED SUBSIDIARY OF IRON AGE HOLDINGS CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)



  At January 25, 1997, the Predecessor had a $12,382,000 note payable to Holdings. The note payable had an effective interest rate of 10.67% with $1,000,000 payable on January 30, 1998 and varying amounts payable thereafter through 2000. The note payable, including accrued interest of $98,000, was extinguished with the proceeds of the Existing Credit Facility and the Existing Subordinated Notes on February 26, 1997.

 Predecessor's Parent Obligations

  At January 25, 1997, the Predecessor's parent had approximately $44,520,000 of outstanding obligations which were serviced entirely by the cash flows of the Predecessor. Such obligations and accrued interest of $532,000 were extinguished upon the Fenway Acquisition that occurred on February 26, 1997.

 Future Maturities of Long-Term Debt

  Five-year maturities of long-term debt are as follows:

        1999........................................................... $    589
        2000...........................................................      291
        2001...........................................................      109
        2002...........................................................    3,325
        2003...........................................................    4,433
        2004...........................................................    4,433
        Thereafter.....................................................  112,108
                                                                        --------
                                                                        $125,288
                                                                        ========

8. FAIR VALUES OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

    Cash and cash equivalents--The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

    Long-term debt and interest rate swaps--The carrying amounts of the Company's borrowings under its short-term revolving credit agreements and its bank term loan approximate their fair value. The fair values of the Company's long-term debt and interest rate swaps are estimated using discounted cash flow analysis, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

  The carrying amounts and fair values of the Company's financial instruments at January 25, 1997, January 31, 1998 and August 1, 1998 are as follows:

                              PREDECESSOR                   SUCCESSOR
                            ---------------- ------------------------------------------
                            JANUARY 25, 1997    JANUARY 31, 1998        AUGUST 1, 1998
                            ---------------- ------------------------  ----------------
                            CARRYING  FAIR     CARRYING      FAIR      CARRYING  FAIR
                             AMOUNT   VALUE     AMOUNT      VALUE       AMOUNT   VALUE
                            -------- ------- ------------ -----------  -------- -------
                                             (DOLLARS IN THOUSANDS)      (UNAUDITED)
   Cash and cash
    equivalents............ $ 1,509  $ 1,509  $     2,060 $     2,060  $ 1,081  $ 1,081
   9 7/8% Senior
    Subordinated Notes due
    2008...................     --       --           --          --   100,000  100,000
   New Credit Facility.....     --       --           --          --    24,300   24,300
   Working capital
    advance................     --       --        23,000      23,000      --       --
   Term Notes..............     --       --        63,163      63,163      --       --
   Retired Existing
    Subordinated Notes.....     --       --        15,000      15,000      --       --
   Other Notes.............     451      451          208         208      208      208
   Predecessor
    obligations............  17,850   17,850          --          --       --       --
   Note payable to
    Holdings...............  12,382   12,382          --          --       --       --
   Interest rate swap
    agreements.............     --       --           --         (702)     --       487

9. EMPLOYEE BENEFIT PLANS

  The Company and its subsidiary Falcon sponsor 401(k) profit sharing defined contribution pension plans. In connection with the Knapp Acquisition, the Company assumed a third 401(k) defined contribution plan which will be merged into the Company's plan. Contributions to the plans are based on a percentage of profits, but may be increased or decreased at the discretion of the Board of Directors. The plans cover substantially all of its salaried employees. For the fiscal years ended January 27, 1996 and January 25, 1997, and the periods January 26, 1997 through February 26, 1997 and February 27, 1997 through January 31, 1998, and for the six months ended August 1, 1998, contributions made by the Company to the defined contribution plans were approximately $774,000, $872,000, $0 and $589,000, and $946,000, respectively.

10. INCOME TAXES

  Income tax expense consisted of the following:

                                        PREDECESSOR                            SUCCESSOR
                            ------------------------------------ -------------------------------------
                                                                              FEBRUARY 27, SIX MONTHS
                                  YEAR ENDED        JANUARY 26,  FEBRUARY 27, 1997 THROUGH    ENDED
                            ----------------------- 1997 THROUGH 1997 THROUGH   JULY 26,    AUGUST 1,
                            JANUARY 27, JANUARY 25, FEBRUARY 26, JANUARY 31,      1997        1998
                               1996        1997         1997         1998     (UNAUDITED)  (UNAUDITED)
                            ----------- ----------- ------------ ------------ ------------ -----------
                                                      (DOLLARS IN THOUSANDS)
   Income taxes:
    Current:
     Federal...............   $3,406      $2,958        $(66)       $2,306        $267        $ 129
     State.................      524         649          (2)          (24)         (3)        (120)
                              ------      ------        ----        ------        ----        -----
                               3,930       3,607         (68)        2,282         264            9
    Deferred:
     Federal...............      110          34         --           (458)        (53)        (352)
     State.................       70          48         --           (138)        (16)         (54)
                              ------      ------        ----        ------        ----        -----
                                 180          82         --           (596)        (69)        (406)
                              ------      ------        ----        ------        ----        -----
                              $4,110      $3,689        $(68)       $1,686        $195        $(397)
                              ======      ======        ====        ======        ====        =====

                             IRON AGE CORPORATION
         (A WHOLLY OWNED SUBSIDIARY OF IRON AGE HOLDINGS CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)



  A reconciliation of U.S. income tax computed at the statutory rate and actual expense is as follows:

                                         PREDECESSOR                            SUCCESSOR
                             ------------------------------------ -------------------------------------
                                                                               FEBRUARY 27, SIX MONTHS
                                   YEAR ENDED        JANUARY 26,  FEBRUARY 27, 1997 THROUGH    ENDED
                             ----------------------- 1997 THROUGH 1997 THROUGH   JULY 26,    AUGUST 1,
                             JANUARY 27, JANUARY 25, FEBRUARY 26, JANUARY 31,      1997        1998
                                1996        1997         1997         1998     (UNAUDITED)  (UNAUDITED)
                             ----------- ----------- ------------ ------------ ------------ -----------
                                                       (DOLLARS IN THOUSANDS)
   Amount computed at
    statutory rate.........    $3,324      $3,154        $(89)       $1,239        $259        $(751)
   State and local taxes
    less applicable federal
    income tax.............       392         460          (1)         (107)        (12)         (97)
   Goodwill and other
    amortization...........       313         232          26           657         296          384
   Other...................        81        (157)         (4)         (103)       (348)          67
                               ------      ------        ----        ------        ----        -----
                               $4,110      $3,689        $(68)       $1,686        $195        $(397)
                               ======      ======        ====        ======        ====        =====

  The components of the net deferred tax asset and liability are as follows:

                                               PREDECESSOR       SUCCESSOR
                                               ----------- ---------------------
                                               JANUARY 25, JANUARY 31, AUGUST 1,
                                                  1997        1998       1998
                                               ----------- ----------- ---------
                                                    (DOLLARS IN THOUSANDS)
   Deferred tax liabilities:
     Inventory................................   $1,211      $2,244     $2,244
     Property and equipment...................      988       1,088      1,121
     Customer lists...........................      --        5,783      5,578
     Other....................................      --          349        669
                                                 ------      ------     ------
       Total deferred tax liabilities.........    2,199       9,464      9,612
   Deferred tax assets:
     Interest expense.........................      --        2,016      2,276
     Inventory................................      361         568        565
     Accrued expenses.........................      474         526        558
     Other....................................      406          45        125
                                                 ------      ------     ------
       Total deferred tax assets..............    1,241       3,155      3,524
                                                 ------      ------     ------
       Net deferred tax liabilities...........   $  958      $6,309     $6,088
                                                 ======      ======     ======

11. COMMITMENTS AND CONTINGENCIES

PURCHASE COMMITMENTS

  The Company purchases the majority of its inventory through purchase order commitments which are denominated in U.S. dollars. The Company purchased approximately 18%, 17%, 17% and 20% of its inventory from one vendor for the fiscal years ended January 27, 1996 and January 25, 1997 and the periods January 26, 1997 through February 26, 1997 and February 27, 1997 through January 31, 1998, respectively. At January 25, 1997, January 31, 1998 and August 1, 1998, the Company had outstanding inventory purchase commitments of approximately $15,445,000, $15,275,000 and $14,452,000, respectively.

  A significant amount of the Company's products are produced in the Far East. As a result, the Company's operations could be adversely affected by political instability resulting in the disruption of trade from the countries in which these suppliers are located or by the imposition of additional duties or regulations relating to imports or by the supplier's inability to meet the Company's production requirements.

LEASE COMMITMENTS

  The Company leases substantially all of its vehicles and certain other equipment and facilities. These leases are subject to renewal options for varying periods. Future minimum payments, by year and in the aggregate, under capital

                             IRON AGE CORPORATION
         (A WHOLLY OWNED SUBSIDIARY OF IRON AGE HOLDINGS CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


leases and noncancelable operating leases with initial or remaining terms of one year or more consisted of the following:

                                               CAPITAL LEASES OPERATING LEASES
                                               -------------- ----------------
   Six months ended January 30, 1999..........      $214           $1,736
   2000.......................................       368            2,621
   2001.......................................       236            1,868
   2002.......................................       116            1,079
   2003.......................................        36              678
   2004.......................................       --               474
   Thereafter.................................       --               749
                                                    ----           ------
   Total minimum lease payments...............       970           $9,205
                                                                   ======
   Less amounts representing interest.........      (190)
                                                    ----
   Present value of future minimum lease pay-
    ments.....................................       780
   Less current maturities of capital lease
    obligations...............................      (381)
                                                    ----
   Capital lease obligations..................      $399
                                                    ====

  Operating lease expense under such arrangements was approximately $1,767,000, $2,271,000, $203,000, $1,564,000, $3,785,000 and $2,134,000 for
the fiscal years ended January 27, 1996 and January 25, 1997, and the periods January 26, 1997 through February 26, 1997, February 27, 1997 through July 26, 1997 and February 27, 1997 through January 31, 1998, and the three months ended August 1, 1998, respectively.

  At January 25, 1997, January 31, 1998 and August 1, 1998, property and equipment include capitalized vehicle leases of approximately $1,904,000, $1,223,000 and $1,433,000, respectively, and accumulated amortization of approximately $848,000, $315,000 and $456,000, respectively.

LITIGATION

  The Company is involved from time to time in lawsuits that arise in the normal course of business. The Company actively and vigorously defends all lawsuits. Management believes that there are no lawsuits that will have a material effect on the Company's financial position, results of operations or liquidity.

12. REDEEMABLE PREFERRED STOCK AND STOCK PURCHASE WARRANTS

  Effective February 26, 1997, in connection with the Fenway Acquisition described in Note 2, Holdings authorized 10,000 shares and issued to New York Life Insurance Company and American Home Assurance Company (the "Mezzanine Investors") 1,500 shares of Series A nonvoting, cumulative, redeemable preferred stock with a par value of $.01 per share (the "Holdings Series A Preferred Stock") for consideration of $14,900,000, with a liquidation preference of $10,000 per share. Dividends are cumulative at an annual rate of 15.5% and are payable in cash or, at the option of Holdings, in whole or in part in additional Holdings Series A Preferred Stock. The Holdings Series A Preferred Stock ranks senior to all classifications of stock. The Holdings Series A Preferred Stock is optionally redeemable at any time, and mandatorily redeemable on February 26, 2007, upon not less than ten days notice at a redemption price equal to the liquidation preference thereof plus accrued and unpaid dividends to the redemption date. The Holdings Series A Preferred Stock, including accrued and unpaid dividends of $2,764,000, was redeemed with a portion of the proceeds of the New Credit Facility, the Holdings Senior Discount Notes and the Original Notes.

                             IRON AGE CORPORATION
         (A WHOLLY OWNED SUBSIDIARY OF IRON AGE HOLDINGS CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  In connection with the Fenway Acquisition and the Knapp Acquisition described in Note 2 and in conjunction with the issuance of preferred stock described above, Holdings issued to the Mezzanine Investors 9,818 shares of Holdings common stock for an aggregate consideration of approximately $3,570,000, or $363.64 per share, and common stock purchase warrants ("Warrants") to acquire 6,962 shares of Holdings common stock for an aggregate consideration of $100,000. The Warrants can be exercised at any time through February 26, 2007 for an exercise price of approximately $186 per share. The value ascribed to the Warrants to purchase the Holdings common stock in the Securities Purchase Agreement dated February 26, 1997 among Holdings, the Company and the preferred stockholders resulted in a corresponding discount of $100,000 to the Holdings Series A Preferred Stock and an addition to paid-in capital of approximately $100,000. The discount is being amortized over the life of the preferred stock using the straight-line method. The addition to paid-in capital is net of tax of approximately $40,000.

  The Holdings Series A Preferred Stock and Warrants are reflected in the Company's consolidated financial statements since the Company intends to pay a dividend to Holdings that will be used to redeem a portion of the Holdings Series A Preferred Stock.

13. STOCK OPTIONS

SUCCESSOR

  The 1997 Stock Option Plan (the "Option Plan") provides for the granting of either incentive stock options or nonqualified stock options to purchase shares of Holdings common stock and for other stock-based awards to officers, directors, key employees, consultants and advisors who, in the opinion of Holdings' Board of Directors are in a position to make a significant contribution to the success of Holdings and its subsidiaries. The Option Plan authorized the issuance of options to purchase up to an aggregate of 20,245 shares of Holdings common stock; 11,528 of which shall be for Series A Options and 8,717 of which shall be for Series B Options.

  Nonqualified Series A Options of 11,528 were granted to certain officers of the Company in connection with the Fenway Acquisition effective February 26, 1997 in exchange for options to acquire shares of the predecessor to Holdings. The exercise price of Series A Options is approximately $36 per share and represents the difference between the fair market value of Holdings common stock at the date of grant and the total fair value of the exchanged options which was recognized as a capital contribution to Holdings of approximately $3,772,700, or approximately $328 per share. The total value of the exchanged options was recognized as a capital contribution to Holdings because the exchanged options represented a portion of the purchase price of Holdings. The basis used to determine the fair market value of Holdings common stock was the purchase price paid by the Fenway Fund as of the date of the Fenway Acquisition, which was the date of grant of the Series A Options. The Series A Options are fully vested and exercisable as of January 31, 1998.

  Nonqualified Series B Options of 8,567 were granted in August 1997 in connection with the Fenway Acquisition to certain officers of the Company. Approximately 65% of the options become exercisable, subject to the achievement of certain target earnings and continued employment, at the rate of 20% per year commencing with the Company's fiscal year ended January 31, 1998. The remaining 35% of Series B Options vest upon a change of Company control and the attainment of certain internal rate of return objectives by Holdings' stockholders as defined in the Option Plan. The exercise price of Series B Options granted in August 1997 was approximately $364 per share at the time such Series B Options were granted. On April 24, 1998, in connection with the Transactions, the exercise price of Series B Options that were not vested as of April 24, 1998 was reduced. The exercise price of (i) Series B Options of 7,465 that were not vested (as such term is defined in the Option
Plan) as of April 24, 1998 is approximately $186 per share and (ii) Series B Options of 1,102 that were vested (as such term is defined in the Option Plan) as of April 24, 1998 is approximately $364 per share. The Company will recognize compensation expense related to the Series B Options based upon the difference between the estimated fair value of Holdings' common stock and the exercise price of $186 upon the achievement of certain target earnings and continued employment as defined in the Option Plan.

                             IRON AGE CORPORATION
         (A WHOLLY OWNED SUBSIDIARY OF IRON AGE HOLDINGS CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  The Company applies APB Opinion 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock option plan. At January 31, 1998, no compensation cost has been recognized in the Company's financial statements.

  Had compensation cost for the Company's stock option plan been determined based on the fair value of such awards at the grant date, consistent with the methods of Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation, the Company's total net income would have been as follows:

       Net income:
         As reported..................................... $1,957
         Pro forma.......................................  1,801

  The fair values of options granted in February and August 1997 were estimated using the minimum value option-pricing model based on the following assumptions:

        Risk free interest rate......................            6.0
        Dividend yield...............................            0.0
        Expected life................................        3 years
        Volatility................................... Not applicable

  A summary of the status of the Company's stock option plan as of January 31, 1998 is as follows:

                                                                     WEIGHTED
                                                                     AVERAGE
                                                           SHARES EXERCISE PRICE
                                                           ------ --------------
       Outstanding, beginning of period...................    --       $--
       Granted............................................ 20,245       177
                                                           ------      ----
       Outstanding, end of year........................... 20,245      $177
                                                           ======      ====
       Options exercisable at end of year................. 12,660      $ 65
                                                           ======      ====

  Stock options granted during the fiscal year ended January 31, 1998 and outstanding as of January 31, 1998 were as follows:

                                                                   OPTIONS     EXERCISE PRICE
                         EXERCISE GRANT DATE OPTIONS CONTRACTUAL  CURRENTLY     OF CURRENTLY
                          PRICES  FAIR VALUE GRANTED    LIFE     EXERCISABLE EXERCISABLE OPTIONS
                         -------- ---------- ------- ----------- ----------- -------------------
Series A Options........   $ 36      $ 5     11,528   9.1 years    11,528           $ 36
Series B Options........    364       51      8,717   9.1 years     1,132            364
                                             ------                ------
                                             20,245                12,660
                                             ======                ======

                             IRON AGE CORPORATION
         (A WHOLLY OWNED SUBSIDIARY OF IRON AGE HOLDINGS CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)



PREDECESSOR

  The Predecessor had an option plan (the "Prior Plan") for eligible officers and key management personnel. The Prior Plan authorized the issuance of up to 12,212 shares of Predecessor's Class A common stock. A summary of Predecessor's stock option activity and related information for the fiscal years ended January 27, 1996 and January 25, 1997 and the period January 26, 1997 through February 26, 1997 is as follows:

                                 FISCAL YEAR ENDED
                         ---------------------------------
                                                            JANUARY 26, 1997
                                                                THROUGH
                         JANUARY 27, 1996 JANUARY 25, 1997 FEBRUARY 26, 1997
                         ---------------- ---------------- ---------------------
                                 WEIGHTED         WEIGHTED             WEIGHTED
                                 AVERAGE          AVERAGE               AVERAGE
                                 EXERCISE         EXERCISE             EXERCISE
                         OPTIONS  PRICE   OPTIONS  PRICE   OPTIONS       PRICE
                         ------- -------- ------- -------- ----------  ---------
Outstanding, beginning
 of year................  8,899    $62    11,595    $62        12,212    $    62
Granted.................  2,696     62       617     62           --
Exercised...............    --               --                12,212         62
                         ------           ------           ----------
Outstanding, end of
 year................... 11,595     62    12,212     62           --         --
                         ======           ======           ==========
Exercisable, end of
 year...................  7,763    $62     9,536    $62           --         --
Weighted average fair
 value of options
 granted during the
 year................... $  214           $  611

  For the year ended January 25, 1997 and the period January 26, 1997 through February 26, 1997, Predecessor recognized compensation expense of $1,065,000 and $1,054,000, respectively for vesting of stock options and warrants issued to employees in accordance with APB Opinion No. 25, based on the intrinsic value between the exercise prices of performance-based and fixed options grants and the fair value of the Predecessors's common stock at the measurement dates.

  Had compensation expense for the Prior Plan been determined based on the fair value of stock option awards at the grant date, consistent with the methods of Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation, Predecessor's net income on a pro forma basis for the years ended January 27, 1996 and January 25, 1997, and the period January 26, 1997 through February 26, 1997 would have been as follows:

                                               FISCAL YEAR ENDED
                                            -----------------------
                                                                    JANUARY 26,
                                                                    1997 THROUGH
                                            JANUARY 27, JANUARY 25, FEBRUARY 26,
                                               1996        1997         1997
                                            ----------- ----------- ------------
      Net income before stock options and
       warrants...........................    $3,836      $3,590       $ (695)
      Recorded APB No. 25 compensation
       expense............................       --       (1,065)      (1,054)
      Pro forma compensation expense from
       stock options and warrants:
        Fiscal year ended January 27, 1996
         grant............................       108         108          108
        Fiscal year ended January 25, 1997
         grant............................       --          355          --
                                              ------      ------       ------
      Pro forma net income................    $3,728      $4,192       $  251
                                              ======      ======       ======

  The fair value of options granted under the Prior Plan were estimated using the minimum value option-pricing model based on the following assumptions for all periods presented:

      Risk free interest rate....................................            6.0
      Dividend yield.............................................            0.0
      Expected life..............................................        3 years
      Volatility................................................. Not applicable

14. RELATED PARTY TRANSACTIONS

  Fenway provides management services to Holdings and the Company pursuant to an amended and restated management agreement (the "Management Agreement") among Holdings, the Company and Fenway. Fenway is an affiliate of the Fenway Fund, the principal stockholder of Holdings. Pursuant to the Management Agreement, Fenway provides Holdings and the Company with general management, advisory and consulting services with respect to the Company's business and with respect to such other matters as the Company may reasonably request from time to time, including, without limitation, strategic planning, financial planning, business acquisition and general business development services. Prior to the Fenway Acquisition, a similar agreement was in effect with Butler Capital Corporation ("BCC"). The Company paid management fees of $134,000, $132,000, $0, $250,000, $112,000 and $138,000 in the fiscal years ended
January 27, 1996 and January 25, 1997 and the periods January 26, 1997 through February 26, 1997, February 27, 1997 through January 31, 1998 and February 27, 1997 through July 26, 1997 and the six months ended August 1, 1998, respectively, for management and other advisory services. In addition, the Company has reimbursed Fenway for certain related expenses incurred in connection with rendering such services in an amount equal to $79,516 for the eleven months ended January 31, 1998 and $46,000 for the six months ended August 1, 1998.

  In connection with the Fenway Acquisition and the Knapp Acquisition, the Company paid $2,070,000 and $200,000, respectively, to Fenway for financial advisory fees.

  Holdings, the Fenway Fund, the Mezzanine Investors, Company management and all of the other stockholders and optionholders of Holdings are party to a stockholders agreement (the "Stockholders Agreement") that, among other things, provides for tag-along rights, take-along rights, registration rights, restrictions on the transfer of shares held by parties to the Stockholders Agreement, certain rights of first refusal for Holdings and certain preemptive rights for certain stockholders including the Mezzanine Investors and Company management. The Stockholders Agreement also provides that the parties thereto will vote their shares in the same manner as the Fenway Fund in connection with certain transactions and that the Fenway Fund will be entitled to fix the number of directors of Holdings. Pursuant to the Stockholders Agreement, the Fenway Fund is entitled to designate a sufficient number of directors to maintain a majority of the board of directors of Holdings and Donald R. Jensen is entitled to designate one director.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALES PERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AU-THORIZED BY THE COMPANY OR THE INITIAL PURCHASERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE AS OF WHICH IN-FORMATION IS GIVEN IN THIS PROSPECTUS.

                                 ------------

                               TABLE OF CONTENTS

Summary...................................................................    1
Risk Factors..............................................................   15
Use of Proceeds...........................................................   20
Capitalization............................................................   21
Unaudited Pro Forma Consolidated Statement of Income and Other Financial
 Data.....................................................................   22
Selected Historical and Pro Forma Consolidated Financial Data.............   25
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   28
Business..................................................................   36
Management................................................................   43
Principal Stockholders....................................................   49
Certain Relationships and Related Transactions............................   51
Description of New Credit Facility........................................   53
Description of Exchange Notes.............................................   55
The Exchange Offer........................................................   89
Material Federal Income Tax Considerations................................   98
Plan of Distribution......................................................  102
Legal Matters.............................................................  102
Experts...................................................................  102
Index to Consolidated Financial Statements................................  F-1

  UNTIL      , 1998 ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECU-
RITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DE-LIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UN-SOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             IRON AGE CORPORATION

                                EXCHANGE OFFER

                    $100,000,000 9 7/8% SENIOR SUBORDINATED
                                NOTES DUE 2008




                                   --------

                                  PROSPECTUS

                                   --------


                                       , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  As permitted by Section 102(b)(7) of the Delaware General Corporation Law ("DGCL"), the Registrant's Certificate of Incorporation eliminates the personal liability of a director to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

  Section 145 of the DGCL authorizes a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Certificate of Incorporation contains a provision covering indemnification to the maximum extent permitted under the DGCL of directors and officers of the Registrant against certain liabilities and expenses incurred as a result of proceedings involving such persons in their capacitities as directors, officers or agents of the Registrant, including proceedings under the Securities Act or the Securities Exchange Act of 1934, as amended.

  At present, there is no pending litigation or proceeding involving a director, officer or other agent of the Registrant in which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in a claim for indemnification by any director, officer or other agent of the Registrant.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (A) EXHIBITS

  EXHIBIT
  NUMBER                               DESCRIPTION
  -------                              -----------
   3.1*   Iron Age Certificate of Incorporation, as amended.
   3.2*   Iron Age By-laws.
   4.1*   Indenture dated as of April 24, 1998.
   4.2*   Registration Agreement dated April 24, 1998.
   5.1*   Opinion of Ropes & Gray re: legality.
  10.1*   Credit Agreement dated as of April 24, 1998.
  10.2*   Security Agreement dated April 24, 1998.
  10.3*   Intellectual Property Security Agreement dated April 24, 1998.
  10.4*   Canadian Security Agreement dated April 24, 1998.
  10.5*   Mortgage, Assignment of Leases and Rents, Fixture Filing, Security
          Agreement and Financing Statement dated February 26, 1997, as amended
          April 24, 1998.
  10.6*   Intercompany Subordination Agreement dated April 24, 1998.
  10.7*   Subsidary Guaranty dated April 24, 1998.
  10.8*   Iron Age Trademark License Agreement with L.L. Gore & Associates,
          Inc. dated April 15, 1994.
  10.9*   Falcon Trademark License Agreement with W.L. Gore & Associates, Inc.
          dated July 25, 1994.
  10.10*  Falcon Manufacturing Certification Agreement with W.L. Gore &
          Associates, Inc. dated July 25, 1994.
  10.11*  General Services Administration Contract effective July 26, 1994, as modified May 24, 1995.

  EXHIBIT
  NUMBER                               DESCRIPTION
  -------                              -----------
  10.12*  Amended and Restated Management Agreement dated as of February 26,
          1997.
  10.13*  Stockholders Agreement dated as of February 26, 1997.
  10.14*  Amendment No. 1 to Stockholders Agreement dated as of March 25, 1997.
  10.15*  American Home Assurance Company Joinder to the Stockholders Agreement
          dated as of March 25, 1997.
  10.16*  Banque Nationale de Paris Joinder to the Stockholders Agreement dated as of March 25, 1997.
  10.17*  Stock Option Plan dated February 26, 1997.
  10.18*  Securities Purchase Agreement dated February 26, 1997.
  10.19*  Stock Purchase Agreement dated as of December 26, 1996.
  10.20*  Amendment No. 1 to Stock Purchase Agreement dated as of February 26,
          1997.
  10.21*  Pittsburgh, Pennsylvania Lease Agreement dated March 1, 1993, as amended June 2, 1994, as amended June 12, 1996, as amended December
          10, 1997.
  10.22*  Jerusalem, New York Lease Agreement dated December 9, 1992, as amended January 1, 1994, as amended April 1997.
  10.23*  Jerusalem, New York Lease Agreement dated June 20, 1997, as amended
          January 9, 1998.
  10.24*  Lewiston, Maine Lease Agreement dated January 14, 1994.
  10.25*  Lewiston, Maine Lease Agreement dated November 30, 1990, as amended
          June 8, 1994.
  10.26*  Ontario, Canada Lease Agreement dated June 11, 1991, as renewed
          November 23, 1995.
  10.27*  Jensen Employment Agreement dated February 26, 1997.
  10.28*  Mills Employment Agreement dated November 20, 1995.
  10.29*  McDonough Employment Agreement dated November 20, 1995.
  10.30*  Johanson Employment Agreement dated August 1, 1994.
  10.31*  Johanson Non-Competition Agreement dated August 1, 1994.
  12.1    Statement regarding computation of ratio of earnings to fixed charges.
  21.1*   Subsidiaries of Iron Age.
  23.1*   Consent of Ropes & Gray (included in Exhibit 5.1).
  23.2    Consent of Ernst & Young LLP.
  24.1*   Powers of Attorney (included on signature page).
  25.1*   Statement of Eligibility on Form T-1 of The Chase Manhattan Bank as
          Trustee under the Indenture.
  27.1    Financial Data Schedules.
  99.1*   Form of Letter of Transmittal used in connection with the Exchange
          Offer.
  99.2*   Form of Notice of Guaranteed Delivery used in connection with the
          Exchange Offer.
  99.3*   Form of Exchange Agent Agreement.

--------
* Previously filed as part of this Registration Statement.

  (B)

                SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                             IRON AGE CORPORATION

                              AUGUST 1, 1998

         COL. A             COL. B           COL. C            COL. D         COL. E
------------------------ ------------ --------------------- ------------  --------------
                                            ADDITIONS
                                      ---------------------
                                                 CHARGED TO
                          BALANCE AT  CHARGED TO   OTHER
                         BEGINNING OF COSTS AND  ACCOUNTS-- DEDUCTIONS--  BALANCE AT END
      DESCRIPTION           PERIOD     EXPENSES   DESCRIBE    DESCRIBE      OF PERIOD
------------------------ ------------ ---------- ---------- ------------  --------------
Six Months Ended August
 1, 1998 (unaudited):
  Deducted from assets
   accounts:
    Allowance for
     doubtful accounts..   $382,000    $60,000      --        $94,000(1)     $348,000
Year ended January 31,
 1998:
  Deducted from assets
   accounts:
    Allowance for
     doubtful accounts..    352,000     40,000      --         10,000(1)      382,000
Year ended January 25,
 1997:
  Deducted from assets
   accounts:
    Allowance for
     doubtful accounts..    307,000     45,000      --            --          352,000
Year ended January 27,
 1996:
  Deducted from assets
   accounts:
    Allowance for
     doubtful accounts..    321,000     14,000      --         28,000(1)      307,000

--------
(1) Uncollectible accounts written off, net of recoveries.

ITEM 22. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes:

  (1) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (2) That, every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  (4) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (5) That for purposes of determining any liability under the Securities Act, each post-effective amendment that contained a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (6) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (7) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (8) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

  (9) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (10) To file an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under section 305 (b)(2) of the Act.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 3 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Pittsburgh, Commonwealth of Pennsylvania, on the 11th day of September, 1998.

                                          Iron Age Corporation


                                          By: /s/ Keith A. McDonough
                                             ------------------------------
                                            NAME: KEITH A. MCDONOUGH
                                            TITLE: EXECUTIVE VICE PRESIDENT,
                                                CHIEF FINANCIAL OFFICER

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on the 11th day of September, 1998.


             SIGNATURES                                  TITLE

                  *                     Chairman, Chief Executive Officer and
-------------------------------------    Director
          DONALD R. JENSEN               (principal executive officer)

                  *                     President, Chief Operating Officer and
-------------------------------------    Director
          WILLIAM J. MILLS

       /s/ Keith A. McDonough           Executive Vice President and Chief
-------------------------------------    Financial Officer
         KEITH A. MCDONOUGH              (principal financial and accounting
                                         officer)

                  *                     President and Chief Operating Officer
-------------------------------------    of Knapp Division
          WILLIAM J. TAAFFE

                  *                     President and Chief Executive Officer,
-------------------------------------    Falcon Shoe Mfg. Co.
        THEODORE C. JOHANSON

                  *                     Director
-------------------------------------
             PETER LAMM

                  *                     Director
-------------------------------------
           ANDREA GEISSER

                  *                     Director
-------------------------------------
          RUSSELL STEENBERG


*By: /s/  Keith A. McDonough            Attorney-in-fact
  ---------------------------------
         KEITH A. MCDONOUGH

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                            DESCRIPTION                            PAGE
  -------                           -----------                            ----
   3.1*   Iron Age Certificate of Incorporation, as amended.
   3.2*   Iron Age By-laws.
   4.1*   Indenture dated as of April 24, 1998.
   4.2*   Registration Agreement dated April 24, 1998.
   5.1*   Opinion of Ropes & Gray re: legality.*
  10.1*   Credit Agreement dated as of April 24, 1998.*
  10.2*   Security Agreement dated April 24, 1998.
  10.3*   Intellectual Property Security Agreement dated April 24, 1998.
  10.4*   Canadian Security Agreement dated April 24, 1998.
  10.5*   Mortgage, Assignment of Leases and Rents, Fixture Filing,
          Security Agreement and Financing Statement dated February 26,
          1997, as amended April 24, 1998.
  10.6*   Intercompany Subordination Agreement dated April 24, 1998.
  10.7*   Subsidary Guaranty dated April 24, 1998.
  10.8*   Iron Age Trademark License Agreement with L.L. Gore &
          Associates, Inc. dated April 15, 1994.
  10.9*   Falcon Trademark License Agreement with W.L. Gore &
          Associates, Inc. dated July 25, 1994.
  10.10*  Falcon Manufacturing Certification Agreement with W.L. Gore &
          Associates, Inc. dated July 25, 1994.
  10.11*  General Services Administration Contract effective July 26,
          1994, as modified May 24, 1995.
  10.12*  Amended and Restated Management Agreement dated as of February
          26, 1997.
  10.13*  Stockholders Agreement dated as of February 26, 1997.
  10.14*  Amendment No. 1 to Stockholders Agreement dated as of March
          25, 1997.
  10.15*  American Home Assurance Company Joinder to the Stockholders
          Agreement dated as of March 25, 1997.
  10.16*  Banque Nationale de Paris Joinder to the Stockholders
          Agreement dated as of March 25, 1997.
  10.17*  Stock Option Plan dated February 26, 1997.
  10.18*  Securities Purchase Agreement dated February 26, 1997.
  10.19*  Stock Purchase Agreement dated as of December 26, 1996.
  10.20*  Amendment No. 1 to Stock Purchase Agreement dated as of
          February 26, 1997.
  10.21*  Pittsburgh, Pennsylvania Lease Agreement dated March 1, 1993, as amended June 2, 1994, as amended June 12, 1996, as amended
          December 10, 1997.
  10.22*  Jerusalem, New York Lease Agreement dated December 9, 1992, as amended January 1, 1994, as amended April 1997.
  10.23*  Jerusalem, New York Lease Agreement dated June 20, 1997, as amended January 9, 1998.
  10.24*  Lewiston, Maine Lease Agreement dated January 14, 1994.
  10.25*  Lewiston, Maine Lease Agreement dated November 30, 1990, as amended June 8, 1994.
  10.26*  Ontario, Canada Lease Agreement dated June 11, 1991, as renewed November 23, 1995.
  10.27*  Jensen Employment Agreement dated February 26, 1997.
  10.28*  Mills Employment Agreement dated November 20, 1995.
  10.29*  McDonough Employment Agreement dated November 20, 1995.
  10.30*  Johanson Employment Agreement dated August 1, 1994.
  10.31*  Johanson Non-Competition Agreement dated August 1, 1994.
  12.1    Statement regarding computation of ratio of earnings to fixed charges.
  21.1*   Subsidiaries of Iron Age.

  EXHIBIT
  NUMBER                           DESCRIPTION                            PAGE
  -------                          -----------                            ----
  23.1*   Consent of Ropes & Gray (included in Exhibit 5.1).
  23.2    Consent of Ernst & Young LLP.
  24.1*   Powers of Attorney (included on signature page).
  25.1*   Statement of Eligibility on Form T-1 of The Chase Manhattan
          Bank as Trustee under the Indenture.
  27.1    Financial Data Schedules.
  99.1*   Form of Letter of Transmittal used in connection with the
          Exchange Offer.
  99.2*   Form of Notice of Guaranteed Delivery used in connection with the Exchange Offer.
  99.3*   Form of Exchange Agent Agreement.

--------
* Previously filed as part of this Registration Statement.